    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1996


                                                       REGISTRATION NO. 33-64789
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           SURETY CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                       6021                    75-2065607
(State or other jurisdiction       (Primary Standard          (I.R.S. Employer
    of incorporation or        Industrial Classification   Identification Number)
       organization)                 Code Number)

          1845 Precinct Line Road                             C. Jack Bean
                 Suite 100                              1845 Precinct Line Road
             Hurst, Texas 76054                                Suite 100
               (817) 498-2749                              Hurst, Texas 76054
(Address, including zip code, and telephone                  (817) 498-2749
number, including area code, of registrant's    (Name, address, including zip code, and
        principal executive offices)           telephone number, including area code, of
                                                           agent for service)

                           --------------------------

                                    COPY TO:
                              Dan R. Waller, P.C.
                            SECORE & WALLER, L.L.P.
                         One Galleria Tower, Suite 2290
                             13355 Noel Road, LB 75
                              Dallas, Texas 75240
                                 (214) 776-0200
                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO       OFFERING PRICE      AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED       BE REGISTERED       PER SHARE       OFFERING PRICE       FEE (1)
Common stock, $0.01 per share par
 value............................     2,100,000             $             $7,841,400          $2,704

(1) The Registration fee is estimated based upon the average of the high and low market prices reported for the Common Stock of the Registrant carried on the Primary List of the American Stock Exchange during the week ended November 24, 1995, which was $3.734 per share.
                           --------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SURETY CAPITAL CORPORATION
                                    FORM S-1
                             CROSS REFERENCE SHEET


ITEM NO.                          ITEM                                       PROSPECTUS CAPTION OR PAGE
---------  --------------------------------------------------  -------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Facing Page of Registration Statement, ii, and 1
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  57 and back cover page
       3.  Summary Information...............................  3
       3.  Risk Factors......................................  7
       3.  Ratios of Earnings to Fixed Charges...............  Not Applicable
       4.  Use of Proceeds...................................  8
       5.  Determination of Offering Price...................  Not applicable
       6.  Dilution..........................................  Not applicable
       7.  Selling Security Holders..........................  54
       8.  Plan of Distribution..............................  56
       9.  Description of Securities to be Registered........  56
      10.  Interests of Named Experts and Counsel............  Not applicable
      11.  Information with Respect to the Registrant........  9-56
      12.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 2, 1996


PROSPECTUS
                                2,100,000 Shares

                           Surety Capital Corporation

                                  Common Stock


    Of the 2,100,000 shares of Common Stock (the "Common Stock") offered hereby, 1,925,061 shares are being sold by Surety Capital Corporation (the "Company") and 174,939 shares are being sold by a shareholder of the Company (the "Selling Shareholder"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholder. The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "SRY". See "Market Price and Dividend Policy". On January 30, 1996 the last sale price of the Common Stock as reported on AMEX was $3.75.


    The Company intends to use the proceeds of this Offering primarily to finance the Company's acquisition of First Midlothian Corporation, Midlothian, Texas and its subsidiary, First National Bank, and to retire the Company's outstanding indebtedness. Any remaining proceeds will be used for general corporate purposes. See "Use of Proceeds" and "The Midlothian Bank Acquisition".

    THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

    SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.
                               -----------------

THESE  SECURITIES  HAVE  NOT  BEEN APPROVED  OR  DISAPPROVED  BY  THE SECURITIES
 AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR   HAS
  THE   SECURITIES   AND   EXCHANGE  COMMISSION   OR   ANY   STATE  SECURITIES
   COMMISSION PASSED  UPON  THE  ACCURACY OR  ADEQUACY  OF  THIS  PROSPECTUS.
    ANY   REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL  OFFENSE.
                              -------------------

                                                                                     PROCEEDS TO
                                                  UNDERWRITING      PROCEEDS TO        SELLING
                                PRICE TO PUBLIC    DISCOUNT(1)      COMPANY(2)     SHAREHOLDER(3)
Per Share.....................         $                $                $                $
Total(4)......................         $                $                $                $

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the
    Securities  Act   of  1933,   as  amended   (the  "Securities   Act").   See
    "Underwriting".

(2) Before deducting offering expenses payable by the Company, estimated at $324,704.

(3) Before deducting offering expenses payable by the Selling Shareholder, estimated at $30,000.

(4) The Company has granted the Underwriter a 30-day option to purchase up to 288,759 additional shares of Common Stock, on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and
    Proceeds  to Company will be  approximately $       , $        and $       ,
    respectively. See "Underwriting".

    The shares of Common Stock are offered by the Underwriter when, as and if received and accepted by it, subject to its right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment therefor on or about            , 1996 in Dallas, Texas.

                                HOEFER & ARNETT
                                  Incorporated

               The date of this Prospectus is            , 1996.

                           SURETY CAPITAL CORPORATION
                                OFFICE LOCATIONS



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THE PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERM "COMPANY" MEANS SURETY CAPITAL CORPORATION AND ITS SUBSIDIARY. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

    Surety Capital Corporation (the "Company") is a bank holding company headquartered in Hurst, Texas. The Company, which is a Delaware corporation, owns 99% of the outstanding shares of Surety Bank, National Association (the "Bank"). The Company operates full service banking offices in the Texas communities of Chester, Hurst, Kennard, Lufkin, Waxahachie, Wells, and
Whitesboro. At September 30, 1995, the Company had $119.6 million in total assets, $108.2 million in deposits and $10.0 million in shareholders' equity. The Company's net income has grown from $16,424 in 1992 to $370,723 in 1993, $472,760 in 1994 and $648,413 for the nine months ended September 30, 1995. Additionally, since 1990 the Company's total assets have grown at an average annual rate of 40.4% while deposits have grown at a 48.4% average annual rate. This growth has been a result of a combination of internal growth in the Company's niche lending products and the Company's acquisition of community banks.


    Although the Company provides the traditional services of a community bank in its market areas, it has also attempted to distinguish itself by developing specialty products. The Company's primary niche product is insurance premium finance ("IPF") lending, which involves the lending of funds to companies and individuals for the purpose of financing their purchase of property and casualty insurance. The Company markets this product through over 3,000 independent insurance agents and maintains a loan portfolio representing nearly 400 insurance companies. At September 30, 1995, the Company reported gross IPF loans of $24.3 million (34% of gross loans), a 16% increase over the December 31, 1994 total balance of $20.9 million in IPF loans (31.7% of gross loans). The loans are relatively short term, generally with maturities of eight to nine months, giving the Company flexibility with regard to its asset/liability strategy. The Company believes that the structure of these loans results in more limited credit losses than other types of loans. Specifically, the down payment and monthly installments on each loan are calculated such that at all times the equity or value of the unearned premium in the policy exceeds the net balance due on the loan. If the borrower does not make the loan payments on time, the Company has the right, after notice to the borrower, to cancel the insurance policy and to receive the entire amount of the unearned premium from the insurance company writing the insurance. The unearned premium is then applied to the loan balance. Since 1992, the Company has experienced no net loan losses on this product. See "Business -- Insurance Premium Financing".



    Another niche product in which the Company specializes is insurance medical claims factoring. The Company purchases medical claims from a variety of health care providers, including individual medical practices, medical clinics, hospitals, and out-patient facilities. At September 30, 1995, the Company reported $3.0 million in medical claims receivable, representing 4.3% of net loans outstanding. The Company purchases only insurance company claims that have been pre-approved for payment by the insurance company, funding only 50%-60% of the face value of each claim to the provider. The collection period on these receivables is approximately 60 to 90 days. As of September 30, 1995, the Company has experienced no losses in this program, while realizing an annualized yield in excess of 18.1%. See "Business -- Medical Receivables Factoring".


    The Company funds these specialty lending products using core retail deposits from its network of community banking offices. For the nine months ended September 30, 1995, the Company's average cost of funds was 3.6% compared with a loan portfolio yield of over 11%. This relatively low cost of funds gives the Company a pricing advantage over non-bank competitors for its loan products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Deposit Activities".

    Since 1992, the Company has established five new full service branches by acquiring four community banks and purchasing a branch of another bank. Additionally, the Company has recently entered into an agreement to acquire the First Midlothian Corporation ("First Midlothian") and its subsidiary, First National Bank, Midlothian, Texas (the "Midlothian Bank"), which reported $52.1 million in total assets, $47.2 million in deposits and $3.8 million in shareholders' equity at September 30, 1995. The Company's strategy is to continue to acquire community banks with low loan-to-deposit ratios and use excess deposits to fund IPF and other niche lending products. See "The Midlothian Bank Acquisition".


                                  THE OFFERING

Securities Offered by the Company............  1,925,061 shares of Common Stock

Securities Offered by Selling Shareholder....  174,939 shares of Common Stock

Common Stock to be Outstanding after the
 Offering....................................  5,431,490 shares (1)

Use of Proceeds..............................  The proceeds of this Offering will be used to finance  the acquisition  of First Midlothian
                                               and   the   Midlothian    Bank,   to    repay
                                               indebtedness,   and  for   general  corporate
                                               purposes. See "Use of Proceeds".

Investment Considerations....................  Prospective   investors   are   advised    to
                                               carefully  review the matters discussed under
                                               "Investment Considerations".

AMEX Symbol..................................  "SRY"

------------------------
(1) Excludes shares issuable upon the exercise of options under the Company's incentive stock option plans. See "Management -- Executive Compensation and Other Information".

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The following summary consolidated financial data of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of and for the five years in the period ended December 31, 1994 are derived from the Company's Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consoli-dated financial data as of and for the nine months ended September 30, 1995 and September 30, 1994 is unaudited.



                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                  ----------------------  -------------------------------------------------------
                                                  1995 (1)    1994 (2)    1994 (2)    1993 (3)      1992       1991       1990
                                                  ---------  -----------  ---------  -----------  ---------  ---------  ---------
                                                       (UNAUDITED)
INCOME STATEMENT DATA:
  ($ in 000's)
  Interest income...............................  $   6,872   $   3,743   $   5,387   $   3,995   $   3,344  $   2,953  $   2,175
  Interest expense..............................      2,537         972       1,488       1,124         978      1,380      1,071
    Net interest income.........................      4,335       2,771       3,899       2,871       2,366      1,573      1,104
  Provision for loan losses.....................         60          67         107          91         300        467        221
    Net interest income after provision for loan
     losses.....................................      4,275       2,705       3,792       2,781       2,067      1,107        883
  Noninterest income............................      1,056         801       1,160       1,182         784        488        455
  Noninterest expense...........................      4,382       3,205       4,462       3,592       2,835      2,185      1,933
  Extraordinary item - gain on debt settlement..         --          --          --          --          --         --        517
  Earnings before income taxes..................        949         301         490         371          16       (590)       (78)
  Income taxes..................................        301           8          17          --          --         --         --
  Net earnings (loss)...........................  $     648   $     294   $     473   $     371   $      16  $    (590) $     (78)
COMMON SHARE DATA: (4)
  Net earnings (loss)...........................  $    0.20   $    0.13   $    0.20   $    0.19   $    0.00  $   (0.45) $   (0.08)
  Book value....................................       2.85        2.52        2.65        2.32        2.05       1.85       1.43
  Weighted average common shares outstanding (in
   000's).......................................      3,208       2,344       2,394       2,002       1,952      1,310        963
  Period end shares outstanding (in 000's)......      3,506       2,373       3,041       2,273       1,981      1,767        988
BALANCE SHEET DATA:
  ($ in 000's)
  Total assets..................................  $ 119,554   $  61,784   $ 102,294   $  49,036   $  30,964  $  26,877  $  22,088
  Insurance premium finance loans, net..........     23,724      20,254      20,497      14,209       7,051      8,016      6,801
  Other loans, net..............................     44,924      19,509      44,167      17,417      12,442     11,242      8,388
  Allowance for loan losses.....................        725         407         698         401         325        343        277
  Total deposits................................    108,209      55,552      92,027      43,596      26,840     23,335     20,012
  Shareholders' equity..........................     10,037       5,969       8,066       5,281       4,058      3,263      1,409
PERFORMANCE DATA: (5)
  Return (loss) on average total assets.........         .9%         .7%         .8%         .8%         .1%      (2.3)%       (.4)%
  Return (loss) on average shareholders'
   equity.......................................        9.6         6.8         7.4         8.7          .4      (30.4)      (7.2)
  Net interest margin...........................        6.3         7.4         7.1         7.0         8.7        7.0        7.0
  Loans to deposits.............................       63.4        71.6        70.3        72.5        72.6       82.5       75.9
ASSET QUALITY RATIOS: (5)
  Nonperforming assets to total assets..........         .1%         .1%         .2%         .3%         .7%       2.1%       3.8%
  Nonperforming loans to total loans............         .1          .1          .2          .3          .8        2.4        5.3
  Net loan charge-offs to average loans.........         .1          .3          .4          .3         1.6        2.3         .5
  Allowance for loan losses to total loans......        1.1         1.0         1.1         1.3         1.7        1.8        1.8
  Allowance for loan losses to nonperforming
   loans........................................    1,772.5       456.9       574.8       425.8       201.1       74.8       34.8
CAPITAL RATIOS:
  Tier I risk-based capital.....................       10.2%       11.0%       10.1%       11.4%       14.4%      13.2%       5.3%
  Total risk-based capital......................       11.1        11.7        11.2        12.6        15.7       14.7        6.8
  Leverage......................................        6.4         8.5         5.6        10.0        11.9       10.9        4.6


----------------------------------
(1) On September 28, 1995 the Company completed the acquisition of certain assets and the assumption of certain liabilities relating to the branch of Bank One, Texas, National Association located in Waxahachie, Texas.

(2) On May 31, 1994 the Company acquired 100% of the outstanding common stock of The Farmers Guaranty State Bank of Kennard, Kennard, Texas, and on December 8, 1994 the Company acquired 100% of the outstanding common stock of First National Bank, Whitesboro, Texas.

(3) On March 23, 1993 the Company acquired 100% of the outstanding common stock of the Bank of East Texas, Chester, Texas and First State Bank, Wells, Texas. Operations of these two banks have been included in consolidated operations subsequent to February 28, 1993.

(4) The information provided for 1990, 1991 and 1992 has been restated to reflect a one for ten reverse stock split in June 1993.

(5)  All interim periods have been annualized.

             RECENT UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA



    The following recent selected consolidated financial data of the Company (which is derived from the financial statements of the Company for the three months ended December 31, 1995 and 1994, and for the year ended December 31,
1995) is unaudited but, in the opinion of management, reflects adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of the Company as of the dates and for the periods indicated. Audited financial statements as of, and for the year ended, December 31, 1995 were not available as of the date of this prospectus.



                                                                     YEAR ENDED             QUARTER ENDED
                                                                    DECEMBER 31,             DECEMBER 31,
                                                              ------------------------  ----------------------
INCOME STATEMENT DATA                                            1995          1994        1995        1994
                                                              -----------   ----------  ----------  ----------
                                                              (UNAUDITED)                    (UNAUDITED)
Interest income.............................................  $ 9,534,781   $5,387,009  $2,663,014  $1,643,978
Interest expense............................................    3,677,479    1,487,731   1,140,537     516,167
                                                              -----------   ----------  ----------  ----------
  Net interest income.......................................    5,857,302    3,899,278   1,522,477   1,127,811
Provision for loan losses...................................       60,000      106,899           0      40,000
                                                              -----------   ----------  ----------  ----------
  Net interest income after provision for loan losses.......    5,797,302    3,792,379   1,522,477   1,087,811
Noninterest income..........................................    1,419,067    1,160,007     362,972     359,202
Noninterest expense.........................................    5,894,200    4,461,938   1,512,270   1,263,487
                                                              -----------   ----------  ----------  ----------
  Income before income taxes................................    1,322,169      490,448     373,179     183,526
Income taxes................................................      435,283       17,688     134,706       4,500
                                                              -----------   ----------  ----------  ----------
Net income..................................................  $   886,886   $  472,760  $  238,473  $  179,026
                                                              -----------   ----------  ----------  ----------
                                                              -----------   ----------  ----------  ----------
Weighted-average common shares outstanding..................    3,279,448    2,393,841   3,506,429   2,540,279
Net earnings per share......................................  $      0.27   $     0.20  $     0.07  $     0.07
                                                              -----------   ----------  ----------  ----------
                                                              -----------   ----------  ----------  ----------



                                                                                      AS OF DECEMBER 31,
                                                                                  --------------------------
BALANCE SHEET DATA                                                                    1995          1994
                                                                                  ------------  ------------
                                                                                  (UNAUDITED)
Total assets....................................................................  $121,397,490  $102,294,311
Loans, net......................................................................    66,399,312    63,965,402
Allowance for loan losses.......................................................       702,927       697,948
Total deposits..................................................................   109,598,502    92,027,122
Shareholders' equity............................................................    10,294,472     8,065,681
Book value per share............................................................          2.94          2.65
Allowance for loan losses to total loans........................................          1.1%          1.1%
Allowance for loan losses to total nonperforming loans..........................        418.7%        574.8%
Nonperforming loans to total loans..............................................          0.1%          0.2%
Nonperforming assets to total assets............................................          0.1%          0.2%
Capital ratios
  Leverage ratio................................................................          6.9%          5.6%
  Tier I risk-based capital.....................................................         10.8%        10.13%
  Total risk-based capital......................................................         11.7%        11.17%
  Loans to deposit..............................................................         61.2%         69.5%



    For the fourth quarter of 1995, net earnings were $238,473, a 33% increase over $179,026 for the fourth quarter of 1994. Earnings before income taxes increased 103.4% for the quarter ended December 31, 1995 compared with the quarter ended December 31, 1994. Earnings per share were unchanged for the quarters ended December 31, 1995 and 1994. Earnings for the twelve months ended December 31, 1995 increased to $886,886, or 88% over $472,760 in earnings for the twelve months ended December 31, 1994.



    At December 31, 1995, the Company had total assets of $121,397,490 and total deposits of $109,598,502. Total nonperforming assets decreased 30.9% to $167,871, at December 31, 1995, from $242,791 at December 31, 1994. The allowance for loan losses was $702,927 (1.1% of loans outstanding) at December 31, 1995. The allowance for loan losses was 4.19 times nonperforming loans at December 31, 1995, compared with 2.88 times nonperforming loans at December 31, 1994.



    At December 31, 1995, the Bank's total risk-based capital ratio was 11.7%, compared with the minimum capital ratio of 8%. The Bank's leverage ratio at December 31, 1995 was 6.9%. See "Supervision and Regulation".

                           INVESTMENT CONSIDERATIONS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY, ITS BUSINESS AND PROSPECTS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

    INSURANCE PREMIUM FINANCING CONCENTRATION. As of September 30, 1995, IPF loans represented approximately 34% of the gross loans of the Company. Such a high concentration of IPF loans may expose the Company to a greater risk of loss than would a more diversified loan portfolio. Losses or other difficulties encountered by any one insurance company could have a material adverse effect on the Company. In addition, regulatory or structural changes affecting the insurance industry generally may have a material adverse effect on the Company. The Company extends IPF loans with an average maturity of nine months. Most of these loans are repaid in monthly installments. If the Company is unable to generate new IPF loans to replace those being repaid, it will have to originate other types of loans or make other investments, some or all of which may not be as profitable for the Company. As the Company expands through acquisitions such as the Midlothian Bank, the Company must increase the aggregate amount of IPF loans originated on a continuous basis in order to maintain its current net interest margin. See "Business -- Insurance Premium Financing".


    ADDITIONAL FINANCING. The Company has in the past expanded through acquisitions, and has financed its recent acquisitions primarily through offerings of the Company's Common Stock. There can be no assurance that the Company will continue to expand as rapidly in the future or will continue to make acquisitions. However, if the Company does make additional acquisitions, it is likely to finance the acquisitions through offerings of its stock. If the Company does sell additional shares of common and/or preferred stock to raise funds in the future, the terms and conditions of the issuances may have a dilutive effect or otherwise adversely impact existing shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources".


    RELIANCE ON KEY PERSONNEL. The Company and the Bank are dependent upon their executive officers and key employees. Specifically, the Company considers the services of
C. Jack Bean, G. M. Heinzelmann, III, and Bobby W. Hackler to be important to the success of the Company. The unexpected loss of the services of any of these individuals could have a detrimental effect on the Company and the Bank. The Company has entered into Change in Control Agreements with Messers. Bean, Heinzelmann and Hackler under which each will receive certain benefits if their employment is terminated other than for cause, or constructively terminated, following a change in control of the Company. See "Management".

    DIVIDEND HISTORY. The Company has not previously paid any cash dividends on its Common Stock, and the Company does not intend to pay dividends in the near future. The payment of any cash dividends by the Company in the future will depend to a large extent on the receipt of dividends from the Bank. The ability of the Bank to pay dividends is dependent upon the Bank's earnings and financial condition. The payment of cash dividends by the Bank to the Company and by the Company to its shareholders are both subject to certain statutory and regulatory restrictions. See "Market Price and Dividend Policy" and "Regulation and Supervision".

    COMPETITION. There is significant competition among banks and bank holding companies, many of which have far greater assets and resources than the Company, in the areas in which the Company operates. The Company also encounters intense competition in its commercial banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and certain other types of financial institutions located in other major metropolitan areas in the United States, many of which are larger in terms of capital, resources and personnel than the Company. The casualty IPF business of the Company is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer IPF. The Company believes that such competition will continue and increase in the future. In addition, the manner in which and the means by which financial services are delivered to customers have changed significantly in the past and can be expected to continue to change in the future. It is not possible to predict the manner in which existing technology, and changes in existing technology, will affect the Company. Changes in technology are likely to require additional capital investments to remain competitive. Although the Company has invested in new technology in the past, there can be no assurance that the Company will have sufficient financial resources or access to the proprietary technology which might be necessary to remain competitive in the future. See "Business -- Competition".

    REGULATION AND  SUPERVISION.   The  Company  and  the Bank  are  subject  to
extensive federal and state regulation and supervision, which is intended primarily for the protection of insured depositors and consumers. In addition, the Company and the Bank are subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted, but could adversely affect the business and operations of the Company and the Bank. See "Regulation and Supervision".


    REGULATION OF CONTROL. Individuals, alone or acting in concert with others, seeking to acquire more than 10% of any class of voting securities of the Company must comply with the Change in Bank Control Act. Entities seeking to acquire 5% or more of any class of voting securities of, or otherwise to control, the Company must comply with the Bank Holding Company Act. Accordingly, prospective investors need to be aware of and to comply with these requirements, if applicable, in connection with any purchase of shares of the Common Stock offered hereby.


    GENERAL ECONOMIC CONDITIONS AND MONETARY POLICY. The operating income and net income of the Company depend to a substantial extent on "rate differentials", i.e., the differences between the income the Company receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Company, including general economic conditions and the policies of various governmental and regulatory authorities. For example, in an expanding economy, loan demand usually increases and the interest rates charged on loans increase. Increases in the discount rate by the Federal Reserve System usually lead to rising interest rates, which affect the Company's interest income, interest expense and investment portfolio. Also, governmental policies such as the creation of a tax deduction for individual retirement accounts can increase savings and affect the cost of funds.


    TRADING MARKET FOR THE COMMON STOCK. Although the Common Stock is listed for trading on the American Stock Exchange, the trading market in the Company's Common Stock on such exchange historically has been less active than the average trading market for companies listed on such exchange. As a result, the price of the Company's Common Stock has ranged from $3.06 to $6.75 during 1995. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of Common Stock at any given time, which presence is dependent upon the individual decisions of investors and general economic and market conditions over which the Company has no control. Consequently, although the Company believes that this Offering will improve the liquidity of the market for the Common Stock, no assurance can be given that this Offering will increase the volume of trading in the Common Stock. See "Market Price and Dividend Policy".


                                USE OF PROCEEDS

    The Company has entered into an agreement to acquire First Midlothian, and its wholly-owned subsidiary, the Midlothian Bank. In connection with the acquisition, the shareholders of First Midlothian will receive cash for their shares in that corporation. The Company intends to use the net proceeds from the sale of Common Stock to finance this acquisition. The Company also intends to use approximately $375,000 of the net proceeds to retire its outstanding debt. Any remaining proceeds will be used by the Company for general corporate purposes. See "The Midlothian Bank Acquisition -- Pro Forma Financial Statements".

                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Company as of September 30, 1995, and the pro forma capitalization adjusted to reflect (i) the sale by the Company of the Common Stock offered hereby at an assumed per share price of $3.75, the closing price as of January 30, 1996 net of underwriting commissions and other estimated offering expenses; (ii) the consummation of the acquisition of the Midlothian Bank; and (iii) the application of net proceeds as described under "Use of Proceeds".


                                                                      SEPTEMBER 30, 1995
                                                                 ----------------------------
                                                                                PRO FORMA AS
                                                                    ACTUAL        ADJUSTED
                                                                 -------------  -------------
Note payable...................................................  $     375,000  $           0
Shareholders' equity:
  Common stock, $.01 par value; Authorized -- 20,000,000
   shares; Issued -- 3,516,595 shares, (5,441,656 as
   adjusted)...................................................         35,166         54,417
  Additional paid-in capital...................................      9,364,515     15,734,210
  Retained earnings............................................        573,311        573,311
  Treasury stock...............................................        (50,830)       (50,830)
  Unrealized gain on available-for-sale securities.............        114,539        114,539
                                                                 -------------  -------------
    Total shareholders' equity.................................  $  10,036,701  $  16,425,647
                                                                 -------------  -------------
                                                                 -------------  -------------

                        MARKET PRICE AND DIVIDEND POLICY

MARKET PRICE

    Since January 10, 1995 the Company's Common Stock has been traded on the Primary List of the AMEX under the symbol "SRY". From February 23, 1994 through January 9, 1995 the Company's Common Stock was traded on the AMEX Emerging Company Marketplace under the symbol "SRY.EC". Prior to February 23, 1994, the Company's Common Stock was traded in the over-the-counter market on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

    The following table sets forth, for the periods indicated, the high and low sale price per share of the Company's Common Stock as reported on the AMEX Primary List since January 10, 1995, and on the AMEX Emerging Company Marketplace from February 23, 1994, until January 9, 1995, and the high and low bid price per share as reported by NASDAQ for prior periods. All prices have been adjusted to reflect a one-for-ten reverse stock split effected by the Company on June 14, 1993. The NASDAQ quotations reflect prices quoted by market makers of the Company's Common Stock, without retail markup, markdown or commissions, and may not necessarily represent actual transactions.


                                                                                 HIGH        LOW
                                                                               ---------  ---------
1994 FISCAL YEAR:
  First quarter..............................................................  $    6.38  $    3.00
  Second quarter.............................................................       5.25       3.88
  Third quarter..............................................................       5.00       4.00
  Fourth quarter.............................................................       4.50       3.00
1995 FISCAL YEAR:
  First quarter..............................................................       4.38       3.06
  Second quarter.............................................................       6.75       3.19
  Third quarter..............................................................       5.13       3.50
  Fourth quarter.............................................................       5.00       3.50


DIVIDEND POLICY

    THE COMPANY. The Company has not paid cash dividends in the past and does not intend to pay dividends for the foreseeable future. The Company intends to retain any future earnings for use in the business of the Company and the Bank. The payment of any dividends in the future will be made at the discretion of the Board of Directors of the Company and will depend upon the operating results and financial condition of the Company and the Bank, their capital requirements, contractual agreements, general business conditions and other factors. The Company's principal source of funds to pay dividends in the future, if any, on the Common Stock will be cash dividends the Company receives from the Bank. See "Regulation and Supervision" for a discussion of regulatory constraints on the payment of dividends by national banks and bank holding companies generally.


    THE BANK. The Bank is subject to various restrictions imposed by the National Bank Act relating to the declaration and payment of dividends. The board of directors of a national banking association may, subject to the following limitations, declare a quarterly, semiannual or annual dividend of as much of its net profits as it may judge expedient. The payment of dividends is subject to the provisions of 12 U.S.C. Section 60, which provides that no dividends may be declared or paid without the approval of the Office of the Comptroller of the Currency ("OCC") if the total of all dividends, including the proposed dividend, in any calendar year exceeds the total of the national banking association's net profits for that year combined with its retained net profits of the preceding two years. Under the provisions of 12 U.S.C. Section 56 no dividends may ever be paid in an amount greater than the bank's net profits. The OCC also has authority to prohibit a national bank from engaging in what in the OCC's opinion constitutes an unsafe or unsound practice in conducting business, including the payment of a dividend. See "Regulation and Supervision" for a discussion of regulatory constraints on the payment of dividends by national banks and bank holding companies generally.


                        THE MIDLOTHIAN BANK ACQUISITION

THE REORGANIZATION AGREEMENT


    The Company intends to acquire First Midlothian and its subsidiary, the Midlothian Bank. The Company and the Bank have entered into a reorganization agreement dated October 17, 1995 and amended on January 16, 1996 with First Midlothian, the Midlothian Bank, and the directors of the Midlothian Bank in both their individual and representative capacities ("Reorganization Agreement"). Under the Reorganization Agreement, an operating subsidiary of the Bank (to be formed) will be merged with and into First Midlothian, and the shareholders of First Midlothian will receive cash in the aggregate amount of
(i) 150% of the book value of the Midlothian Bank, as of the closing date, up to a book value of $4.5 million plus (ii) 100% of the book value of the Midlothian Bank, as of the closing date, in excess of $4.5 million minus (iii) all outstanding principal and accrued interest on debentures issued by First Midlothian. Immediately following the merger of the operating subsidiary of the Bank and First Midlothian, the Bank and the Midlothian Bank will be consolidated under the charter of the Bank. The Reorganization Agreement provides that First Midlothian will pay for certain audit fees, agent fees and one-half the cost of canceling the Midlothian Bank's data processing contract, collectively estimated in the aggregate at $272,500. The purchase price paid by the Company will be increased by one-half the cost of canceling the Midlothian Bank's data processing contract. The total cost to cancel the contract is estimated at $125,000.


    If the acquisition had been completed on September 30, 1995, the purchase price paid to the shareholders of First Midlothian would have been approximately $5.4 million.


    The obligations of the parties to complete the acquisition are subject to certain conditions, including the conditions that (i) all approvals of any regulatory authority having jurisdiction shall have been received and all applicable statutory waiting periods shall have expired; and (ii) at the closing date, no litigation shall be pending or threatened to restrain or prohibit or obtain damages regarding the acquisition or as a result of which, in the reasonable judgment of the Company or First Midlothian, the parties could be deprived of any of the material benefits contemplated under the Reorganization Agreement. In addition, the Company and the Bank are not obligated to complete the acquisition unless certain conditions set out in the Reorganization Agreement have been satisfied or waived by the Company and the Bank, including that (i) the shareholders of First Midlothian shall have approved the transactions contemplated under the Reorganization Agreement; (ii) neither First Midlothian nor the Midlothian Bank shall have, in the opinion of the Company and the Bank, suffered any material adverse change in their financial condition, business, operations, prospects, properties or assets; (iii) holders of no more than 5% of the outstanding shares of First Midlothian shall have dissented from the merger of First Midlothian and the Bank's operating subsidiary; and (iv) the Company shall have sufficient financial resources available, in its sole opinion, to consummate the acquisition. The directors of First Midlothian, and the Midlothian Bank are not obligated to complete the transaction if certain conditions are not met, including the condition that the shareholders of the Bank shall have approved the consolidation of the Bank and the Midlothian Bank contemplated under the Reorganization Agreement. The directors of First Midlothian have agreed, in their individual and representative capacities, jointly and severally, that they shall be responsible for all federal, state and local income, franchise and other tax liabilities of First Midlothian or Midlothian Bank for all periods prior to the acquisition. In addition, they shall be responsible for payment of federal income and Texas franchise tax liabilities incurred by the Company, the Bank, First Midlothian or the Midlothian Bank as a result of the acquisition and the subsequent liquidation of First Midlothian being held to be a taxable acquisition or disposition of assets or other taxable transaction. If the Company elects to terminate the Reorganization Agreement because, in its opinion, it does not have sufficient financial resources available to complete the acquisition, the Company is obligated to pay First Midlothian a break-up fee of up to $50,000.



    The closing date of the acquisition will be selected by mutual agreement of the parties to the Reorganization Agreement following the satisfaction of all conditions to closing. As of the date of this prospectus, OCC approval and approval of the shareholders of First Midlothian have been obtained. The Company anticipates that the closing will take place substantially contemporaneously with the closing of this Offering.


BUSINESS OF FIRST MIDLOTHIAN

    First Midlothian is a Texas corporation located in Midlothian, Texas. First Midlothian engages in no significant activities other than owning and managing the Midlothian Bank. First Midlothian has 48,000 shares of common stock issued and outstanding. The directors who individually and as a group approved and executed the Reorganization Agreement are the record and beneficial owners of approximately 42% of the outstanding common stock of First Midlothian.

    At September 30, 1995, First Midlothian had total consolidated assets of approximately $52.1 million, total consolidated deposits of approximately $47.2 million, and total consolidated shareholders' equity of approximately $3.8 million. First Midlothian had $674,707 in principal amount of debentures issued and outstanding at September 30, 1995. The Reorganization Agreement contemplates that First Midlothian will be liquidated, and the debentures repaid by First Midlothian, following the acquisition.


    First Midlothian's subsidiary, the Midlothian Bank, is a community bank which offers interest and noninterest bearing depository accounts, and makes consumer and commercial loans. As of September 30, 1995, the Midlothian Bank's loan portfolio consisted of $12.4 million of real estate loans (60% of the gross loan portfolio), $4.2 million of commercial loans (20% of the gross loan portfolio), and $4.0 million of installment loans (19% of the gross loan portfolio). At September 30, 1995, the Midlothian Bank's total nonaccrual loans were $128,621 (0.6% of the gross loan portfolio). The allowance for possible loan losses was $230,615, or 179% of total nonaccruing loans, and 1.1% of the gross loan portfolio. Other real estate owned by the Midlothian Bank was $713,268 at September 30, 1995. Midlothian Bank reported net income after taxes of $274,943 for 1994, and $306,264 for the nine months ended September 30, 1995. See the consolidated financial statements of First Midlothian included in this prospectus.


PRO FORMA FINANCIAL STATEMENTS

    The following pro forma financial statements set forth the consolidated balance sheets at September 30, 1995 and income statements for the nine months ended September 30, 1995 and for the year ended December 31, 1994 for the
Company and First Midlothian, the adjustments reflecting the proposed acquisition, and the pro forma combined information. The information with respect to the Company as of September 30, 1995 and the pro forma information are unaudited. The pro forma balance sheet assumes that the acquisition was consummated on September 30, 1995. The pro forma income statements assume that the acquisition was consummated at the beginning of the periods indicated. The pro forma financial statements should be read in conjunction with the financial statements and footnotes thereto appearing elsewhere in this prospectus. The pro forma combined balance sheet and statement of income are not necessarily indicative of the combined financial position at consummation or the results of operations following consummation.

                            PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995


                                                       SURETY          FIRST
                                                      CAPITAL       MIDLOTHIAN                                    PRO FORMA
                                                    CORPORATION     CORPORATION         DEBITS        CREDITS      COMBINED
                                                    ------------  ---------------   --------------   ----------  ------------
                                                    (UNAUDITED)                                                  (UNAUDITED)
ASSETS:
  Cash and due from banks.........................  $  4,997,517  $ 3,586,274(B)    $6,013,946(A)    $6,051,946  $  8,545,791
  Federal funds sold..............................    21,660,000    7,100,000                                      28,760,000
                                                    ------------  ---------------                                ------------
    Cash and cash equivalents.....................    26,657,517   10,686,274        6,013,946        6,051,946    37,305,791
  Interest bearing deposits in financial
   institutions...................................     1,334,860           --                                       1,334,860
  Investment securities...........................    17,017,258   19,309,212(C)        40,336                     36,366,806
  Net loans.......................................    67,923,543   20,094,209                                      88,017,752
  Premises and equipment, net.....................     2,776,443      861,532(D)       319,468                      3,957,443
  Accrued interest receivable.....................       622,518      429,114                                       1,051,632
  Other real estate and repossessed assets........        92,830      653,035                                         745,865
  Other assets....................................       594,762       96,866                                         691,628
  Excess of cost over fair value of net assets
   acquired, net..................................     2,534,050           --(A)     1,254,334                      3,788,384
                                                    ------------  ---------------   --------------   ----------  ------------
      Total assets................................  $119,553,781  $52,130,242       $7,628,084       $6,051,946  $173,260,161
                                                    ------------  ---------------   --------------   ----------  ------------
                                                    ------------  ---------------   --------------   ----------  ------------
LIABILITIES:
  Demand deposits.................................  $ 13,914,468  $10,154,310       $       --       $       --  $ 24,068,778
  Savings, NOW and money markets..................    31,421,332   16,729,861                                      48,151,193
  Time deposits, $100,000 and over................    13,885,925    1,963,600                                      15,849,525
  Other time deposits.............................    48,986,950   18,312,770                                      67,299,720
                                                    ------------  ---------------                                ------------
      Total deposits..............................   108,208,675   47,160,541                                     155,369,216
  Note payable....................................       375,000      674,707(A)     1,049,707                             --
  Federal income tax payable......................       254,386           --                                         254,386
  Accrued interest payable........................       679,019      531,893                                       1,210,912
                                                    ------------  ---------------   --------------   ----------  ------------
      Total liabilities...........................   109,517,080   48,367,141        1,049,707                    156,834,514
                                                    ------------  ---------------   --------------   ----------  ------------
SHAREHOLDERS' EQUITY:
  Common stock....................................        35,166      480,000(A)       480,000(B)        19,251        54,417
  Additional paid in capital......................     9,364,515      679,493(A)       679,493(B)     6,369,695    15,734,210
  Retained earnings...............................       573,311    2,603,608(A)     2,603,608                        573,311
  Treasury stock..................................       (50,830)          --                                         (50,830)
  Unrealized gain (loss) on available-for-sale
   securities.....................................       114,539           --                                         114,539
                                                    ------------  ---------------   --------------   ----------  ------------
      Total equity................................    10,036,701    3,763,101        3,763,101        6,388,946    16,425,647
                                                    ------------  ---------------   --------------   ----------  ------------
        Total liabilities and equity..............  $119,553,781  $52,130,242       $4,812,808       $6,388,946  $173,260,161
                                                    ------------  ---------------   --------------   ----------  ------------
                                                    ------------  ---------------   --------------   ----------  ------------


--------------------------


(A) To record the purchase of First Midlothian. The shareholders of First Midlothian will receive 150% of the book value of the Midlothian Bank at closing, up to a book value of $4.5 million, plus 100% of any book value in excess of $4.5 million, plus 50% of the cost to cancel an EDS data processing contract, (estimated at $62,500), minus the total principal and accrued interest attributable to debt issued by First Midlothian. The adjustments are based upon an estimated aggregate purchase price as of September 30, 1995. First Midlothian will pay off its debt with part of the proceeds of the purchase price. The difference between the purchase price and the value of the assets purchased, estimated at $1,254,334, is recorded as goodwill and is amortized over a 15 year period. The Company anticipates that the book value of the Midlothian Bank will be increased through the retention of earnings prior to closing.



(B) To record $6,388,946 net capital raised through the offering and the payoff of the Company's debt of $375,000 based upon an assumed sales price of $3.75 per share, the closing price as of January 30, 1996 net of underwriting and other estimated offering expenses.


(C) In order to adjust investment securities to estimated market value an increase of $40,336 is recorded.

(D) In order to adjust property and equipment to estimated market value an increase of $319,468 is recorded.

                           PRO FORMA INCOME STATEMENT
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995


                                                                                                 PRO FORMA
                                                              SURETY         FIRST              ADJUSTMENTS
                                                              CAPITAL     MIDLOTHIAN    ---------------------------   PRO FORMA
                                                            CORPORATION   CORPORATION      DEBITS        CREDITS       COMBINED
                                                            -----------   -----------   ------------   ------------   ----------
                                                            (UNAUDITED)                                              (UNAUDITED)
Interest Income:
  Commercial loans and real estate loans..................  $ 2,759,887   $ 1,240,594   $     --       $     --       $4,000,481
  Consumer loans..........................................      861,646       296,496                                  1,158,142
  Insurance premium financing.............................    2,080,915            --                                  2,080,915
  Federal funds sold......................................      358,600       320,679                                    679,279
  Investment securities and interest bearing deposits.....      810,719       866,236                                  1,676,955
  Other interest income...................................           --         1,757                                      1,757
                                                            -----------   -----------   ------------   ------------   ----------
      Total interest income...............................    6,871,767     2,725,762                                  9,597,529
                                                            -----------   -----------   ------------   ------------   ----------
Interest expense:
  Savings, NOW and money market...........................      569,783       368,646                                    938,429
  Time deposits, $100,000 and over........................      579,022       202,403                                    781,425
  Other time deposits.....................................    1,276,222       595,985                                  1,872,207
  Other interest expense..................................      111,915        68,011                                    179,926
                                                            -----------   -----------   ------------   ------------   ----------
      Total interest expense..............................    2,536,942     1,235,045                                  3,771,987
                                                            -----------   -----------   ------------   ------------   ----------
  Net interest income before provision for loan losses....    4,334,825     1,490,717                                  5,825,542
  Provision for loan losses...............................       60,000        35,000                                     95,000
                                                            -----------   -----------   ------------   ------------   ----------
      Net interest income.................................    4,274,825     1,455,717                                  5,730,542
                                                            -----------   -----------   ------------   ------------   ----------
Noninterest income........................................    1,056,095       469,788                                  1,525,883
                                                            -----------   -----------   ------------   ------------   ----------
Noninterest expense:
  Salaries and employee benefits..........................    2,143,694       720,361                                  2,864,055
  Occupancy & equipment...................................      668,483       156,170      7,987(C)                      832,640
  General & administrative................................    1,569,753       592,140    335,217(B)     159,300(A)     2,337,810
                                                            -----------   -----------   ------------   ------------   ----------
      Total noninterest expense...........................    4,381,930     1,468,671    343,204        159,300        6,034,505
                                                            -----------   -----------   ------------   ------------   ----------
      Income before income taxes..........................      948,990       456,834    343,204        159,300        1,221,920
Income tax expense:
  Current.................................................      300,577                   50,498(D)     108,796(D)       242,279
  Deferred................................................           --       150,570                                    150,570
                                                            -----------   -----------   ------------   ------------   ----------
      Net income..........................................  $   648,413   $   306,264   $393,702(F)    $268,096(F)    $  829,071
                                                            -----------   -----------   ------------   ------------   ----------
                                                            -----------   -----------   ------------   ------------   ----------
Net income per share of common stock......................  $      0.20                                               $     0.16
                                                            -----------                                               ----------
                                                            -----------                                               ----------
Weighted average shares outstanding.......................    3,208,319                                                5,133,380(E)
                                                            -----------                                               ----------
                                                            -----------                                               ----------


------------------------


(A) To record savings to be realized in connection with the acquisition. These adjustments are a direct result of the elimination of director, committee and professional fees which will not continue after the acquisition. In addition to the elimination of these fees, a reduction in computer processing fees is also recorded.



(B) To record amortization of the goodwill recorded in connection with the acquisition of First Midlothian for the nine months ended September 30, 1995 and to record payment of fees by First Midlothian (i.e. agent's fee of $170,000, First Midlothian's share of the estimated cost to cancel the EDS contract of $62,500 and estimated audit fee of $40,000).


(C) To record the additional depreciation to premises and equipment as a result of the write up to estimated market value for First Midlothian for the nine months ended September 30, 1995.

(D) To record tax effect of adjustments.

(E) The additional shares offered hereby (1,925,061 shares) increase total outstanding shares.


(F) This  pro forma  income statement  does not  reflect all  adjustments to, or
    projected  changes  in,  income  the  Bank  expects  to  realize   following
    consummation of the acquisition.

                           PRO FORMA INCOME STATEMENT

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1994


                                                                                             PRO FORMA
                                                           SURETY         FIRST             ADJUSTMENTS
                                                           CAPITAL     MIDLOTHIAN    -------------------------     PRO FORMA
                                                         CORPORATION   CORPORATION     DEBITS        CREDITS       COMBINED
                                                         -----------   -----------   -----------   -----------   -------------
                                                                                                                  (UNAUDITED)
Interest Income:
  Commercial loans and real estate loans...............  $ 1,422,911   $ 1,466,820   $     --      $     --      $2,889,731
  Consumer loans.......................................    1,059,188       351,874                                1,411,062
  Insurance premium financing..........................    2,172,038            --                                2,172,038
  Federal funds sold...................................      302,621       185,581                                  488,202
  Investment securities and interest bearing
   deposits............................................      430,251       963,043                                1,393,294
  Other interest income................................           --        32,621                                   32,621
                                                         -----------   -----------   -----------   -----------   -------------
      Total interest income............................    5,387,009     2,999,939                                8,386,948
                                                         -----------   -----------   -----------   -----------   -------------
Interest expense:
  Savings, NOW and money market........................      353,123       327,632                                  680,755
  Time deposits, $100,000 and over.....................      362,700       134,369                                  497,069
  Other time deposits..................................      760,833       627,142                                1,387,975
  Other interest expense...............................       11,075        81,777                                   92,852
                                                         -----------   -----------   -----------   -----------   -------------
      Total interest expense...........................    1,487,731     1,170,920                                2,658,651
                                                         -----------   -----------   -----------   -----------   -------------
  Net interest income before provision for loan
   losses..............................................    3,899,278     1,829,019                                5,728,297
  Provision for loan losses............................      106,899            --                                  106,899
                                                         -----------   -----------   -----------   -----------   -------------
      Net interest income..............................    3,792,379     1,829,019                                5,621,398
                                                         -----------   -----------   -----------   -----------   -------------
Noninterest income.....................................    1,160,007       627,846                                1,787,853
                                                         -----------   -----------   -----------   -----------   -------------
Noninterest expense:
  Salaries and employee benefits.......................    2,201,188       941,462                                3,142,650
  Occupancy & equipment................................      669,936       194,860     10,649(C)                    875,445
  General & administrative.............................    1,590,814       936,371    356,122(B)    212,400(A)    2,670,907
                                                         -----------   -----------   -----------   -----------   -------------
      Total noninterest expense........................    4,461,938     2,072,693    366,771       212,400       6,689,002
                                                         -----------   -----------   -----------   -----------   -------------
      Income before income taxes.......................      490,448       384,172    366,771       212,400         720,249
Income tax expense:
  Current..............................................       36,697            --     67,331(D)    116,266(D)      (12,239)
  Deferred.............................................      (19,009)      109,229                                   90,220
                                                         -----------   -----------   -----------   -----------   -------------
      Net income.......................................  $   472,760   $   274,943   $434,102(F)   $328,666(F)   $  642,268
                                                         -----------   -----------   -----------   -----------   -------------
                                                         -----------   -----------   -----------   -----------   -------------
Net income per share of common stock...................  $      0.20                                             $     0.15
                                                         -----------                                             -------------
                                                         -----------                                             -------------
Weighted average shares outstanding....................    2,393,841                                              4,318,902(E)
                                                         -----------                                             -------------
                                                         -----------                                             -------------


------------------------


(A) To record savings to be realized by the acquisition. These adjustments are a direct result of the elimination of director, committee and professional fees which will not continue after the acquisition. In addition to the elimination of these fees, a reduction in computer processing fees is also recorded.



(B) To record amortization of the goodwill recorded in connection with the acquisition of First Midlothian for the year ended December 31, 1994 and to record payment of fees by First Midlothian (i.e. agent's fee of $170,000, First Midlothian's share of the estimated cost to cancel the EDS contract of $62,500 and estimated audit fee of $40,000).


(C) To record the additional depreciation to premises and equipment as a result of the write up to estimated market value for First Midlothian for the year ended December 31, 1994.


(D) To record tax effect of adjustments.



(E) The additional shares offered hereby (1,925,061 shares) increase total outstanding shares.



(F) This pro forma income statement does not reflect all adjustments to, or projected changes in, income the Company expects to realize following consummation of the acquisition.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following summary consolidated financial data of the Company should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this prospectus and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of and for the five years in the period ended December 31, 1994 are derived from the Company's Consolidated Financial Statements which have been audited by independent public accountants. The selected historical consolidated financial data as of and for the nine months ended September 30, 1995 and September 30, 1994 is unaudited..



                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                     YEARS ENDED DECEMBER 31,
                                                    --------------------   -----------------------------------------------------
                                                    1995 (1)    1994 (2)   1994 (2)    1993 (3)     1992       1991       1990
                                                    ---------   --------   ---------   --------   --------   --------   --------
                                                        (UNAUDITED)
INCOME STATEMENT DATA:
 ($ in 000's)
  Interest income.................................  $  6,872    $ 3,743    $  5,387    $ 3,995    $ 3,344    $ 2,953    $ 2,175
  Interest expense................................     2,537        972       1,488      1,124        978      1,380      1,071
    Net interest income...........................     4,335      2,771       3,899      2,871      2,366      1,573      1,104
  Provision for loan losses.......................        60         67         107         91        300        467        221
    Net interest income after provision for loan
     losses.......................................     4,275      2,705       3,792      2,781      2,067      1,107        883
  Noninterest income..............................     1,056        801       1,160      1,182        784        488        455
  Noninterest expense.............................     4,382      3,205       4,462      3,592      2,835      2,185      1,933
  Extraordinary item -- gain on debt settlement...        --         --          --         --         --         --        517
  Earnings before income taxes....................       949        301         490        371         16       (590)       (78)
  Income taxes....................................       301          8          17         --         --         --         --
  Net earnings (loss).............................  $    648    $   294    $    473    $   371    $    16    $  (590)   $   (78)
COMMON SHARE DATA: (4)
  Net earnings (loss).............................  $   0.20    $  0.13    $   0.20    $  0.19    $  0.00    $ (0.45)   $ (0.08)
  Book value......................................      2.85       2.52        2.65       2.32       2.05       1.85       1.43
  Weighted average common shares outstanding (in
   000's).........................................     3,208      2,344       2,394      2,002      1,952      1,310        963
  Period end shares outstanding (in 000's)........     3,506      2,373       3,041      2,273      1,981      1,767        988
BALANCE SHEET DATA:
 ($ in 000's)
  Total assets....................................  $119,554    $61,784    $102,294    $49,036    $30,964    $26,877    $22,088
  Insurance premium finance loans, net............    23,724     20,254      20,497     14,209      7,051      8,016      6,801
  Other loans, net................................    44,924     19,509      44,167     17,417     12,442     11,242      8,388
  Allowance for loan losses.......................       725        407         698        401        325        343        277
  Total deposits..................................   108,209     55,552      92,027     43,596     26,840     23,335     20,012
  Shareholders' equity............................    10,037      5,969       8,066      5,281      4,058      3,263      1,409
PERFORMANCE DATA: (5)
  Return (loss) on average total assets...........        .9%        .7%         .8%        .8%        .1%      (2.3)%      (.4)%
  Return (loss) on average shareholders' equity...       9.6        6.8         7.4        8.7         .4      (30.4)      (7.2)
  Net interest margin.............................       6.3        7.4         7.1        7.0        8.7        7.0        7.0
  Loans to deposits...............................      63.4       71.6        70.3       72.5       72.6       82.5       75.9
ASSET QUALITY RATIOS: (5)
  Nonperforming assets to total assets............        .1%        .1%         .2%        .3%        .7%       2.1%       3.8%
  Nonperforming loans to total loans..............        .1         .1          .2         .3         .8        2.4        5.3
  Net loan charge-offs to average loans...........        .1         .3          .4         .3        1.6        2.3         .5
  Allowance for loan losses to total loans........       1.1        1.0         1.1        1.3        1.7        1.8        1.8
  Allowance for loan losses to nonperforming
   loans..........................................   1,772.5      456.9       574.8      425.8      201.1       74.8       34.8
CAPITAL RATIOS:
  Tier I risk-based capital.......................      10.2%      11.0%       10.1%      11.4%      14.4%      13.2%       5.3%
  Total risk-based capital........................      11.1       11.7        11.2       12.6       15.7       14.7        6.8
  Leverage........................................       6.4        8.5         5.6       10.0       11.9       10.9        4.6


------------------------------

(1) On September 28, 1995 the Company completed the acquisition of certain assets and the assumption of certain liabilities relating to the branch of Bank One, Texas, National Association Texas located in Waxahachie, Texas.

(2) On May 31, 1994 the Company acquired 100% of the outstanding common stock of The Farmers Guaranty State Bank of Kennard, Kennard, Texas, and on December 8, 1994 the Company acquired 100% of the outstanding common stock of First National Bank, Whitesboro, Texas.

(3) On March 23, 1993 the Company acquired 100% of the outstanding common stock of the Bank of East Texas, Chester, Texas and First State Bank, Wells,
    Texas. Operations of these two banks have been included in consolidated operations subsequent to February 28, 1993.


(4) The information provided for 1990, 1991 and 1992 has been restated to reflect a one for ten reverse stock split in June 1993.


(5) All interim periods have been annualized.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion highlights the major changes affecting the operations and financial condition of the Company for the nine months ended September 30, 1995 and 1994 and the three years ended December 31, 1994. The discussion should be read in conjunction with the consolidated financial statements and accompanying notes included elsewhere in this prospectus. A summary of the Company's consolidated financial condition as of, and results of operations for, the three and twelve month periods ended December 31, 1995 and 1994 is set forth under "Recent Unaudited Selected Consolidated Financial Data".


GENERAL

    The Company derives substantially all of its revenues and income from the operation of its subsidiary, the Bank, which provides a full range of commercial and consumer banking services to businesses and individuals in the north and east Texas area and has attempted to distinguish itself by developing niche products such as insurance premium finance. As of September 30, 1995, the Company had total assets of $119.6 million, net loans of $67.9 million, total deposits of $108.2 million, and total shareholders' equity of $10.0 million. The Company reported net income of $648,413 for the nine months ended September 30, 1995 compared with net income of $293,734 for the nine months ended September 30, 1994 as a result of internal loan growth within its niche products and its acquisitions of community banks.

    During 1994, the Company had no effective tax rate through the utilization of its net operating losses. The Company returned to paying federal income taxes at the effective rate of 32% during 1995. Income before taxes was $948,990 for the nine months ended September 30, 1995, an increase of $647,756 or 215.0% when compared with the same period for 1994.

    On May 31, 1994, the Company acquired The Farmers Guaranty State Bank of Kennard, Texas. On December 8, 1994 the Company acquired the First National Bank, Whitesboro, Texas and on September 28, 1995, the Company acquired the assets and assumed the liabilities of the Waxahachie, Texas, branch of Bank One, Texas, National Association. The Company views these acquisitions as a means of expanding its operations and anticipates they will contribute favorably to future results of the Company. The Company continues to actively serve the banking needs of these local communities, as it has served the local communities of its other branches. The deposits at these new branches will allow the Company to increase its niche lending activities of IPF and insurance medical claims factoring. The Company's strategy is to continue to acquire community banks with low loan-to-deposit ratios and use excess deposits to fund IPF and other niche lending products. See "Business -- Acquisitions".

                             RESULTS OF OPERATIONS

NET EARNINGS


    Net earnings were $648,413 ($0.20 per share) for the nine months ended September 30, 1995, compared with net earnings of $293,734 ($0.13 per share) for the nine months ended September 30, 1994, an increase of $354,679 or 120.7%. Factors contributing to the increase in earnings in 1995 compared with 1994 include an increase in net interest income, loan growth in the Company's niche lending products, and the growth of noninterest income mainly as a result of the acquisition of The Farmers Guaranty State Bank, Kennard, Texas and First National Bank, Whitesboro, Texas.


    Net earnings were $472,760 for 1994 ($0.20 per share), compared with net earnings of $370,723 for 1993 ($0.19 per share) and $16,424 for 1992 ($0.00 per share). The earnings per share for 1994 were affected by additional shares issued in December 1994 in connection with the acquisition of First National Bank, Whitesboro. The 27.5% increase and 2,157.2% increase in earnings for 1994 and 1993 respectively, were attributable to an increase in net interest income resulting from improved asset quality, loan growth in the Company's niche lending products and acquisitions of community banks.

EARNINGS BEFORE INCOME TAXES

    Earnings before income taxes were $948,990 for the nine months ended September 30, 1995, compared with $301,234 for the first nine months of 1994, a 215% increase. As previously mentioned, the Company returned to paying federal income taxes at the effective rate of 32% during 1995, compared with a nominal effective tax rate for 1994. As a result of the return to paying federal taxes, the net income for the nine months ended September 30, 1995 may be more indicative of operating trends in the future. Conversely, earnings before income taxes in the 1995 period may be more useful when comparing results with prior periods.

    Earnings before income taxes were $490,448 in 1994, compared with $370,723 in 1993, an increase of $119,725 or 32.3%. Earnings before income taxes were $16,424 in 1992. The improvement in earnings before income taxes for 1994 compared with 1993 was primarily attributable to an increase in net interest income resulting from an increase in net interest margin. The increase in net interest income in 1994, as compared with 1993, was the result of loan growth within the Company's niche lending products. The average balance of insurance premium finance loans grew by 96.6% to a balance of $19.4 million from $9.9 million for 1994 and 1993, respectively. The 2,157.2% growth in earnings before income taxes in 1993 as compared with 1992 was attributable to an increase in net interest income as a result of loan growth. In 1993, the Company also realized a gain on the sale of investment securities of approximately $94,000.

NET INTEREST INCOME

    Net interest income is the difference between income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company's principal interest-earning assets are loans, investment securities, medical receivables factoring and federal funds sold.

    Net interest income was $4.3 million for the first nine months of 1995, an increase of $1.6 million or 58.1% compared with the first nine months of 1994, resulting principally from an increase in interest-earning assets from $55.3 million to $107.9 million, a significant portion of which was comprised of loans (typically the highest yielding asset). The increase in interest-earning assets was offset by an increase in interest-bearing liabilities from $47.1 million to $94.7 million. In addition, the Company experienced a decrease in the net interest spread of 110 basis points from 6.9% to 5.8% for the nine months ended September 30, 1994 and 1995, respectively. The foregoing decrease resulted principally from the fact that the cost of interest-bearing liabilities increased more than the yield on interest-earning assets. The yield on interest-earning assets increased 10 basis points from 9.9% to 10.0%, while the cost of interest-bearing liabilities increased 120 basis points from 3.0% to 4.2% for the nine months ended September 30, 1994 and 1995, respectively. Net interest income was $3.9 million for 1994, an increase of $1.0 million or 35.8% compared with net interest income of $2.9 million for 1993, which represented an increase of $505,224 or 21.4% compared with net interest income of $2.4 million for 1992. The Company's average total interest-earning assets increased from approximately $41.2 million for 1993 to $54.8 million for 1994, representing a 33.1% increase resulting principally from an increase in loans. The net interest margin of 7.1% for 1994 increased 10 basis points from 7.0% for 1993. The Company's average total interest-earning assets increased from $27.1 million for 1992 to $41.2 million for 1993, representing a 51.7% increase resulting principally from an increase in loans and investment securities.

    The Company's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change". It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change". The decline in the net yield on total interest-earning assets from 1994 through the first nine months of 1995 resulted principally from an increase in investment securities as a percentage of total interest-earning assets, which produced a lower average rate of return for the Company than loans, and the addition of the consumer, commercial and real estate loans through the acquisition of First National Bank, Whitesboro, Texas. The yield on consumer, commercial and real estate loans declined to 10.9% for the first nine months of 1995 from 12% for the twelve months ended December 31, 1994. The following table sets forth for each category of interest-earning assets and interest-bearing liabilities the average amounts outstanding, the interest earned or paid on such amounts and the average rate paid for the nine months ended September 30, 1995 and 1994 and for the three years ended December 31, 1994, 1993 and 1992. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same periods.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                                      NINE MONTHS ENDED                  NINE MONTHS ENDED
                                                                     SEPTEMBER 30, 1995                  SEPTEMBER 30, 1994
                                                              ---------------------------------   --------------------------------
                                                                             INTEREST                           INTEREST
                                                                AVERAGE      INCOME/    AVERAGE     AVERAGE     INCOME/    AVERAGE
                        A S S E T S                             BALANCE      EXPENSE     RATE       BALANCE     EXPENSE     RATE
                                                              ------------  ----------  -------   -----------  ----------  -------
Interest-earning assets:
  Interest-bearing deposits.................................  $  1,433,354  $   76,419   7.1%     $   783,493  $   40,389   6.9%
  U.S. Treasury and agency securities (1)...................    15,073,774     734,300   6.5        6,847,990     250,231   4.9
  Federal funds sold........................................     7,995,800     358,600   6.0        5,711,995     188,197   4.4
  Loans (2)(3)..............................................    67,992,319   5,702,448  11.2       37,313,907   3,264,214  11.7
  Allowance for loan losses.................................      (711,919)        N/A   N/A         (430,212)        N/A   N/A
                                                              ------------  ----------  -------   -----------  ----------  -------
    Total interest-earning assets...........................  $ 91,783,328  $6,871,767  10.0%     $50,227,173  $3,743,031   9.9%
                                                              ------------  ----------            -----------  ----------
  Cash and due from banks...................................     4,403,273                          3,047,360
  Premises and equipment....................................     2,402,578                          1,433,014
  Accrued interest receivable...............................       639,556                            167,977
  Other real estate owned...................................        71,545                             35,947
  Other assets..............................................     2,989,181                            742,739
                                                              ------------                        -----------
    Total assets............................................  $102,289,461                        $55,654,210
                                                              ------------                        -----------
                                                              ------------                        -----------
                   L I A B I L I T I E S
Interest-bearing liabilities:
  Interest-bearing demand deposits..........................  $ 22,422,644  $  476,084   2.8%     $13,505,323  $  231,110   2.3%
  Savings deposits..........................................     4,697,675      93,699   2.7        3,844,726      74,622   2.6
  Time deposits.............................................    52,078,213   1,855,244   4.8       25,399,059     665,832   3.5
  Notes payable.............................................     1,297,565     111,915  11.5               --          --    --
                                                              ------------  ----------  -------   -----------  ----------  -------
    Total interest-bearing liabilities......................  $ 80,496,097  $2,536,942   4.2%     $42,749,108  $  971,564   3.0%
                                                              ------------  ----------            -----------  ----------
  Noninterest-bearing deposits..............................    12,297,624                          6,912,272
  Other liabilities.........................................       489,746                            244,682
                                                              ------------                        -----------
    Total liabilities.......................................    93,283,467                         49,906,062
Shareholders' equity........................................     9,005,994                          5,748,148
                                                              ------------                        -----------
    Total liabilities and equity............................  $102,289,461                        $55,654,210
                                                              ------------                        -----------
                                                              ------------                        -----------
Net interest income.........................................                $4,334,825                         $2,771,467
                                                                            ----------                         ----------
                                                                            ----------                         ----------
Net interest spread.........................................                             5.8%                               6.9%
                                                                                        -------                            -------
                                                                                        -------                            -------
Net interest margin.........................................                             6.3%                               7.4%
                                                                                        -------                            -------
                                                                                        -------                            -------

------------------------
(1) Interest income on tax exempt securities does not reflect the tax equivalent yield.

(2) Loans on nonaccrual status have been included in the computation of average balances.

(3) The interest income on loans does not include loan fees. Loan fees are immaterial and are included in noninterest income.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME

                                                                   YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                                 1994                                     1993                        1992
                                ---------------------------------------  ---------------------------------------  ------------
                                               INTEREST                                 INTEREST
                                  AVERAGE       INCOME/                    AVERAGE       INCOME/                    AVERAGE
         A S S E T S              BALANCE       EXPENSE    AVERAGE RATE    BALANCE       EXPENSE    AVERAGE RATE    BALANCE
------------------------------  ------------  -----------  ------------  ------------  -----------  ------------  ------------
Interest-earning assets:
  Interest-bearing deposits...  $    981,184  $    68,173         6.9%   $    636,420  $    20,853         3.3%   $    483,333
  U.S. Treasury and agency
   securities (1).............     7,648,411      362,078         4.7       9,567,829      507,273         5.3              --
  Federal funds sold..........     6,456,165      302,621         4.7       5,343,461      162,830         3.0       6,474,639
  Loans (2)(3)................    40,136,926    4,654,137        11.6      26,008,833    3,304,105        12.7      20,496,380
  Allowance for loan losses...      (444,805)         N/A         N/A        (388,255)         N/A         N/A        (311,970)
                                ------------  -----------         ---    ------------  -----------         ---    ------------
      Total interest-earning
       assets.................  $ 54,777,881  $ 5,387,009         9.8%   $ 41,168,288  $ 3,995,061         9.7%   $ 27,142,382
                                ------------  -----------                ------------  -----------                ------------
  Cash and due from banks.....     3,249,783                                2,705,248                                1,819,201
  Premises and equipment......     1,520,404                                1,094,260                                  885,511
  Accrued interest
   receivable.................       205,770                                  185,109                                   46,005
  Other real estate owned.....        51,043                                   31,715                                   19,195
  Other assets................     1,357,765                                  417,878                                  640,993
                                ------------                             ------------                             ------------
      Total assets............  $ 61,162,646                             $ 45,602,498                             $ 30,553,287
                                ------------                             ------------                             ------------
                                ------------                             ------------                             ------------
    L I A B I L I T I E S
Interest-bearing liabilities:
  Interest-bearing demand
   deposits...................  $ 14,680,300  $   259,113         1.8%     12,538,376      209,937         1.7%      6,935,234
  Savings deposits............     3,104,155       94,010         3.0       3,165,466       96,962         3.1       1,305,089
  Time deposits...............    28,530,396    1,123,533         4.0      19,095,938      816,685         4.3      14,553,547
  Notes payable...............       146,756       11,075         7.5              --           --          --              --
                                ------------  -----------         ---    ------------  -----------         ---    ------------
    Total interest-bearing
     liabilities..............  $ 46,461,607  $ 1,487,731         3.2  % $ 34,799,780  $ 1,123,584         3.2  % $ 22,793,870
                                ------------  -----------                ------------  -----------                ------------
  Noninterest-bearing
   deposits...................     7,996,860                                6,375,876                                3,675,287
  Other liabilities...........       281,660                                  151,681                                  145,950
                                ------------                             ------------                             ------------
Total liabilities.............    54,740,127                               41,327,337                               26,615,107
Shareholders' equity..........     6,422,519                                4,275,161                                3,938,180
                                ------------                             ------------                             ------------
    Total liabilities and
     equity...................  $ 61,162,646                             $ 45,602,498                             $ 30,553,287
                                ------------                             ------------                             ------------
                                ------------                             ------------                             ------------
Net interest income...........                $ 3,899,278                              $ 2,871,477
                                              -----------                              -----------
                                              -----------                              -----------
Net interest spread...........                                    6.6  %                                   6.5  %
                                                                  ---                                      ---
                                                                  ---                                      ---
Net interest margin...........                                    7.1  %                                   7.0  %
                                                                  ---                                      ---
                                                                  ---                                      ---


                                 INTEREST
                                  INCOME/
         A S S E T S              EXPENSE    AVERAGE RATE
------------------------------  -----------  ------------
Interest-earning assets:
  Interest-bearing deposits...  $    17,455         3.6%
  U.S. Treasury and agency
   securities (1).............           --          --
  Federal funds sold..........      222,146         3.4
  Loans (2)(3)................    3,104,367        15.2
  Allowance for loan losses...          N/A         N/A
                                -----------         ---
      Total interest-earning
       assets.................  $ 3,343,968        12.3%
                                -----------
  Cash and due from banks.....
  Premises and equipment......
  Accrued interest
   receivable.................
  Other real estate owned.....
  Other assets................

      Total assets............

    L I A B I L I T I E S
Interest-bearing liabilities:
  Interest-bearing demand
   deposits...................      194,073         2.8%
  Savings deposits............       45,984         3.5
  Time deposits...............      737,658         4.9
  Notes payable...............           --          --
                                -----------         ---
    Total interest-bearing
     liabilities..............  $   977,715         4.3  %
                                -----------
  Noninterest-bearing
   deposits...................
  Other liabilities...........

Total liabilities.............
Shareholders' equity..........

    Total liabilities and
     equity...................

Net interest income...........  $ 2,366,253
                                -----------
                                -----------
Net interest spread...........                      8.0  %
                                                    ---
                                                    ---
Net interest margin...........                      8.7  %
                                                    ---
                                                    ---


--------------------------
(1) Interest income on tax exempt securities does not reflect the tax equivalent yield.

(2) Loans on nonaccrual status have been included in the computation of average balances.

(3) The interest income on loans does not include loan fees. Loan fees are immaterial and are included in noninterest income.

    The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME

                                                                                                          YEARS ENDED
                                                           NINE MONTHS ENDED SEPTEMBER 30,             DECEMBER 31, 1994
                                                           1995 COMPARED WITH NINE MONTHS                COMPARED WITH
                                                              ENDED SEPTEMBER 30, 1994                 DECEMBER 31, 1993
                                                         -----------------------------------  -----------------------------------
                                                             INCREASE (DECREASE) DUE TO           INCREASE (DECREASE) DUE TO
                                                         -----------------------------------  -----------------------------------
                                                         VOLUME(1)      RATE       CHANGES    VOLUME(1)      RATE       CHANGES
                                                         ----------  ----------   ----------  ----------  ----------   ----------
Interest Income:
  Interest-bearing deposits in financial
   institutions........................................  $   34,602  $   1,428    $   36,030  $     (551) $  47,871    $   47,320
  U.S. Treasury and agency securities..................     378,968    105,101       484,069     (94,659)   (50,536)     (145,195)
  Federal funds sold...................................      89,525     80,878       170,403      38,998    100,793       139,791
  Loans................................................   2,578,263   (140,209)    2,438,234   1,659,906   (309,874)    1,350,032
                                                         ----------  ----------   ----------  ----------  ----------   ----------
Total interest income..................................  $3,081,358  $  47,198    $3,128,736  $1,603,694  $(211,746)   $1,391,948
                                                         ----------  ----------   ----------  ----------  ----------   ----------
Interest Expense:
  Interest-bearing demand deposits.....................  $  179,906  $  63,909    $  243,815  $   38,707  $  10,469    $   49,176
  Savings deposits.....................................      16,962      2,115        19,077      (1,827)    (1,125)       (2,952)
  Time deposits........................................     885,864    304,707     1,190,571     375,946    (69,098)      306,848
  Federal funds purchased and other borrowed funds.....     111,915         --       111,915      11,075         --        11,075
                                                         ----------  ----------   ----------  ----------  ----------   ----------
Total interest expense.................................  $1,194,647  $ 370,731    $1,565,378  $  423,901  $ (59,754)   $  364,147
                                                         ----------  ----------   ----------  ----------  ----------   ----------
Net interest margin....................................  $1,886,711  $(323,533)   $1,563,358  $1,179,793  $(151,992)   $1,027,801
                                                         ----------  ----------   ----------  ----------  ----------   ----------
                                                         ----------  ----------   ----------  ----------  ----------   ----------

                                                                    YEARS ENDED
                                                                 DECEMBER 31, 1993
                                                                   COMPARED WITH
                                                                 DECEMBER 31, 1992
                                                         ---------------------------------

                                                            INCREASE (DECREASE) DUE TO
                                                         ---------------------------------
                                                         VOLUME(1)      RATE      CHANGES
                                                         ----------  ----------   --------
Interest Income:
  Interest-bearing deposits in financial
   institutions........................................  $    5,133  $  (1,735)   $  3,398
  U.S. Treasury and agency securities..................     507,273         --     507,273
  Federal funds sold...................................     (36,164)   (23,152)    (59,316)
  Loans................................................     750,748   (551,010)    199,738
                                                         ----------  ----------   --------
Total interest income..................................  $1,226,990  $(575,897)   $651,093
                                                         ----------  ----------   --------
Interest Expense:
  Interest-bearing demand deposits.....................  $  114,730  $ (98,866)   $ 15,864
  Savings deposits.....................................      57,705     (6,727)     50,978
  Time deposits........................................     206,265   (127,238)     79,027
  Federal funds purchased and other borrowed funds.....          --         --          --
                                                         ----------  ----------   --------
Total interest expense.................................  $  378,700  $(232,831)   $145,869
                                                         ----------  ----------   --------
Net interest margin....................................  $  848,290  $(343,066)   $505,224
                                                         ----------  ----------   --------
                                                         ----------  ----------   --------


------------------------------

(1) Nonaccrual loans are included in the average volumes used in calculating this table.

PROVISION FOR LOAN LOSSES

    The amount of the provision for loan losses is based on periodic (not less than quarterly) evaluations of the loan portfolio, with particular attention directed toward nonperforming and other potential problem loans. During these evaluations, consideration is given to such factors as: management's evaluation of specific loans; the level and composition of nonperforming loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; the market value of collateral; the strength and availability of guaranties; concentrations of credits; and other judgmental factors. The Company determines separate general allowances for IPF and non-IPF loans. The Company's loss experience on insurance premium finance lending was adversely affected during the second half of 1991 by the failure of a non-Best's rated insurance company. The Company has implemented certain changes in its lending policies and procedures with respect to insurance premium finance lending which have reduced the maximum concentration by insurance carrier except as approved by the Board of Directors and also reduced the amount of loans secured by unearned premiums of insurance policies written by non-rated carriers. See "Business -- Insurance Premium Financing". As a result of these changes in loan policy and recoveries of previously charged-off IPF loans, the Company's historical loss factor on IPF loans has improved from 0.15% in 1993 to 0.00% in 1994 and as of September 30, 1995.

    The Company recorded a $60,000 provision for loan losses during the nine months ended September 30, 1995 compared with $66,898 during the first nine months of 1994. As the Company's ratio of net charge-offs to average loans remained unchanged for these periods, the Company provided amounts to compensate for growth in the loan portfolio in order to maintain the allowance for loan losses at an adequate level.

    The 1994 provision for loan losses was $106,899 compared with $90,584 in 1993 and $299,555 in 1992. The 18% increase in the 1994 provision for loan losses when compared with 1993 is a result of the 54.3% growth in average loans outstanding. The 69.8% reduction in the provision for 1993 compared with 1992 was a result of successful collection efforts in both the insurance premium finance portfolio and the general loan portfolio.

NONINTEREST INCOME


    Noninterest income is generated primarily from fees associated with noninterest and interest-bearing accounts as well as fees associated with loans (e.g., late fees). Noninterest income for the first nine months of 1995 was $1,056,095, an increase of $255,290 or 31.9% compared with noninterest income of $800,805 for the first nine months of 1994. The increase in noninterest income is attributed to the acquisition of The Farmers Guaranty State Bank, Kennard and First National Bank, Whitesboro during 1994, as well as an increase in loans outstanding. The acquisition of the two banks during 1994 increased the number and balance of loans outstanding and increased the number and balance of noninterest and interest-bearing accounts, which resulted in increased noninterest income.


    Noninterest income was $1,160,007 for 1994, a decrease of $20,801 or 1.8% compared with noninterest income of $1,181,808 for 1993, which represented an increase of $397,742 or 50.7% over 1992. While service charges and exchange fees increased from 1993 to 1994, loan fees and other income decreased. The decrease in loan fees was attributable to a decision by management to discontinue servicing outside loan portfolios. The decrease in other income from 1993 to 1994 is the result of a gain realized on the sale of investment securities during 1993 in the amount of approximately $94,000. Noninterest income increased from 1992 to 1993 in all categories, primarily as a result of the acquisition of banks in Wells and Chester, Texas.

    The following table sets forth the various categories of noninterest income for the nine months ended September 30, 1995 and 1994, and for the years ended December 31, 1994, 1993 and 1992.

                               NONINTEREST INCOME


                                                    NINE MONTHS ENDED
                                                      SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                                 ------------------------  --------------------------------------
                                                     1995         1994         1994          1993         1992
                                                 ------------  ----------  ------------  ------------  ----------
Noninterest income
  Nonsufficient fund charges...................  $    214,501  $  202,674  $    263,315  $    248,890  $  145,365
  Late fee charges.............................       366,356     293,582       426,476       304,354     278,520
  Service charges..............................       163,648     119,684       163,336       120,143      47,717
  Collection fees..............................        93,536      77,001        96,162        71,760      44,351
  Credit life insurance........................        59,570      33,231        44,402        49,777      46,346
  Premium finance servicing....................            --          --            --       161,310     101,853
  Secured credit card annual fee...............         4,487      13,774        15,905        36,968      52,837
  Other........................................       153,897      60,859       150,411        97,843      67,077
  Gain on sale of investment...................           100          --            --        90,763          --
                                                 ------------  ----------  ------------  ------------  ----------
    Total noninterest income...................  $  1,056,095  $  800,805  $  1,160,007  $  1,181,808  $  784,066
                                                 ------------  ----------  ------------  ------------  ----------
                                                 ------------  ----------  ------------  ------------  ----------


NONINTEREST EXPENSE


    Noninterest expense was $4,381,930 for the first nine months of 1995, an increase of $1,177,790 or 36.8% compared with noninterest expense of $3,204,140 for the first nine months of 1994. This increase resulted principally from the acquisition of The Farmers Guaranty State Bank, Kennard and First National Bank, Whitesboro during 1994. The addition of the two banks in 1994 resulted in additional personnel, occupancy and office expenses. The amortization of intangibles increased in 1995 as a result of the addition of goodwill and costs associated with the acquisition of The Farmers Guaranty State Bank, Kennard in the amount of $296,164 and the addition of goodwill and costs associated with the acquisition of First National Bank, Whitesboro in the amount of $1,886,682.


    Deposits held by the Bank are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC"). The FDIC assessment is calculated on the level of deposits held by the Bank. The increase in the FDIC assessment in 1995 over 1994 was tied to the increased deposits added through the two acquisitions completed in 1994. The BIF assessment rate is determined by the FDIC for categories of banks based upon the risk to the insurance fund. On August 8, 1995, the FDIC's Board of Directors voted to significantly reduce the deposit insurance premiums paid by most banks but to keep existing assessment rates intact for savings associations. Under the new rate structure, the best-rated institutions insured by the BIF pay $.04 per $100 of domestic deposits, down from the rate of $.23 per $100. The new BIF assessment rates apply from the first day of the month after the BIF was recapitalized. The recapitalization of the BIF occurred in early September 1995. The FDIC has issued refunds to the best-rated institutions for assessments which exceeded the recapitalization of the BIF. The Bank received a refund from the FDIC of approximately $42,000. The change in assessment rate is expected to significantly reduce the cost of deposit insurance for the Bank. In connection with the new rate schedule, the FDIC established a process for quickly raising or lowering all rates for BIF-insured institutions up to twice a year without seeking public comment. See "Regulation and Supervision".

    Noninterest  expense was  $4,461,938 for  1994, an  increase of  $869,960 or
24.2% compared with noninterest expense of $3,591,978 for 1993, which represented an increase of $757,638 or 26.7% compared with noninterest expense of $2,834,340 for 1992. The increase in noninterest expense for 1994 from 1993 was attributable to a 28.3% increase in salaries and employee benefits and a 15.2% increase in general and administrative expenses. The increase in salaries and benefits for the same period was due primarily to additional staffing associated with the acquisition of the two banks and the Bank's loan and deposit growth. Noninterest expense increased in 1993 from 1992 primarily as a result of a 43.7% increase in salaries and employee benefits and a 12.4% increase in general and administrative expenses. The increase in salaries and benefits was due primarily to additional staffing associated with the two 1993 acquisitions, the Bank's loan and deposit growth and the establishment of the secured credit card program.

                              NONINTEREST EXPENSE

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1995          1994          1994          1993          1992
                                             ------------  ------------  ------------  ------------  ------------
Salaries and employee benefits.............  $  2,143,694  $  1,577,591  $  2,201,188  $  1,715,952  $  1,194,179
Occupancy and equipment....................       668,483       473,588       669,936       495,055       411,587
General and administrative expense:
  Professional fees........................       343,866       264,627       315,434       362,571       351,593
  Office supplies..........................       193,466       150,187       201,028       165,416       126,880
  Travel and entertainment.................        49,760        47,603        60,162        62,184        42,593
  Telephone................................       115,428        95,616       128,407       103,921        78,384
  Advertising..............................        65,216        43,146        54,683        60,302        88,589
  Postage..................................       150,301        97,349       133,887       125,092       105,229
  Amortization of intangibles..............       137,171        34,329        51,201        35,567        29,388
  Dues and subscriptions...................        28,322        36,704        54,609        26,707        20,935
  Insurance................................        97,200        78,420        97,473        59,882        25,519
  Credit cards.............................        14,707        44,698        59,573        63,298        83,941
  Bank service charge......................        29,914        18,901        25,808        29,018        17,922
  FDIC assessment..........................       114,541        90,623       133,112        71,003        56,594
  Credit reports...........................        40,911        15,025        17,714        48,495        27,256
  Operational losses.......................            --            --            --            --        62,044
  Other....................................       188,950       135,733       257,723       167,515       111,707
                                             ------------  ------------  ------------  ------------  ------------
    Total general and administrative.......     1,569,753     1,152,961     1,590,814     1,380,971     1,228,574
                                             ------------  ------------  ------------  ------------  ------------
    Total noninterest expense..............  $  4,381,930  $  3,204,140  $  4,461,938  $  3,591,978  $  2,834,340
                                             ------------  ------------  ------------  ------------  ------------
                                             ------------  ------------  ------------  ------------  ------------

INCOME TAXES

    During 1993, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS ("SFAS") No. 109, "Accounting for Income Taxes". The principal effect is to allow a tax benefit for cumulative book loss reserves in excess of tax reserves. SFAS No. 109 provides that deferred tax assets may be reduced by a valuation allowance if, based on the weight of available expense, it is more likely than not that some portion or all of the deferred tax asset will not be realized. In accordance with the provisions of SFAS No. 109, the Company elected not to restate prior years and has determined that the cumulative effect of implementation was not significant. The Company and the Bank will file a consolidated tax return for 1995.

    The Company estimates that its effective tax rate for 1995 will be approximately 32% and has recognized income tax expense of $300,577 on income before taxes of $948,990 for the nine months ended September 30, 1995 as compared with income tax expense of $7,500 on income before taxes of $301,234 for the nine months ended September 30, 1994.

INTEREST RATE SENSITIVITY MANAGEMENT

    The operating income and net income of the Bank depend, to a substantial extent, on "rate differentials", i.e., the differences between the income the Bank receives from loans, securities and other earning assets, and the interest expense it pays to obtain deposits and other liabilities. These rates are highly sensitive to many factors which are beyond the control of the Bank, including general economic conditions and the policies of various governmental and regulatory authorities. See "Investment Considerations -- General Economic Conditions and Monetary Policy".

    The objective of monitoring and managing the interest rate risk position of the balance sheet is to contribute to earnings and to minimize the adverse changes in net interest income. The potential for earnings to be affected by changes in interest rates is inherent in a financial institution. Interest rate sensitivity is the relationship between changes in market interest rates and changes in net interest income due to the repricing characteristics of assets and liabilities. An asset sensitive position in a given period will result in more assets being subject to repricing; therefore, as interest rates rise, such a position will have a positive effect on net interest income. Conversely, in a liability sensitive position, where liabilities reprice more quickly than assets in a given period, a rise in interest rates will have an adverse effect on net interest income.

    One way to analyze interest rate risk is to evaluate the balance of the interest rate sensitivity position. A mix of assets and liabilities that are roughly equal in volume and term and repricing represents a matched interest rate sensitivity position. Any excess of assets or liabilities in a particular period results in an interest rate sensitivity gap. The following table presents the interest rate sensitivity for the Company's interest-earning assets and interest-bearing liabilities at September 30, 1995:

                 INTEREST-RATE SENSITIVE ASSETS AND LIABILITIES

                                                    3 MONTHS OR  3 MONTHS TO  6 MONTHS TO  1 YEAR TO 5    OVER 5
                                                       LESS       6 MONTHS      1 YEAR        YEARS        YEARS        TOTAL
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Interest-earning assets:
  Interest-earning deposits in financial
   institutions...................................  $    90,179  $   285,689  $   284,768  $   674,224           --  $  1,334,860
  Investment securities...........................    2,244,856    1,029,188      138,479    6,108,666  $ 7,496,069    17,017,258
  Federal funds sold..............................   21,660,000           --           --           --           --    21,660,000
  Loans...........................................   26,278,756   13,691,539   12,558,560   13,985,289    1,409,399    67,923,543
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Interest-earning assets...........................  $50,273,791  $15,006,416  $12,981,807  $20,768,179  $ 8,905,468  $107,935,661
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Interest-bearing liabilities:
  Interest-bearing demand deposits................  $25,892,195           --           --           --           --  $ 25,892,195
  Savings deposits................................    5,529,137           --           --           --           --     5,529,137
  Time deposits...................................   16,234,083  $13,811,978  $21,682,568  $11,144,246           --    62,872,875
  Notes payable...................................           --      375,000           --           --           --       375,000
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Interest-bearing liabilities......................  $47,655,415  $14,186,978  $21,682,568  $11,144,246           --  $ 94,669,207
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Period interest sensitivity gap...................  $ 2,618,376  $   819,438  $(8,700,761) $ 9,623,933  $ 8,905,468  $ 13,266,454
                                                    -----------  -----------  -----------  -----------  -----------  ------------
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Cumulative interest sensitivity gap...............  $ 2,618,376  $ 3,437,814  $(5,262,947) $ 4,360,986  $13,266,454  $ 13,266,454
                                                    -----------  -----------  -----------  -----------  -----------  ------------
                                                    -----------  -----------  -----------  -----------  -----------  ------------
Cumulative gap as a percent of total assets.......         2.2%         2.9%        (4.4%)        3.6%        11.1%         11.1%
Cumulative interest-sensitive assets as percent of
 cumulative interest-sensitive liabilities........       105.5%       105.6%        93.7%       104.6%       114.0%        114.0%

    The cumulative rate-sensitive gap position at one year was a liability-sensitive position of $5.3 million, or negative 4.4%, which indicates that the Company is currently in a closely matched interest rate-sensitive position. Accordingly the Company believes it will not experience a significant impact from changes in interest rates.


    The Company undertakes this interest rate-sensitivity analysis to monitor the potential risk to future earnings from the impact of possible future changes in interest rates on currently existing net assets or net liability positions. However, this type of analysis is as of a point-in-time, when in fact the Company's interest rate sensitivity can quickly change as market conditions, customer needs, and management strategies change. Thus, interest rate changes do not affect all categories of assets and liabilities equally or at the same time. The Company's investment policy does not permit the purchase of derivative financial instruments or structured notes.


    The preceding table does not necessarily indicate the impact of general interest rate movements on the Company's net interest income because the repricing of certain assets and liabilities is discretionary and is subject to competitive and other pressures. Currently, the Bank is holding approximately $812,000 in mortgage-backed securities. Although the mortgage-backed securities have a stated maturity greater than five years, it is not uncommon for mortgage-backed securities to fully pay down well ahead of stated maturities. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

                        ANALYSIS OF FINANCIAL CONDITION

LOANS AND ASSET QUALITY

    The Company's loans are diversified by borrower and industry group. Loan growth has occurred every year over the past five years and can be attributed to acquisitions, increased loan demand and the addition of new lending products. The following table describes the composition of loans by major categories outstanding at September 30, 1995 and at December 31, 1994, 1993, 1992, 1991 and 1990:

                            LOAN PORTFOLIO ANALYSIS

                                                                                             DECEMBER 31,
                                                    SEPTEMBER 30,   ---------------------------------------------------------------
                                                        1995           1994         1993         1992         1991         1990
                                                    -------------   -----------  -----------  -----------  -----------  -----------

                                                                              AGGREGATE PRINCIPAL AMOUNT
                                                    -------------------------------------------------------------------------------
Loans, net of unearned interest:
  Insurance premium financing.....................   $23,723,803    $20,496,562  $14,209,177  $ 7,051,266  $ 8,015,723  $ 6,801,483
  Commercial loans................................    15,590,320     13,205,698    5,198,223    4,142,926    4,029,111    2,609,485
  Installment loans...............................    10,139,550     10,968,948    7,961,350    6,395,752    5,558,513    4,679,965
  Real estate loans...............................    16,224,602     17,297,636    1,878,030      809,215      738,950      668,664
  Medical claims receivable.......................     2,969,812      2,694,506    2,379,482    1,094,461      915,259      429,412
                                                    -------------   -----------  -----------  -----------  -----------  -----------
  Total loans.....................................    68,648,087     64,663,350   31,626,262   19,493,620   19,257,556   15,189,009
  Less: Allowance for loan losses.................      (724,544)      (697,948)    (401,227)    (324,728)    (343,206)    (276,473)
                                                    -------------   -----------  -----------  -----------  -----------  -----------
    Total net loans...............................   $67,923,543    $63,965,402  $31,225,035  $19,168,892  $18,914,350  $14,912,536
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------


                                                                          PERCENTAGE OF TOTAL LOAN PORTFOLIO
                                                    -------------------------------------------------------------------------------
Loans, net of unearned interest:
  Insurance premium financing.....................          34.6%          31.7%        44.9%        36.1%        41.6%        44.8%
  Commercial loans................................          22.7           20.4         16.5         21.2         20.9         17.1
  Installment loans...............................          14.8           17.0         25.2         32.9         28.9         30.9
  Real estate loans...............................          23.6           26.8          5.9          4.2          3.8          4.4
  Medical claims receivable.......................           4.3            4.1          7.5          5.6          4.8          2.8
                                                    -------------   -----------  -----------  -----------  -----------  -----------
    Total.........................................         100.0%         100.0%       100.0%       100.0%       100.0%       100.0%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------


    As of September 30, 1995 and December 31, 1994 commitments of the Bank under standby letters of credit and unused lines of credit totaled approximately $2,448,000 and $2,353,000, respectively.

    Stated loan maturities (including floating rate loans reset to market interest rates) of the total loan portfolio, net of unearned income, as of September 30, 1995 were:

                             STATED LOAN MATURITIES

                                                         WITHIN ONE     ONE YEAR TO    AFTER FIVE
                                                            YEAR        FIVE YEARS       YEARS          TOTAL
                                                        -------------  -------------  ------------  -------------
Stated Loan Maturities/Floating Rates Reset:
  Insurance premium financing.........................  $  23,723,803  $    --        $    --       $  23,723,803
  Commercial & real estate loans......................     25,600,032      4,805,491     1,409,399     31,814,922
  Installment loans...................................        959,752      9,179,798       --          10,139,550
  Medical claims receivable...........................      2,969,812       --             --           2,969,812
                                                        -------------  -------------  ------------  -------------
    Total.............................................  $  53,253,399  $  13,985,289  $  1,409,399  $  68,648,087
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------

    Rate sensitivities of the total loan portfolio before unearned income, as of September 30, 1995 were as follows:

                                 LOAN REPRICING


                                                         WITHIN ONE     ONE YEAR TO    AFTER FIVE
                                                            YEAR        FIVE YEARS       YEARS          TOTAL
                                                        -------------  -------------  ------------  -------------
Fixed rate............................................  $  35,264,000  $  13,701,000  $  1,409,000  $  50,374,000
Variable rate.........................................     20,027,000        183,000       --          20,210,000
Nonaccrual............................................       --               27,000       --              27,000
                                                        -------------  -------------  ------------  -------------
  Total...............................................  $  55,291,000  $  13,911,000  $  1,409,000  $  70,611,000
                                                        -------------  -------------  ------------  -------------
                                                        -------------  -------------  ------------  -------------


    The maturities presented above are based upon contractual maturities. Many of these loans are made on a short-term basis with the possibility of renewal at time of maturity. All loans, however, are reviewed on a continuous basis for creditworthiness.

NONPERFORMING ASSETS

    The Company's financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on its loan portfolio, unless a loan is placed on a nonaccrual basis. Loans are placed on a nonaccrual basis when there are serious doubts regarding the complete collectibility of principal and interest. Amounts received on nonaccrual loans generally are applied first to principal and then to interest after all principal has been collected. Troubled debt restructurings are those for which concessions, including reduction of interest rates or deferral of interest or principal, have been granted, due to a borrower's weakened financial condition. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur. It is the policy of the Bank not to renegotiate the terms of a loan simply because of a delinquent status. Rather, a loan is generally transferred to a nonaccrual status if it is not in the process of collection and is delinquent in payment of either principal or interest beyond 90 days. Loans which are 90 days delinquent but are well secured and in the process of collection are not included in nonperforming assets.

    Other nonperforming assets consist of real estate acquired through loan foreclosures or other workout situations and other assets acquired through repossessions. The following table summarizes nonperforming assets by category as of September 30, 1995 and December 31, 1994:

                              NONPERFORMING ASSETS

                                                                                      SEPTEMBER 30,  DECEMBER 31,
                                                                                          1995           1994
                                                                                      -------------  ------------
Nonaccrual loans....................................................................   $    27,000    $   83,000
Loans 90 days past due and still accruing interest..................................        13,877        38,432
                                                                                      -------------  ------------
Total nonperforming loans...........................................................        40,877       121,432
Other real estate owned and other assets............................................        92,830       121,359
                                                                                      -------------  ------------
Total nonperforming assets..........................................................   $   133,707    $  242,791
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Nonperforming assets to total assets................................................          0.01%         0.02%
Nonperforming loans to total loans..................................................          0.01%         0.02%

    The classification of a loan on nonaccrual status does not necessarily indicate that the principal is uncollectible, in whole or in part. A determination as to collectibility is made by the Bank on a case-by-case basis. The Bank considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are foreclosure, collecting on guarantees, restructuring the loan or collection lawsuits.

    The following table sets forth a summary of other real estate owned and other collateral acquired as of September 30, 1995:

              OTHER REAL ESTATE OWNED & OTHER COLLATERAL ACQUIRED

                                                                NUMBER OF        NET BOOK
DESCRIPTION                                                   PARCELS/AUTOS   CARRYING VALUE
------------------------------------------------------------  -------------   --------------
Developed property..........................................        2            $29,676
Vacant land or unsold lots..................................        2              3,429
Repossessed automobiles.....................................       15             59,725
                                                                  ---            -------
                                                                   19            $92,830
                                                                  ---            -------
                                                                  ---            -------

ALLOWANCE FOR LOAN LOSSES

    In originating loans, the Company recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. The allowance for loan losses represents the Company's estimate of the allowance necessary to provide for losses incurred in the loan portfolio. In making this determination, the Company analyzes the ultimate collectibility of the Company's loan portfolio, incorporating feedback provided by the internal loan review staff and provided by examinations performed by regulatory agencies. The Company makes an ongoing evaluation as to the adequacy of the allowance for loan losses. To establish the appropriate level of the allowance, all loans (including nonperforming loans), commitments to extend credit and standby letters of credit are reviewed and classified as to potential loss exposure. Specific allowances are then established for those loans, commitments to extend credit or standby letters of credit with identified loss exposure and an additional allowance is maintained based upon the size, quality, and concentration characteristics of the remaining loan portfolio using both historical quantitative trends and the Company's evaluation of qualitative factors including future economic and industry outlooks. The determination by the Company of the appropriate level of allowance amount was $724,544 at September 30, 1995.

    The allowance for loan losses is based on estimates, and ultimate losses will vary from current estimates. These estimates are reviewed monthly and as adjustments, either positive or negative, become necessary they are reported in earnings in the periods in which they become known. The following table presents a detailed analysis of the Company's allowance for loan losses for the nine months ended September 30, 1995 and for the years ended December 31, 1994, 1993, 1992, 1991 and 1990:

                           ALLOWANCE FOR LOAN LOSSES


                                                                                             DECEMBER 31,
                                                    SEPTEMBER 30,   ---------------------------------------------------------------
                                                        1995           1994         1993         1992         1991         1990
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Beginning balance.................................   $   697,948    $   401,227  $   324,728  $   343,206  $   276,473  $   108,513
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Charge-offs:
  Commercial loans................................        (6,000)       (41,537)     (48,681)    (202,777)     (71,000)     (52,658)
  Installment loans...............................       (76,750)      (163,669)    (179,713)    (287,113)    (179,140)     (17,189)
  Real estate loans...............................       --              (5,350)     --           --           --           --
  Insurance premium finance.......................       --              (1,710)     (19,380)    (182,423)    (231,000)     --
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Total charge-offs.................................       (82,750)      (212,266)    (247,774)    (672,313)    (481,140)     (69,847)
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Recoveries:
  Commercial loans................................         6,009         15,698        1,412       30,081        4,000        1,000
  Installment loans...............................        24,031         43,070       88,511       89,005       50,000       14,807
  Real estate loans...............................         9,125        --           --           --            15,373        1,000
  Insurance premium finance.......................       --               2,488       71,790      235,194       12,000      --
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Total recoveries..................................        39,165         61,256      161,713      354,280       81,373       16,807
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Net charge-offs...................................       (43,585)      (151,010)     (86,061)    (318,033)    (399,767)     (53,040)
Bank acquisition..................................        10,181        340,832       71,976      --           --           --
Provision for loan losses.........................        60,000        106,899       90,584      299,555      466,500      221,000
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ending balance....................................   $   724,544    $   697,948  $   401,227  $   324,728  $   343,206  $   276,473
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Period end total loans, net of unearned
 interest.........................................   $68,648,087    $64,663,350  $31,626,262  $19,493,620  $19,199,387  $15,142,843
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Average loans.....................................   $67,992,319    $40,136,926  $26,008,833  $20,496,380  $17,496,528  $11,303,522
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ratio of net charge-offs to average loans.........          0.1%           0.4%         0.3%         1.6%         2.3%         0.5%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ratio of provision for loan losses to average
 loans............................................          0.1%           0.3%         0.4%         1.5%         2.7%         2.0%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ratio of allowance for loan losses to ending total
 loans............................................          1.1%           1.1%         1.3%         1.7%         1.8%         1.8%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ratio of allowance for loan losses to total
 nonperforming loans..............................      1,772.5%         574.8%       425.8%       201.1%        74.8%        34.8%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------
Ratio of allowance for loan losses to total
 nonperforming assets.............................        541.9%         287.5%       311.2%       148.5%        60.5%        32.9%
                                                    -------------   -----------  -----------  -----------  -----------  -----------
                                                    -------------   -----------  -----------  -----------  -----------  -----------

    The following table sets forth an allocation of the allowance for loan losses among categories as of September 30, 1995 and December 31, 1994. The Company believes that any allocation of the allowance for loan losses into categories lends an appearance of precision which does not exist. The allowance is utilized as a single unallocated allowance available for all loans. The following allocation table should not be interpreted as an indication of the specific amounts or the relative proportion of future charges to the allowance. Such a table is merely a convenient device for assessing the adequacy of the allowance as a whole. The following allocation table has been derived by applying a general allowance to the portfolio as a whole, in addition to specific allowance amounts for internally classified loans. In retrospect, the specific allocation in any particular category may prove excessive or inadequate and consequently may be reallocated in the future to reflect the then current condition. Accordingly, the entire allowance is available to absorb losses in any category.

                           ALLOWANCE FOR LOAN LOSSES

                                                                          SEPTEMBER 30, 1995               DECEMBER 31, 1994
                                                                    ------------------------------   ------------------------------
                                                                              PERCENT OF ALLOWANCE             PERCENT OF ALLOWANCE
                                                                                 BY CATEGORY TO                   BY CATEGORY TO
                                                                                 LOANS, NET OF                    LOANS, NET OF
                                                                     AMOUNT     UNEARNED INCOME       AMOUNT     UNEARNED INCOME
                                                                    --------  --------------------   --------  --------------------
Insurance premium financing loans.................................  $159,162          .23%           $136,326          .21%
Commercial loans..................................................   184,606          .27%            181,669          .28%
Installment loans.................................................   229,387          .33%            224,697          .35%
Real estate loans.................................................   151,389          .22%            155,256          .24%
                                                                    --------          ---            --------          ---
  Total...........................................................  $724,544          1.1%           $697,948          1.1%
                                                                    --------          ---            --------          ---
                                                                    --------          ---            --------          ---

INVESTMENT ACTIVITIES

    The investment portfolio, which was 15.8% of the Company's earning asset base as of September 30, 1995, is being managed to minimize interest rate risk, maintain sufficient liquidity and maximize return. Investment securities which are classified as held-to-maturity are purchased with the intent and ability of the Company to hold them to maturity as evidenced by the strong capital position of the Company and short maturity of the portfolio. Securities classified as held-to-maturity are carried at historical cost. The Company's financial planning anticipates income streams based on normal maturity and reinvestment. The short duration of the portfolio provides adequate liquidity through normal maturities. Investment securities classified as available-for-sale are purchased with the intent to provide liquidity and to increase returns. The securities classified as available-for-sale are carried at fair value. The Company does not have any securities classified as trading.

    As  of  September  30, 1995,  $10.3  million in  investment  securities were classified as held-to-maturity and $6.5 million were classified as available-for-sale. On December 8, 1994, the Bank's investment portfolio increased by $14.6 million as a result of the acquisition of the bank in Whitesboro. The securities added to the investment portfolio through the acquisition increased the size of the investment portfolio by approximately 213%. This large increase resulted in a need to restructure the investment portfolio in an effort to address capital budgeting needs and to address the Bank's investment objectives. During the first quarter of 1995, $4.7 million in available-for-sale securities were sold for gross realized gains of $100 and no gross recognized losses. As of September 30, 1995, proceeds from the maturity of held-to-maturity securities were $2.7 million and the maturity of available-for-sale securities were $2.7 million. Purchases of held-to-maturity securities were $3.5 million and purchases of available-for-sale securities were $4.0 million.

    Prior to the acquisition of the bank in Whitesboro, all investment securities were classified as held-to-maturity with the exception of the Federal Reserve Bank stock which was classified as available-for-sale. During 1994, the Bank's investment portfolio increased by $14.6 million as a result of the acquisition of the bank in Whitesboro. At the time of acquisition, $4.7 million was classified as held-to-maturity and $9.8 million was classified as available-for-sale. As of December 31, 1994, the net unrealized loss on the available-
for-sale securities was $4,301. Proceeds from sales of held-to-maturity investment securities during the twelve months ended December 31, 1994 were $500,000. These securities were sold within 90 days of the call date and were expected to be called.


    The amortized cost of the held-to-maturity securities was $9.5 million as compared with their estimated market value of $9.4 million on December 31, 1994. The net unrealized loss on the held-to-maturity securities was $189,970 and has not been realized because the Company has the intent and the ability to hold these securities to maturity. The securities within the available-for-sale classification had an amortized cost of $10.0 million and an estimated market value of $10.0 million on December 31, 1994. The net unrealized loss in the available-for-sale securities was $4,301 as of December 31, 1994. These unrealized losses are the result of interest rate movements during 1994 and other market forces, and would be realized in part or in whole if some or all of the available-for-sale securities were sold and no changes in the respective market values occurred.


    The mortgage-backed securities held by the Bank include $511,554 fixed rate and no variable rate as held-to-maturity. The held-to-maturity mortgage-backed securities are stated at cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates a level yield. The available-for-sale mortgage-backed securities includes $147,976 fixed rate mortgage-backed securities and no variable rate mortgage-backed securities. The available-for-sale securities are carried at fair value.

    The following tables describe the composition of investments by major category and maturity at September 30, 1995:

                              INVESTMENT PORTFOLIO


                                                                                         HELD-TO-      AVAILABLE-
                                                                                         MATURITY       FOR-SALE
                                                                                       -------------  ------------
U.S. Treasury notes..................................................................  $      99,205  $    495,000
U.S. Government agencies.............................................................      5,476,904     5,909,800
Municipal securities.................................................................      4,735,574       --
Federal Reserve Bank stock...........................................................       --             280,850
Other investments....................................................................       --              19,925
                                                                                       -------------  ------------
  Total..............................................................................  $  10,311,683  $  6,705,575
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                INVESTMENT PORTFOLIO MATURITY/REPRICING SCHEDULE

                                                                   MATURING OR REPRICING
                                -------------------------------------------------------------------------------------------
                                                           AFTER 1 YEAR BUT WITHIN 5  AFTER 5 YEARS BUT WITHIN     OTHER
                                      WITHIN 1 YEAR                  YEARS                    10 YEARS           SECURITIES
                                -------------------------  -------------------------  -------------------------  ----------
                                   AMOUNT        YIELD        AMOUNT        YIELD        AMOUNT        YIELD       AMOUNT
                                ------------     -----     ------------     -----     ------------     -----     ----------
HELD-TO-MATURITY
------------------------------
U.S. Treasury notes...........  $     99,205         6.4%       --           --            --           --           --
U.S. Government agencies......       790,286         5.6%  $  2,508,963         5.8%  $  1,666,101         6.9%      --
Municipal securities..........       342,602         4.3%     2,576,414         4.1%     1,816,558         4.1%      --
Mortgage-backed securities....       --           --            --           --            511,554         5.9%      --
                                ------------               ------------               ------------
  Total.......................  $  1,232,093      --       $  5,085,377      --       $  3,994,213      --           --
                                ------------               ------------               ------------
                                ------------               ------------               ------------
AVAILABLE-FOR-SALE
------------------------------
U.S. Treasury notes...........  $    197,994         6.8%  $    297,006         7.3%
U.S. Government agencies......       203,709         6.6%     2,339,534         6.7%  $  3,218,581         7.6%
Mortgage-backed securities....       --                         --                         --                    $  147,976
Federal Reserve Bank stock....       --                         --                         --                       280,850
Other investments.............       --                         --                         --                        19,925
                                ------------               ------------               ------------               ----------
  Total.......................  $    401,703               $  2,636,540               $  3,218,581               $  448,751
                                ------------               ------------               ------------               ----------
                                ------------               ------------               ------------               ----------

                                   YIELD
                                   -----
HELD-TO-MATURITY
------------------------------
U.S. Treasury notes...........      --
U.S. Government agencies......      --
Municipal securities..........      --
Mortgage-backed securities....      --
  Total.......................      --
AVAILABLE-FOR-SALE
------------------------------
U.S. Treasury notes...........
U.S. Government agencies......
Mortgage-backed securities....         6.3%
Federal Reserve Bank stock....
Other investments.............
  Total.......................


DEPOSIT ACTIVITIES

    Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans. The Company's average balance of total deposits was $91,496,156 for the nine months ended September 30, 1995, representing an increase of $37,184,445 or 68.5% compared with the average balance of total deposits for the year ended December 31, 1994. The Company's average balance of total deposits was $54,311,711 for the year ended 1994, an increase of $13,136,055 or 31.9% compared with the average balance of total deposits outstanding for 1993 of $41,175,656, an increase of $14,706,499 or 55.6% compared with the average balance of total deposits outstanding for 1992 of $26,469,157. The increases in deposits are due to both acquisitions and internally generated growth.

    The following table sets forth certain information regarding the Bank's average deposits as of September 30, 1995 and December 31, 1994:

                                AVERAGE DEPOSITS

                                             SEPTEMBER 30, 1995                            DECEMBER 31, 1994
                                 -------------------------------------------  -------------------------------------------
                                    AVERAGE     PERCENT OF    AVERAGE RATE       AVERAGE     PERCENT OF    AVERAGE RATE
                                    AMOUNT         TOTAL          PAID           AMOUNT         TOTAL          PAID
                                 -------------  -----------  ---------------  -------------  -----------  ---------------
Noninterest-bearing demand
 deposits......................  $  12,297,624        13.4%           N/A     $   7,996,860        14.7%           N/A
Interest-bearing demand
 deposits......................     22,422,644        24.5%           2.8%       14,680,300        27.0%           1.8%
Savings deposits...............      4,697,675         5.2%           2.7%        3,104,155         5.7%           2.5%
Time deposits..................     52,078,213        56.9%           4.8%       28,530,396        52.6%           4.0%
                                 -------------       -----            ---     -------------       -----            ---
  Total average deposits.......  $  91,496,156       100.0%           4.2%    $  54,311,711       100.0%           3.2%
                                 -------------       -----            ---     -------------       -----            ---
                                 -------------       -----            ---     -------------       -----            ---

    As of September 30, 1995, non-brokered time deposits over $100,000 represented 12.8% of total deposits, compared with 8.6% of total deposits as of December 31, 1994, 12.9% as of December 31, 1993, and 16.2% as of December 31, 1992. As of September 30, 1995, jumbo certificates of deposit in excess of $100,000 accounted for $13,885,925 of the Bank's deposits. Of this amount, $12,243,610 had a maturity of one year or less. The Bank does not have and does not solicit brokered deposits.


    The following table sets forth the remaining maturities for time deposits of $100,000 or more at September 30, 1995 and at December 31, 1994:

                       TIME DEPOSITS OF $100,000 OR MORE

                                                                  SEPTEMBER 30,  DECEMBER 31,
MATURITY RANGE                                                        1995           1994
----------------------------------------------------------------  -------------  ------------
Three months or less............................................  $   5,459,318   $3,054,111
Three through six months........................................      2,165,640    1,562,924
Six through twelve months.......................................      4,618,652    3,125,847
Over twelve months..............................................      1,642,315      200,000
                                                                  -------------  ------------
  Total.........................................................  $  13,885,925   $7,942,882
                                                                  -------------  ------------
                                                                  -------------  ------------

RETURN ON EQUITY AND ASSETS

    The following are various ratios for the Company for the nine months ended September 30, 1995 and the year ended December 31, 1994:

                          RETURN ON EQUITY AND ASSETS

                                                                    FOR THE NINE
                                                                    MONTHS ENDED      FOR THE YEAR
                                                                    SEPTEMBER 30,    ENDED DECEMBER
                                                                        1995            31, 1994
                                                                  -----------------  ---------------
Return on average assets........................................            0.9%              0.8%
Return on average equity........................................            9.6%              7.4%
Average equity to average assets................................            8.8%             10.5%

LIQUIDITY


    The Bank's investment securities portfolio, including federal funds sold, and its cash and due from bank deposit balances serve as the primary sources of liquidity. At September 30, 1995, 12.8% of the Bank's interest-bearing liabilities were in the form of time deposits of $100,000 and over. Substantially all of such large deposits were obtained from the Bank's market area, and none were obtained through brokers. Management believes these deposits to be a stable source of funds. However, if a large number of these time deposits matured at approximately the same time and were not renewed, the Bank's liquidity could be adversely affected. Currently, the maturities of the Bank's large time deposits are spread throughout the year, with 40% maturing in the fourth quarter of 1995, 16% maturing in the first quarter of 1996, 33% maturing in the second and third quarter of 1996, and the remaining 11% maturing thereafter. The Bank monitors those maturities in an effort to minimize any adverse effect on liquidity.


    The Company raised $1.3 million during 1995, $2.3 million during 1994, $852,000 during 1993, and $779,000 during 1992 through the sale, in registered offerings, private offerings and incentive stock option exercises, of the Company's Common Stock. Management anticipates that future registered and private offerings of the Company's Common Stock may be used to raise additional capital, in connection with acquisitions or if the regulatory capital requirements with which the Bank must comply necessitate the injection of additional capital by the Company into the Bank. Failure to raise such additional capital could adversely impact the growth of the Bank or result in its failure to comply with applicable regulatory capital requirements, which could necessitate a reduction in the volume of assets and deposits of the Bank. Such reductions could adversely affect the Bank's earnings and liquidity. See "Regulation and Supervision -- Capital Adequacy Guidelines".

    In the longer term, the liquidity of the Company and its ability to meet its cash obligations will depend substantially on its receipt of dividends from the Bank, which are limited by banking statutes and regulations. See "Regulation and Supervision".

CAPITAL RESOURCES


    The Company's shareholders' equity at September 30, 1995 was $10.0 million, compared with $8.1 million at December 31, 1994. The growth in equity has been the result of the sale of Common Stock by the Company and the retention of earnings. The Company had consolidated net income of $648,413 for the nine months ended September 30, 1995. There can be no assurance that the Company can continue to operate profitably in the future and failure to operate profitably would have a material adverse effect on the Company.



    The Bank is expected to meet a minimum risk-based capital to risk-weighted assets ratio of 8%, of which at least one-half (or 4%) must be in the form of Tier 1 (core) capital. The remaining one-half (or 4%) may be either in the form of Tier 1 (core) or Tier 2 (supplementary) capital. The amount of loan loss allowance that may be included in capital is limited to 1.25% of risk-weighted assets. The ratio of Tier 1 (core) and the combined amount of Tier 1 (core) and Tier 2 (supplementary) capital to risk-weighted assets for the Bank were 10.17% and 11.14%, respectively, at September 30, 1995, and 10.13% and 11.17%, respectively, at December 31, 1994. The Bank is currently, and expects to continue to be, in compliance with these guidelines. See "Regulation and Supervision -- Capital Adequacy Guidelines".



    While the Company believes it has sufficient financing for its current working capital needs, the Company is considering acquiring banks in addition to the Midlothian Bank, the branch acquired in 1995 and the four banks acquired in 1993 and 1994. There can be no assurance that the Company's present capital and financing will be sufficient to finance future operations thereafter. If the Company sells additional shares of Common Stock to raise funds, the terms and conditions of the issuances and any dilutive effect may have an adverse impact on the existing shareholders. If additional financing becomes necessary, there can be no assurance that such financing can be obtained on satisfactory terms. In this event, the Company could be required to restrict its operations. See "Investment Considerations -- Additional Financing".


    The Board of Governors of the Federal Reserve System ("FRB") has announced a policy sometimes known as the "source of strength doctrine" that requires a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB has interpreted this requirement to require that a bank holding company, such as the Company, stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. The FRB has stated that it would generally view a failure to assist a troubled or failing subsidiary bank in these circumstances as an unsound or unsafe banking practice or a violation of Regulation Y or both, justifying a cease and desist order or other enforcement action, particularly if appropriate resources are available to the bank holding company on a reasonable basis. The requirement that a bank holding company, such as the Company, make its assets and resources available to a failing subsidiary bank could have an adverse effect upon the Company and its shareholders.

    The following table sets forth an analysis of the Bank's capital ratios:

                           RISK-BASED CAPITAL RATIOS

                              SEPTEMBER 30,                 DECEMBER 31,                    MINIMUM       WELL-
                              -------------  -------------------------------------------    CAPITAL    CAPITALIZED
                                  1995           1994           1993           1992         RATIOS       RATIOS
                              -------------  -------------  -------------  -------------  -----------  -----------
Tier I risk-based capital...  $   7,596,000  $   6,790,000  $   3,821,000  $   2,978,000
Tier II risk-based capital..        725,000        698,000        401,000        258,000
Total capital...............      8,321,000      7,488,000      4,222,000      3,236,000
Risk-weighted assets........     74,692,000     67,011,000     33,594,000     20,622,000
Capital ratios (1):
  Tier I risk-based
   capital..................          10.17%         10.13%         11.37%         14.44%       4.00%        6.00%
  Tier II risk-based
   capital..................          11.14          11.17          12.57          15.69        8.00        10.00
  Leverage ratio............           6.41           5.56           9.96          11.92        4.00         5.00
Pro Forma Capital Ratios
 (2):
  Tier I risk-based
   capital..................          12.64%
  Total risk-based
   capital..................          13.59%
  Leverage ratio............           7.46%

------------------------
(1) As a national bank, the Bank is subject to certain minimum risk-based capital standards established by the OCC.

(2) The pro forma information assumes the sale of the Common Stock in the Offering hereby and the consummation of the other transactions discussed in this prospectus, as if all such transactions had occurred on September 30, 1995.

ACCOUNTING MATTERS

    In May 1993, the Financial Accounting Standards Board issued SFAS No. 114 "Accounting by Creditors of Impairment of a Loan" as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures". Together, these standards require that when a loan is impaired, a creditor shall measure impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate, the fair value of the collateral if the loan is collateral dependent or the loan's observable market price. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The new standards also require certain disclosures regarding impaired loans. The Company adopted these standards effective January 1, 1995. The adoption of these accounting standards did not have a material effect on the Company's consolidated financial position or results of operations since the Company's recognition and measurement policies regarding nonperforming loans are materially consistent with the accounting standards.

    In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". This Statement requires that long-lived assets and certain identifiable intangibles be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. This Statement is effective for fiscal years beginning after December 15, 1995.

    In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to continue to use the method of accounting specified in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value method of accounting defined in this Statement had been applied. This Statement is effective for fiscal years beginning after December 15, 1995.

    In November 1995, the FASB issued a Financial Accounting Series Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". The FASB concluded that concurrent with the initial adoption of this implementation guidance, but no later than December 31, 1995, an enterprise may reassess the appropriateness of the classification of all securities held at that time and account for any resulting reclassifications at fair value and such reclassifications should be disclosed in accordance with the provisions of Statement 115.

    Management believes that the adoption of these pronouncements will not have a material impact on the financial statements of the Company.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES


    The financial statements and related financial data concerning the Company presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of the Company is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary  in  nature.  As  a  result, changes  in  interest  rates  have  a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the FRB. The FRB implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Bank and its results of operations are not predictable. See "Investment Considerations -- General Economic Conditions and Monetary Policy".

                                    BUSINESS

THE COMPANY

    Surety Finance Company, the predecessor to the Company, commenced business in 1985 as a sole proprietorship owned by C. Jack Bean and Lorene Sims Bean. On December 30, 1989 the Company acquired approximately 98% of the common stock of the Bank and subsequently increased its ownership to in excess of 99%. Prior to acquisition of the Bank, the Company operated as a casualty insurance premium finance company licensed by the State of Texas. Upon its acquisition by the Company, the Bank began operating as an insurance premium finance company, and the Company ceased writing new IPF business to allow the Bank to succeed to the existing business of the Company at that time. The Company is a registered bank holding company under the Bank Holding Company Act. The Company conducts all its operations through the Bank.

    The Company's principal executive offices are located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054, and its telephone number is (817) 498-8154. At September 30, 1995 the Company had total assets of $119.6 million, total net loans of $67.9 million, total deposits of $108.2 million, and total shareholders' equity of $10.0 million.

ACQUISITIONS

    In the past five years, the Company has increased its asset size and geographically diversified its business through a number of acquisitions. On March 22, 1993, the Company acquired First State Bank, Wells, Texas, for $1.1 million. On March 23, 1993, the Company acquired Bank of the East, Chester, Texas, for $645,676. On June 1, 1994, the Company acquired The Farmers Guaranty State Bank of Kennard for $1.2 million. The Company financed each of these three acquisitions with internally generated funds. On December 9, 1994, the Company acquired First National Bank, Whitesboro, Texas, for $6 million. The Company financed the acquisition in part through a private placement of 667,400 shares of its common stock, pursuant to which the Company raised approximately $2.2 million, and in part through a $1.75 million loan from a financial institution. As of September 30, 1995, the principal amount of the loan outstanding had been reduced to $375,000.

    On September 28, 1995, the Company acquired a branch located in Waxahachie, Texas (the "Waxahachie branch") from Bank One, Texas, National Association, by purchasing certain assets and assuming certain liabilities. The Company financed the acquisition with internally-generated funds. At the closing, the Company assumed deposits and other liabilities totaling approximately $16.6 million. In addition, the Company acquired certain small business and consumer loans totaling approximately $875,000, certain real property, furniture and equipment related to the Waxahachie branch totaling approximately $271,000, and cash and other assets totaling approximately $15.5 million. After paying a deposit premium totaling approximately $331,000, the Company received approximately $15.4 million in cash from Bank One as consideration for the net deposit liabilities assumed. The Waxahachie branch has been incorporated into the Bank's existing branch network.

THE BANK

    The Bank was chartered as a national banking association in 1963. The Bank's principal offices are located at 600 South First Street, Lufkin, Texas 75901, and its telephone number is (409) 632-5541. The Bank also operates six branches in Hurst, Chester, Wells, Kennard, Waxahachie and Whitesboro, Texas. Following the completion of this Offering and the acquisition of the Midlothian Bank, the Bank's principal offices will be located in Hurst, Texas.

    The services offered by the Bank and its branches are generally those offered by commercial banks of comparable size in their respective areas, except that a significant portion of the Bank's loan portfolio represents IPF loans.

    At September 30, 1995 approximately 23%, 43% and 34% of the Bank's total loan portfolio represented commercial loans, consumer banking loans and IPF loans, respectively.

INSURANCE PREMIUM FINANCING

    IPF involves lending money to purchasers of property and casualty insurance (the "insureds") for the payment of their annual insurance premiums. This is an established type of lending, which has typically been provided by special purpose subsidiaries of major insurance companies and by finance companies. IPF ("premium financing") is generally considered a low risk form of lending for three reasons:

    - Approximately 25% of the annual premium must be paid by the insured at the time the insurance is purchased, so the amount of the loan represents only approximately 75% of the annual insurance premium.

    - At any date before the end of the policy term, a portion of the premium is not yet earned because it applies to the period from that date to the end of the policy term. This unearned premium is refunded if the policy is canceled before the end of the policy term. The amount of the premium financed is generally payable over the first nine months of the policy's term, so the unearned premium exceeds the outstanding balance of the loan and will repay the loan in full if the policy is canceled before the end of the policy term.

    - Even though the insured is responsible for repayment of the premium finance loan, if the insured does not make the loan payments on time, the lender has the right to cancel the policy (after notice to the insured) and to receive the entire amount of the unearned premium from the insurance carrier. The unearned premium is usually more than enough to repay the entire balance of the loan, including accrued interest.

The Company has engaged in premium financing since 1986, and the business has grown in terms of volume and outstanding loan balances since that time. The following table shows the outstanding balance of premium finance loans at the end of each of the following periods:

                  INSURANCE PREMIUM FINANCE LOANS OUTSTANDING

                                                                        GROSS LOANS
YEAR                                                                    OUTSTANDING
---------------------------------------------------------------------  -------------
1989.................................................................  $   4,682,321
1990.................................................................      7,061,880
1991.................................................................      8,265,490
1992.................................................................      7,267,889
1993.................................................................     14,518,680
1994.................................................................     20,931,642
September 30, 1995...................................................     24,283,325

    The typical premium finance loan has a nine month life. Because of the need to bill policy holders and to promptly cancel policies when loan payments are not received in a timely fashion, this niche lending product requires highly sophisticated data processing systems. Over the past several years, the Company has developed a customized computer system, and has established a variety of policies and procedures that allow it to handle, on an integrated basis, all of the administrative aspects of this business. The Company's computer system handles the preparation of loan documents, the billing of borrowers, the preparation of notices, the calculation and billing of late charges, the notification of policy cancellations, and the preparation of premium rebate requests to insurance companies when a policy is canceled.


    The premium finance division, which is headed by G.M. Heinzelmann, III, is staffed by ten people in the Bank's offices in Hurst, Texas and by two people in Atlanta, Georgia. Three of the employees of the premium finance division devote all of their time to developing and maintaining the Company's relationships with both insurance companies and insurance brokers. At the present time the Company has active relationships with approximately 400 insurance companies and approximately 3,000 insurance agents. These parties refer insurance purchasers who request financing to the Company, although in most cases the relationships are not exclusive.

    The vast majority of insurance premiums that are financed by the Company relate to commercial property and casualty policies. Since the premiums on these policies can be quite high, many businesses prefer to pay the premiums over the course of the policy life rather than to pay the entire premium at the time the policy is purchased.

    Since the Company relies on a rebate of the unearned premium as collateral to pay off defaulted insurance premium loans, the Company evaluates the financial strength of the insurance company as well as the insured. In order to avoid excessive concentrations, the Company limits the dollar amount of premium financing for policies written by any single insurance company. The Company's current policy limits the aggregate loans related to any single insurance company or any insurance syndicate to a maximum of 35% of the Bank's capital. The 35% limit applies only to insurance companies rated "A" or better by A. M. Best, and to certain unrated insurance organizations which the Company's management has determined to be financially strong. Lower percentage limits apply to insurance companies which have ratings of less than "A" from A. M. Best or are not rated by A. M. Best. For example, the aggregate premium loans related to any insurance entity that is not rated by A.M. Best and is not admitted in Texas may not exceed 10% of the Bank's capital unless the Bank's board of directors authorizes a higher limit based on a review of the insurer, principally concerning its financial strength.

    A. M. Best is the most widely recognized rater of insurance companies in the United States. A. M. Best only rates companies that have been in business for five years, and these companies are rated using the following system:

A++, A+.........................................  Superior
A, A-...........................................  Excellent
B++, B+.........................................  Very Good
B, B-...........................................  Adequate
C++,C+..........................................  Fair
C, C-...........................................  Marginal

    In addition to these six ratings, A. M. Best has a variety of ratings for companies for which the normal six ratings are not applicable. These additional ratings simply indicate the reason no rating is assigned and are not necessarily qualitative assessments. Set forth below is a table showing a breakdown of the Company's premium financing loans outstanding as of September 30, 1995 by the type and where applicable the rating of the entity providing the insurance.

                      BREAKDOWN BY TYPE OF INSURING ENTITY

Insurance companies rated "A++, A+, A or A-" by A. M. Best.........       54.6%
Insurance companies rated "B++, B+, B or B-" by A. M. Best.........        8.0%
Texas Workers Compensation Insurance Fund..........................       12.2%
Insurance syndicates operating through established insurance
 exchanges.........................................................        7.3%
Non-rated insurance companies admitted in Texas....................       14.3%
Non-rated insurance companies not admitted in Texas................        3.6%
                                                                         -----
    Total..........................................................      100.0%
                                                                         -----
                                                                         -----

    The Company believes that the structure of these loans results in limited credit losses. The Company may incur losses in its IPF business for a number of reasons, including fraud, refusal of an insurance company to refund a premium, insurance company insolvency, failure of the Company to properly notify an insurance company of the Company's interest in unearned premiums under applicable law and other reasons. The Company's loss experience on insurance premium finance lending was adversely affected during the second half of 1991 by the failure of a non-rated insurance company. Since 1991, the Company has limited its exposure to non-rated companies, as described above, and has experienced no net loan losses on premium financing loans. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Allowance for Loan Losses".

MEDICAL RECEIVABLES FACTORING

    The Company has engaged in medical receivables factoring since 1990. Medical receivables factoring involves the purchase of accounts receivable from doctors, hospitals, and other health care organizations. These accounts receivable are due principally from major insurance companies and governmental agencies. These receivables are purchased by the Company at a price equal to approximately 50% to 60% of their face amount. When the receivable is paid the Company retains the purchase price it paid for the receivables plus a discount factor and a servicing fee. The remaining balance of the payment is paid to the party from which the receivable was initially purchased.

    The turnover in the Company's medical receivables portfolio is rapid and is attributable to each factored receivable having an average life of approximately nine weeks. During the nine months ended September 30, 1995, the yield on the funds committed to this activity was 18.1%. The administration of the medical receivables is handled for the Company by Providers Funding Corporation ("PFC"), a company which specializes in the acquisition and processing of medical receivables. PFC has developed specialized computer systems which automate much of the administration of the medical receivables. In addition to a review of the receivables conducted by PFC, the Company has two individuals who conduct secondary review of the receivables to make sure that they meet the Company's criteria.

    The Company has experienced no losses in its medical receivables factoring business since the Company began this type of lending in 1990. However, the Company could incur losses in its medical receivables factoring business for a number of reasons, including fraud and the failure of the insurance company or the government agency to pay the receivable for any reason. The Company generally has no recourse against the health care provider for payment of a medical receivable which is not otherwise paid, although the Company generally obtains and perfects a security interest in all medical receivables of that health care provider to secure payment of the receivables. Therefore, payments on any other receivable in excess of the balance due the Company regarding that receivable may, under certain circumstances, be applied to an unpaid receivable. Medical receivables factoring, like IPF, is a specialty type of financing which provides high yields and requires specialized expertise and systems. The Company considers the market for this type of financing to be relatively broad, and to extend beyond the local markets served by the Bank's branches.

COMMERCIAL AND CONSUMER BANKING

    The Bank provides general commercial banking services for corporate and other business clients through its main office located in Angelina County, Texas, and through its branches located in Tarrant County, Tyler County, Cherokee County, Houston County, Ellis County and Grayson County, Texas as a part of the Bank's efforts to serve the local communities in which it operates. These loans are generally made to provide working capital, to finance the purchase of equipment, and for the expansion of existing businesses. The Bank's loans are secured by the assets of the businesses, including real estate, inventories, receivables, equipment and cash. Virtually all of these loans are also guaranteed by the owners of the businesses. The commercial loan portfolio also includes a significant amount of agricultural loans to farmers and ranchers. These loans are normally secured by equipment, crops, livestock, real estate and cash. The average yield during the nine months ended September 30, 1995 for the Bank's commercial lending activities was 10.9%. The Bank's commercial loans generally have maturities of twelve months or less.

    The Bank  provides a  full  range of  consumer banking  services,  including
checking   accounts,  "NOW"  and  "money  market"  accounts,  savings  programs, installment and real estate loans, money transfers and safe deposit facilities.

COMPETITION

    There is significant competition among banks and bank holding companies in Angelina County, Tarrant County, Tyler County, Cherokee County, Houston County, Ellis County, and Grayson County, Texas, and the Company believes that such competition among such banks and bank holding companies, many of which have far greater assets and financial resources than the Company, will continue to increase in the future. The Bank also encounters intense competition in its commercial and consumer banking business from savings and loan associations, credit unions, factors, insurance companies, commercial and captive finance companies, and certain other types of financial institutions located in other major metropolitan areas in the United

States, many of which are larger in terms of capital, resources and personnel. The casualty IPF business of the Bank is also very competitive. Large insurance companies offer their own financing plans, and other independent premium finance companies and other financial institutions offer IPF loans.

EMPLOYEES

    As of September 30, 1995 the Company and the Bank collectively had 92 full-time employees and two part-time employees. None of the Company's or the Bank's employees are subject to a collective bargaining agreement, and the Company and the Bank believe that their respective employee relations are good.

PROPERTIES

    The Bank has seven banking facilities. The Bank's main office is currently located in Lufkin, Texas, and the Bank's six branches are located in Hurst, Chester, Wells, Kennard, Waxahachie and Whitesboro, Texas. Upon consummation of the acquisition of Midlothian Bank, which will become the Bank's seventh branch, the Bank plans to move its main office to Hurst, Texas, and the Lufkin office will become a branch facility.

    The Lufkin facility is a two-story building located at 600 South First Street, Lufkin, Texas 75901. This building and the underlying tract of land are owned by the Bank. The building includes approximately 10,000 square feet of office space. A detached motor bank facility is also located on the land.

    The Hurst banking facility is located at 1845 Precinct Line Road, Suite 100, Hurst, Texas 76054. The Company and a branch of the Bank occupy approximately 13,000 square feet of leased space in a two-story building under a lease dated February 14, 1994 for a term of five years and ten months beginning March 1, 1994 and ending on December 31, 1999.

    The Chester facility is located in a two-story building located on U.S. Highway 287 in Chester, Texas. This building, and the underlying tract of land consisting of approximately 15,000 square feet, are owned by the Bank. The building includes approximately 5,600 square feet of office space. The Bank also owns an improved tract of land (containing approximately 3,000 square feet) located adjacent to the Chester facility.

    The Wells facility is located in a one-story building located on U.S. Highway 69 in Wells, Texas. This building, and the underlying tract of land consisting of approximately 9,000 square feet, are owned by the Bank. The building includes approximately 4,500 square feet of office space. The Bank also owns two unimproved tracts of land (one containing approximately 2.31 acres and the other approximately 1,800 square feet) located adjacent to the Wells facility.

    The Kennard facility is located in a one-story building located at Broadway and Main Streets, in Kennard, Texas. This building, and the underlying tract of land consisting of approximately 14,000 square feet, are owned by the Bank. The building includes approximately 2,790 square feet of office space. The Bank also owns two storage buildings located on the same tract of land.

    The Waxahachie facility is located in a two-story building located at 104 Elm Street, Waxahachie, Texas 75165. This building, and the underlying tract of land consisting of approximately 14,100 square feet, are owned by the Bank. The building includes approximately 5,100 square feet of office space.

    The Whitesboro facility is located in a one-story building located at 2500 Highway 82 East, in Whitesboro, Texas. This building, and the underlying tract of land consisting of approximately 132,000 square feet, are owned by the Bank. The building includes approximately 6,400 square feet of office space.

    The Company believes the existing facilities are adequate for its present needs.


                               LEGAL PROCEEDINGS



    The Company is a defendant in two related cases: TENNESSEE EX REL. DOUGLAS SIZEMORE, COMMISSIONER OF COMMERCE AND INSURANCE FOR THE STATE OF TENNESSEE, ET AL. VS. SURETY BANK, N.A., filed in June 1995 in the Federal District Court for the Northern District of Texas, Dallas Division, (the "Anchorage Case"), and UNITED SHORTLINE INC. ASSURANCE SERVICES, N.A. ET AL. VS. MACGREGOR GENERAL INSURANCE COMPANY, LTD., ET AL., now pending in the 141st Judicial District Court of Tarrant County, Texas (the "MacGregor Case"). The claimant in the Anchorage Case is a liquidator (the "Liquidator") appointed by the Tennessee Commissioner of Commerce and Insurance to liquidate Anchorage Fire and Casualty Insurance Company ("Anchorage"). The Liquidator seeks to recover compensatory and punitive damages on various alleged causes of action, including violation of orders issued by a Tennessee court, fraudulent and preferential transfers, common law conversion, fraud, negligence, and bad faith, all of which are based on the same underlying facts and course of conduct. The plaintiff in the MacGregor Case, United Shortline Inc. Assurance Services, N.A. ("United Shortline"), is the holder of a Florida judgment against MacGregor General Insurance Company, Ltd. ("MacGregor") and seeks to recover funds allegedly belonging to MacGregor which were held by the Company. Both cases arise out of the Company's alleged exercise of control over funds held in accounts at the Company under agreements with Anchorage and MacGregor. The exercise of control included the setoff of approximately $570,000, and the interpleader, in the MacGregor Case, of approximately $600,000. The Company asserts that it had a right to exercise control over the funds, in the first instance under contractual agreements between the Company and the respective insurance companies or the Company and the policy holders, and in the second instance in order to protect the Company against the possibility of inconsistent orders regarding the same funds. The Liquidator also seeks to recover funds allegedly transferred from Anchorage/MacGregor accounts at the Bank during approximately a four month period in 1993, which exceed $2.6 million in the aggregate. The Company believes that the claims lack merit and intends to defend the cases vigorously. Although Anchorage Fire & Casualty Insurance Company, in Liquidation, acting through Jeanne Barnes Bryant, Special Deputy Commissioner and Liquidator under the Liquidation Order dated May 13, 1993, is also the Selling Shareholder in this Offering, the sale of shares by the Selling Shareholder will not release or waive any of the Liquidator's asserted claims in these cases.

                           REGULATION AND SUPERVISION

GENERAL

    The Company and the Bank are subject to the generally applicable state and federal laws governing businesses and employers. The Company and the Bank are further extensively regulated by special state and federal laws and regulations applicable only to financial institutions and their parent companies. Virtually all aspects of the Company's and Bank's operations are subject to specific requirements or restrictions and general regulatory oversight, from laws regulating consumer finance transactions, such as the Truth in Lending Act, the Home Mortgage Disclosure Act and the Equal Credit Opportunity Act, to laws regulating collections and confidentiality, such as the Fair Debt Collection Practices Act, the Fair Credit Reporting Act and the Right to Financial Privacy Act. With few exceptions, state and federal banking laws have as their principal objective either the maintenance of the safety and soundness of financial institutions and the federal deposit insurance system or the protection of consumers or classes of consumers, rather than the specific protection of shareholders of the Company. To the extent that the following discussion describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statute or regulation. Any change in applicable laws, regulations or policies of various regulatory authorities may have a material effect on the business, operations and prospects of the Company and the Bank. The Company is unable to predict the nature or the extent of the effects on its business or earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

REGULATION OF THE COMPANY

    The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and therefore is subject to regulation and supervision by the FRB. The Company is required to file reports with, and to furnish such other information as, the FRB may require pursuant to the BHCA, and to subject itself to examination by the FRB. The FRB has the authority to issue orders to bank holding companies to cease and desist from unsound banking practices and violations of conditions imposed by, or violations of agreements with, the FRB. The FRB is also empowered to assess civil monetary penalties against companies or individuals who violate the BHCA or orders or regulations thereunder, to order termination of non-banking activities of non-banking subsidiaries of bank holding companies, and to order termination of ownership and control of a non-banking subsidiary by a bank holding company. Certain violations may also result in criminal penalties. The OCC is authorized to exercise comparable authority with respect to the Bank.

    The FRB takes the position that a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's position that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both. This doctrine has become known as the "source of strength" doctrine. In addition, statutory changes in the Federal Deposit Insurance Act (the "FDIA") made by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") now require the holding company parent of an undercapitalized bank to guarantee, up to certain limits, the bank's compliance with a capital restoration plan approved by the bank's primary federal supervisory agency.

    The BHCA and the Change in Bank Control Act, together with regulations promulgated by the FRB, require that, depending on the particular circumstances, either FRB approval must be obtained or notice must be furnished to the FRB and not disapproved prior to any person or company acquiring "control" of a bank holding company, such as the Company, subject to certain exemptions for certain transactions. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption. Control is rebuttably presumed not to exist if a company acquires less than 5% of any class of voting securities of a bank or a bank holding company.

    As a bank holding company, the Company is required to obtain approval prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership or control of shares of a bank or bank holding company if, after the acquisition, the Company would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

    The Company is also prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the FRB to be so closely related to banking or managing and controlling banks as to be a proper incident thereto. These activities include, among others, operating a mortgage, finance, credit card, or factoring company; performing certain data processing operations; providing investment and financial advice; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; and providing certain stock brokerage and investment advisory services. In approving acquisitions or the addition of activities, the FRB considers whether the acquisition or the additional activities can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh such possible adverse effects as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. In considering any application for approval of an acquisition or merger, the FRB is also required to consider the financial and managerial resources of the companies and the banks concerned, as well as the applicant's record of compliance with the Community Reinvestment Act (the "CRA").

    The BHCA generally imposes certain limitations on transactions by and between banks that are members of the Federal Reserve System and other banks and non-bank companies in the same holding company structure, including limitations on extensions of credit (including guarantees of loans) by the Bank to affiliates, investments in the stock or other securities of the Company by the Bank, and the nature and amount of collateral that the Bank may accept from any affiliate to secure loans extended to the affiliate. The Company, as an affiliate of the Bank, is also subject to these restrictions. Under the BHCA and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

    As of September 30, 1995, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Interstate Banking Act") allows adequately capitalized and managed bank holding companies to acquire banks in any state, regardless of whether the acquisition would be prohibited by applicable state law. An out-of-state bank holding company seeking to acquire ownership or control of a Texas state bank, a national bank located in Texas or any bank holding company owning or controlling a state bank or a national bank located in Texas must obtain the prior approval of both the FRB and the Banking Commissioner of Texas. In addition, under the Interstate Banking Act, a bank holding company and its insured depository institution affiliates may not complete an acquisition which would cause it to control more than 10% of total deposits in insured depository institutions nationwide or to control 30% or more of total deposits in insured depository institutions in the home state of the target bank. However, state deposit concentration caps adopted by various states, such as the State of Texas, which limit control of in-state insured deposits to a greater extent than the Interstate Banking Act will be given effect. The State of Texas has adopted a deposit concentration cap of 25% of in-state insured deposits; therefore, the Texas state deposit concentration cap will lower the otherwise applicable 30% federal deposit concentration cap. Additionally, state provisions regarding the minimum years the target has been in existence will be honored; provided, however, acquisitions may be approved when the target bank has been in existence for at least five years, notwithstanding state provisions to the contrary. The minimum age provision adopted by the State of Texas is five years and therefore this provision will not be preempted by the federal provision.


    The Interstate Banking Act will also allow out-of-state branches through interstate mergers commencing June 1, 1997, provided that each bank involved in the merger is adequately capitalized and managed. States are permitted, however, to pass legislation either providing for earlier approval of mergers with out-of-state banks or "opting-out" of interstate mergers entirely, provided such legislation applies equally to all out-of-state banks. Texas has passed legislation to "opt out" of interstate mergers entirely until 1999. The Interstate Banking Act also provides for interstate mergers involving an out-of-state bank's acquisition of a branch of an insured bank without the acquisition of the entire bank, if permitted under the laws of the state where the branch is located. The deposit concentration caps and the minimum age provisions applicable to interstate bank acquisitions also apply to interstate bank mergers.


    The Interstate Banking Act also provides for de novo branches in a state if that state expressly elects to permit de novo branching on a non-discriminatory basis. A "de novo branch" is defined as a branch office of a national or state bank that is originally established as a branch and does not become a branch as a result of an acquisition, conversion, merger or consolidation. De novo interstate branching is subject to the same conditions applicable to interstate mergers under the Interstate Banking Act, other than deposit concentration limits.

REGULATION OF THE BANK

    The Bank is a national banking association and therefore is subject to regulation, supervision, and examination by the OCC. The Bank is also a member of the FRB and the FDIC. Requirements and restrictions under the laws of the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to shareholders, and minimum capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources". As discussed above, the OCC has enforcement authority over the Bank that is similar to that of the FRB with respect to the Company. In addition, upon making certain determinations with respect to the condition of any insured national bank, such as the Bank, the FDIC may begin to terminate a bank's federal deposit insurance.

    There are certain statutory limitations on the payment of dividends by national banks. Without approval of the OCC, dividends may not be paid in excess of a bank's total net profits for that year, plus its retained profits for the preceding two years, less any required transfers to capital surplus. In addition, a national bank may not pay dividends in excess of total retained profits, including current year's earnings. In some cases, the OCC may find a dividend payment that meets these statutory requirements to be an unsafe or unsound practice.

    Federal and Texas state laws generally limit the amount of interest and fees which lenders, including the Bank, may charge regarding loans. The applicable law, and the applicable limits, may vary depending upon, among other things, the identity, nature and location of the lender, and the type of loan or collateral. In Texas, the maximum interest rate applicable to most loans changes with changes in the average auction rate for United States Treasury Bills, but does not decline below 18% or rise above 24% (except for certain loans in excess of $250,000 for which the maximum annual rate may not rise above 28%). However, the interest which may be charged on an IPF loan is regulated by the Texas State Board of Insurance. See "Business -- Insurance Premium Financing".

    National banks domiciled in Texas are permitted to engage in unlimited branch banking, subject to the prior approval of the OCC to establish any branch.

    Banks are affected by the credit policies of other monetary authorities, including the FRB, which affect the national supply of bank credit. Such policies influence overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

    FDICIA requires the OCC to take "prompt corrective action" with respect to any national bank which does not meet specified minimum capital requirements. The applicable regulations establish five capital levels, ranging from "well-capitalized" to "critically undercapitalized," and require or permit the OCC to take supervisory action regarding any national bank that is not at least "adequately capitalized". Under these regulations, which became effective December 19, 1992, a national bank is considered well capitalized if it has a total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and it is not subject to an order, written agreement, capital directive, or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A national bank is considered "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or greater, a Tier I risk-based capital ratio and leverage capital ratio of 4.0% or greater (or a leverage ratio of 3.0% or greater if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), and the institution does not meet the definition of an undercapitalized institution. A national bank is considered "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4%, or a leverage ratio that is less than 4.0% (or a leverage ratio that is less than 3.0% if the institution is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines). A "significantly undercapitalized" institution is one which has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0%, or a leverage ratio that is less than 3.0%. A "critically undercapitalized" institution is one which has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

    With certain exceptions, national banks will be prohibited from making capital distributions or paying management fees if the payment of such distributions or fees will cause them to become undercapitalized. Furthermore, undercapitalized national banks will be required to file capital restoration plans with the OCC. Undercapitalized national banks also will be subject to restrictions on growth, acquisitions, branching and engaging in new lines of business unless they have an approved capital plan that permits otherwise. The OCC also may, among other things, require an undercapitalized national bank to issue shares or obligations, which could be voting stock, to recapitalize the institution or, under certain circumstances, to divest itself of any subsidiary.

    The OCC is authorized to take various enforcement actions against any significantly undercapitalized national bank and any undercapitalized national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. The powers include, among other things, requiring the institution to be recapitalized, prohibiting asset growth, restricting interest rates paid, requiring prior approval of capital distributions by any bank holding company which controls the institution, requiring divestiture by the institution of its subsidiaries or by the holding company of the institution itself, requiring a new election of directors, and requiring the dismissal of directors and officers.

    Significantly and critically undercapitalized national banks may be subject to more extensive control and supervision. The OCC may prohibit any such institutions from, among other things, entering into any material transaction not in the ordinary course of business, amending their charters or bylaws, or engaging in certain transactions with affiliates. In addition, critically undercapitalized institutions generally will be prohibited from making payments of principal or interest on outstanding subordinated debt. Within 90 days of a national bank's becoming critically undercapitalized, the OCC must appoint a receiver or conservator unless certain findings are made with respect to the prospect for the institution's continued viability.

    Based on its capital ratios as of September 30, 1995, the Bank was classified as "well capitalized" under the applicable regulations. The Company does not believe that FDICIA's prompt corrective action regulations will have any material effect on the activities or operations of the Bank. However, if the Bank were to become undercapitalized and these restrictions were to be imposed, the restrictions, either individually or in the aggregate, could have a significant adverse effect on the operations of the Bank, and, as a result, the ability of the Company to pay dividends on the Common Stock or service any cash flow needs.

CURRENT REGULATORY ISSUES

    In late 1993, the Secretary of the Treasury of the United States proposed a wide-ranging restructuring of the bank regulatory system in the United States, including the merger or other combination of the FRB, the OCC and the FDIC, among others. As of the date of this prospectus, the legislation to effect such a restructuring has not yet been introduced in Congress and there can be no certainty as to the effect, if any, that such legislation would have on the regulation of the Company or the Bank.

    FDICIA requires the FDIC to establish a schedule to increase (over a period of not more than 15 years) the reserve ratio of the BIF, which insures the deposits of the Bank to a maximum of $100,000 per depositor, to 1.25% of insured deposits, and impose higher deposit insurance premiums of BIF members, if necessary, to achieve that ratio. Generally, banks are assessed insurance premiums according to how much risk they are deemed to present to BIF. Such premiums ranged from 0.23% of insured deposits to 0.31% of insured deposits in 1994 and 1995. Banks with higher levels of capital and which have earned a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern. During 1994 and 1995 (until a new rate structure) the Bank was assessed at the rate of $0.23 per $100 of deposits. On August 8, 1995, the FDIC Board of Directors voted to significantly reduce the deposit insurance premium paid by most banks but to keep existing assessment rates intact for savings associations. Under the new rate structure, which went into effect in October, 1995, the highest rated institutions insured by BIF pay $0.04 per $100 of domestic deposits. Based on the risk category applicable to the Bank, the premium paid by the Bank is presently $.04 per $100 of deposit. On November 14, 1995, the FDIC announced that commencing in 1996 it would eliminate insurance deposit premiums for all but the banks warranting the highest level of supervisory concern.

    FDICIA contains numerous other provisions, including new accounting, auditing and reporting requirements, the termination (beginning in 1995) of the "too big to fail" doctrine except in special cases, new regulatory standards in areas such as asset quality, earnings and compensation and revised regulatory standards for the powers of state chartered banks, real estate lending, bank closures and capital adequacy.

    Under CRA, a bank's applicable regulatory authority (which is the OCC for the Bank) is required to assess the record of each financial institution which it regulates to determine if the institution meets the credit needs of its entire community, including low- and moderate-income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by such institution for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger, or the acquisition of shares of capital stock of another financial institution. The regulatory authority prepares a written evaluation of an institution's record of meeting the credit needs of its entire community and assigns a rating. The Bank has undertaken significant actions to comply with the CRA. The Bank has received a "satisfactory" commendation in its most recent review by federal regulators with respect to its compliance with the CRA. Both the United States Congress and the banking regulatory authorities have proposed substantial changes to the CRA and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that any such changes would have on the Bank.

CAPITAL ADEQUACY GUIDELINES

    Capital management consists of providing equity to support both current and future operations. The Company is subject to capital adequacy requirements issued by the FRB, and the Bank is subject to similar requirements imposed by the OCC.

    Specifically, the various federal bank regulatory agencies, including the FRB and the OCC, have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. On September 14, 1993, the FRB together with the FDIC and the OCC jointly proposed new rules implementing an interest rate risk ("IRR") component to the risk-based standards as required by FDICIA. The effect the proposed IRR rule will have on the Bank's risk-based capital requirements, if any, cannot be determined until the rule is finalized.

    The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance sheet obligations, such as standby letters of credit) is 8.0%. At least half of the risk-based capital must consist of common equity, retained earnings, and qualifying perpetual preferred stock, less deductions for goodwill and various other intangibles ("Tier I capital"). The remainder may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, preferred stock, and a limited amount of the general valuation allowance for loan losses ("Tier II capital"). The sum of Tier I capital and Tier II capital is "total risk-based capital."

    The FRB (for the Company) and the OCC (for the Bank) have also adopted guidelines which supplement the risk-based capital guidelines with a minimum leverage ratio of Tier I capital to average total consolidated assets ("leverage ratio") of 3% for institutions with well diversified risk (including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings); that are generally considered to be strong banking organizations (rated composite 1 under applicable federal guidelines); and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider a "tangible Tier I leverage ratio" in evaluating proposals for expanding activities by bank holding companies. The tangible Tier I leverage ratio is the ratio of a banking organization's Tier I capital (less deductions for intangibles otherwise includable in Tier I capital) to total tangible assets.

    As of September 30, 1995, the Company's Tier I risk-based capital ratio was 10.17%, its total risk-based capital ratio was 11.14% and its leverage ratio was 6.4%, which equaled or exceeded the federal minimum regulatory requirements.

    Bank regulators may raise capital requirements applicable to banking organizations beyond current levels. However, the Company is unable to predict whether higher capital requirements will be imposed and, if so, at what levels and on what schedules, and therefore cannot predict what effect such higher requirements may have on the Company and the Bank.


    For an analysis of the Company's and the Bank's capital, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources" and "Recent Unaudited Selected Consolidated Financial Data."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The Company elected eight directors at the annual meeting of the shareholders in April 1995. All directors are elected annually and hold office until the next annual meeting of shareholders, expected to be held in May 1996, or until their respective successors have been duly elected and have qualified. The following table provides information about the directors and executive officers of the Company.



NAME AND AGE; YEARS SERVED
        AS DIRECTOR                     PRINCIPAL OCCUPATION FOR PAST FIVE YEARS; OTHER DIRECTORSHIPS
---------------------------  -----------------------------------------------------------------------------------
C. Jack Bean                 C. Jack Bean has  been Chairman of the  Board and a director  of the Company  since
Age 67                        March  1987, and served as President of the  Company from March 1987 to July 1992.
Director Since 1987           Mr. Bean was  the owner  and founder of  Surety Finance  Company, the  predecessor company  to the Company's business,  from 1985 until March  1987. He has served as
                              Chairman of the Board and a director of the Bank since December 1989.
G. M. Heinzelmann, III       G. M. Heinzelmann,  III has been  President of the  Company since July  1992 and  a
Age 33                        director of the Company since July 1993. He previously served as Vice President of
Director Since 1993           the  Company from May 1987 to July 1992. Mr. Heinzelmann has served as Senior Vice
                              President and a director  of the Bank  since December 1989 and  as Manager of  the
                              Insurance  Premium Finance  Division of  the Company,  and subsequently  the Bank, since May 1987. He has also served as Secretary, Treasurer and a director of Brian
                              Capital, Inc., a non-operating publicly held corporation, since November 1988.
Bobby W. Hackler             Bobby W. Hackler has been Vice President and Secretary of the Company since January
Age 49                        1992. He served as  Chief Financial Officer  of the Company  from January 1992  to
Director Since 1994           October 1995. He has served as President of the Bank since February 1994, as Chief
                              Executive Officer of the Bank since July 1992, and as a director of the Bank since
                              December 1990. Mr. Hackler previously served as the Bank's Chief Operating Officer from  January 1992 to July 1992, as  its Senior Vice President and Controller from
                              March 1991 to December 1991, and as its Vice President and Controller from January
                              1990 to March 1991.
William B. Byrd              William B. Byrd has served  as a director of the  Company since April 1993. He  has
Age 63                        been  involved  in  personal  investment  activities,  real  estate  brokerage and
Director Since 1993           management, and  ranching for  the  past five  years. Mr.  Byrd  has served  as  a director of the Bank since January 1994.
Joseph S. Hardin             Joseph  S. Hardin has served as a director  of the Company since April 1989. He has
Age 79                        been involved  in personal  investment activities  for the  past five  years.  Mr.
Director Since 1989           Hardin has served as a director of the Bank since May 1994.
Michael L. Milam             Michael  L. Milam has  served as a director  of the Company since  May 1994. He has
Age 43                        been president of Dallas Fire Insurance Company, a licensed Texas stock  insurance
Director Since 1994           company, since December 1988. Mr. Milam has served as a director of the Bank since
                              May 1994.
Garrett Morris               Garrett  Morris has served as a director of the Company since May 1994. He has been
Age 69                        a member of the law firm of Morris and Schiffer since 1989. Mr. Morris has  served
Director Since 1994           as a director of the Bank since May 1994.
Cullen W. Turner             Cullen  W. Turner has served as a director  of the Company since March 1987. He has
Age 54                        been involved  in personal  investment activities  for the  past five  years.  Mr.
Director Since 1987           Turner has served as a director of the Bank since December 1993.

NAME AND AGE; YEARS SERVED
        AS DIRECTOR                     PRINCIPAL OCCUPATION FOR PAST FIVE YEARS; OTHER DIRECTORSHIPS
---------------------------  -----------------------------------------------------------------------------------
B. J. Curley                 B.J.  Curley has served as the Company's Chief Financial Officer and Vice President
Age 31                        since October 1995. Since December 1994  he has served as Chief Financial  Officer of  the Bank and since May 1993 has served as the Bank's Controller. Prior to May,
                              1993, he served as controller for Environmental Engineering & Geotechnics.

    G. M. Heinzelmann, III, President and a director of the Company, is the son-in-law of C. Jack Bean, Chairman of the Board of the Company. Otherwise, there is no family relationship between any of the directors and any executive officer of the Company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION


    SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chairman of the Board and Chief Executive Officer and each of the two other most highly compensated executive officers of the Company (determined as of the end of the last fiscal year) (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1995, 1994 and 1993:


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION


                     NAME AND                                                            OTHER ANNUAL        ALL OTHER
                PRINCIPAL POSITION                     YEAR     SALARY (1)    BONUS    COMPENSATION (2)  COMPENSATION (3)
---------------------------------------------------  ---------  ----------  ---------  ----------------  -----------------
C. Jack Bean                                              1995  $  102,613  $  17,000           --           $   4,000
 Chairman of the Board and Chief                          1994  $  107,653  $  14,500           --           $   3,740
 Executive Officer of the Company;                        1993  $   87,740  $   8,700           --           $   2,126
 Chairman of the Board of the Bank
G. M. Heinzelmann, III                                    1995  $   73,601  $  12,000           --           $   3,150
 President of the Company; Senior                         1994  $   71,872  $  10,100           --           $   2,600
 Vice President of the Bank                               1993  $   60,855  $   6,050           --           $   1,477
Bobby W. Hackler                                          1995  $   80,869  $  13,000           --           $   6,125
 Vice President, Secretary and Chief                      1994  $   78,879  $  11,100           --           $   2,857
 Financial Officer of the Company;                        1993  $   66,793  $   6,650           --           $   1,623
 President and Chief Executive Officer
 of the Bank


------------------------
(1) Includes salary and directors' fees paid by the Company, before any salary reduction for contributions in 1994 and 1993 to the Company's Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code").

(2) Excludes perquisites and other personal benefits, securities, or property which, in the aggregate, do not exceed the lesser of $50,000 or ten percent (10%) of the annual salary and bonus, if any, for each named executive officer.


(3) The total amounts shown in this column consist of matching contributions under the Company's Savings Plan under Section 401(k) of the Code, which was adopted by the Company in 1993 and includes the compensation associated with the use of a company vehicle. The amounts shown in this column for 1995 are estimates.


    1995 STOCK OPTION PLAN. At the annual meeting in April, 1995, the shareholders of the Company adopted the 1995 Incentive Stock Option Plan of Surety Capital Corporation (the "1995 Stock Plan"). The purpose of the 1995 Stock Plan is to permit officers and key employees of the Company and its subsidiaries (whether now owned or hereafter acquired) to acquire a proprietary interest in the Company, thereby providing them with an additional incentive for further promoting the success of the Company's business operations and encouraging them to remain as officers and key employees of the Company and its subsidiaries.

    All executive officers and other key personnel of the Company who are active, full-time employees of the Company or its subsidiaries, and who otherwise qualify under the 1995 Stock Plan, are eligible to participate in the 1995 Stock Plan. However, members of the Board who are not employed by the Company or any of its subsidiaries on a full time basis are not eligible to participate in the 1995 Stock Plan.

    The 1995 Stock Plan is administered by the Stock Option Committee (the "Committee"), which is comprised of five members of the Board, none of whom are eligible to receive options under the 1995 Stock Plan while serving as a member of the Committee and who have been ineligible to receive options under the 1995 Stock Plan or any other stock option or stock appreciation rights plan of the Company (including the 1988 Incentive Stock Option Plan of the Company) for a period of at least one year prior to the date of their appointment as a member of the Committee. The Committee is empowered (i) to construe and interpret the 1995 Stock Plan and all options granted thereunder, (ii) to recommend the individuals to whom and the time or times at which options will be granted, the number of shares to be subject to each option and the option exercise price, and
(iii) to make all other determinations necessary or advisable for the administration of the 1995 Stock Plan.


    Subject to provisions for proportionate adjustment occasioned by changes in the Company's capital structure, a total of 100,000 shares of Common Stock of the Company have been set aside under the 1995 Stock Plan for use upon exercise of options granted thereunder. As of January 30, 1996 options have been granted under the 1995 Stock Plan covering 15,000 shares of the Company's Common Stock. Options under the 1995 Stock Plan must be granted on or before February 20, 2005, and the options by their terms may not be exercised after ten years from the date the options are granted. The exercise price for options granted under the 1995 Stock Plan is determined by the Committee, except that in no event may such exercise price be less than the fair market value of the Company's Common Stock on the date of the grant. In the event an option is granted to a person who, at the time the option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price at the time the option is granted must be at least 110% of the fair market value of the Company's Common Stock. The aggregate fair market value (determined at the time the options are granted) of the Company's Common Stock with respect to which options of a participant are exercisable for the first time during any calendar year under the 1995 Stock Plan, together with any options granted to such participant under any other plan of the Company or its subsidiaries, may not exceed $100,000. The proceeds from the sale of shares of Common Stock pursuant to options granted under the 1995 Stock Plan will constitute general corporate funds of the Company.

OPTION GRANTS


    As of December 31, 1995, the three executive officers named below held options granted under the Company's 1988 Incentive Stock Option Plan (the "1988 Plan") covering 55,214 shares of Common Stock. No additional options may be granted under the 1988 Plan. The following table provides information on incentive stock options granted in fiscal year 1995 to the named executive officers under the 1988 Plan as of December 31, 1995. No options have been granted under the 1995 Stock Plan during 1995.



                     OPTION GRANTS IN FISCAL YEAR 1995 (1)



                                                                                                     POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                     VALUE AT ASSUMED
                                           ------------------------------                              ANNUAL RATES OF
                                            NUMBER OF                                                    STOCK PRICE
                                           SECURITIES   PERCENT OF TOTAL                               APPRECIATION FOR
                                           UNDERLYING    OPTIONS GRANTED   EXERCISE OR                   OPTION TERM
                                             OPTIONS     TO EMPLOYEES IN   BASE PRICE   EXPIRATION   --------------------
NAME                                       GRANTED (2)     FISCAL YEAR      ($/SH)(3)      DATE       5% (4)     10% (4)
-----------------------------------------  -----------  -----------------  -----------  -----------  ---------  ---------
C. Jack Bean.............................      16,266             41%       $   3.125       1-3-00   $  14,044  $  31,033
G. M. Heinzelmann, III...................      11,175             28%       $   3.125       1-3-00   $   9,648  $  21,320
Bobby W. Hackler.........................      12,328             31%       $   3.125       1-3-00   $  10,644  $  23,520


------------------------

(1) This table reflects incentive stock options granted on January 3, 1995 under the Company's 1988 Plan to the named executive officers. These options vested on the date of grant. The options have been granted for a term of five years, subject to earlier termination upon the occurrence of certain events related to termination of employment. See "Management -- 1988 Stock Option Plan" for a discussion of the 1988 Plan.


(2) Under the terms of the 1988 Plan, the Committee retains the discretion, subject to the 1988 Plan limits, to modify the terms of outstanding options.


(3) Based on 100% of the fair market value of the shares underlying options on the date of grant.



(4) The dollar amounts under these columns are the result of calculations of the potential realizable value under the 5% and 10% rates set by the Securities and Exchange Commission. The assumed appreciation rates of 5% and 10% (compounded annually on the $3.125 market value at date of grant) from the date of grant are not intended to forecast possible future appreciation, if any, of the Company's stock price. These amounts show potential realizable value of the options at the end of the five year term.



    OPTIONS EXERCISES AND HOLDINGS. The following table provides information with respect to the named executive officers concerning the exercise of incentive stock options during the last fiscal year and unexercised incentive stock options held as of December 31, 1995:


                          AGGREGATED OPTION EXERCISES
                              IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES


                                                                                                     VALUE OF
                                                                                                   UNEXERCISED
                                                                                    NUMBER OF      IN-THE-MONEY
                                                                                   UNEXERCISED      OPTIONS AT
                                                                                   OPTIONS AT       FY-END ($)
                                                                                   FY-END (#)    ----------------
                                                                                  -------------    EXERCISABLE/
                                                   SHARES ACQUIRED     VALUE      EXERCISABLE/    UNEXERCISABLE
NAME                                               ON EXERCISE (#)  REALIZED ($)  UNEXERCISABLE        (1)
-------------------------------------------------  ---------------  ------------  -------------  ----------------
C. Jack Bean.....................................        16,266     $  30,498.75     11,900/-0-     $     -0-/-0-
G. M. Heinzelmann, III...........................             0     $          0     21,960/-0-     $7,217.33/-0-
Bobby W. Hackler.................................             0     $          0     21,354/-0-     $4,623.00/-0-


------------------------

(1) Market value of underlying securities as of the fiscal year-end ($3.50), minus the exercise or base price.

CERTAIN TRANSACTIONS



    In 1995, the Company entered into an Executive Life Insurance Agreement with Messrs. Hackler and Heinzelmann pursuant to which the Company has purchased a $250,000 insurance policy on their respective lives. The Company will pay the premiums on such policies, which are owned by the insureds, until the insureds reach age 65. If the insured is terminated prior to reaching age 65 under certain circumstances, the Company is obligated to continue to pay the premiums on the policy until the insured reaches age 65 or dies. The annual premiums on each such policy are approximately $2,500.



    The Company is a party to termination of employment and change in control agreements with certain of its employees. While these agreements were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company. The Company believes that these agreements are in the best interest of the Company in order to encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company. Specifically, the Company has entered into agreements with C. Jack Bean, Chairman of the Board, G. M. Heinzelmann, III, President, Bobby W. Hackler, Senior Vice President, and B.J. Curley, Vice President, providing that, if there is a change in control of the Company and any or all of such employees are terminated as employees of the Company or are materially relieved of their duties, the Company will pay to such employee three times his annual base salary at the time of termination or relief from duties as a lump sum severance payment or the equivalent value in Common Stock of the Company based upon the prevailing market price for the Common Stock at the time of termination or relief from duties. A change in control of the Company for purposes of the agreements is (i) the acquisition of 20% or more of the Company's outstanding voting securities by any person or entity other than a fiduciary of an employee benefit plan of the Company, or (ii) a change in the persons constituting a majority of the Board of Directors over a two year period unless the election of each person who was not a director at the beginning of the two years was approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.



    The Company has entered into Executive Deferred Compensation Agreements with Messers. Hackler and Heinzelmann under which each is entitled to receive certain deferred compensation payments from the Company after age 65. If employment is terminated prior to age 65 due to a change in control, disability, death, or other than for cause, each officer will be entitled to a lump sum payment equal to the cash surrender value of a designated universal key man life insurance policy. The Company is not required to reserve or accrue funds to make such payments.



    From time to time, the Bank makes loans to officers, directors and principal shareholders (and their affiliates) of the Company or the Bank. All loans to such persons are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and do not involve more than the normal risk of collectibility or present other unfavorable features. As of the date of this prospectus, there are no loans to officers, directors or principal shareholders outstanding.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

    Section 6.04 of the Company's Bylaws provides that the Company shall indemnify all persons to the full extent allowable by law who, by reason of the fact that they are or were a director of the Company, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. The Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by the director, upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the

Company under the law. The Company may indemnify persons other than directors, such as officers and employees, as permitted by law. The Company may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not the Company would have the power to indemnify such person against such liability, as permitted by law.

                              SELLING SHAREHOLDER


    The Selling Shareholder, Anchorage Fire & Casualty Insurance Company, in Liquidation, acting through Jeanne Barnes Bryant, Special Deputy Commissioner and Liquidator under the Liquidation Order dated May 13, 1993, issued by the Chancery Division of the Twentieth Judicial District Court, Davidson County, Tennessee ("Liquidation Order"), is offering an aggregate of 174,939 shares of Common Stock in the Offering, which constitutes all of the shares of Common Stock beneficially owned by the Selling Shareholder. The shares are being sold by the Selling Shareholder pursuant to the Liquidation Order, which authorizes the liquidation of all assets of Anchorage Fire & Casualty Insurance Company.



    The 174,939 shares were acquired by Anchorage Fire & Casualty Insurance Company in December 1991 under a Regulation S offering of Common Stock of the Company. In December 1995, in order to eliminate the market overhang represented by these shares and to obtain the advantages of a larger public float, among other things, the Company and the Selling Shareholder agreed to include the Selling Shareholder's shares of Common Stock in this Offering. The Selling Shareholder will bear the underwriting discount applicable to the shares sold by it, as well as a pro rata share of the expenses and filing fees associated with this Offering. The Company and the Selling Shareholder will indemnify the Underwriter and each other from certain liabilities, including liabilities under the Securities Act of 1933, as amended.


                           BENEFICIAL STOCK OWNERSHIP

BY MANAGEMENT

    The following table shows beneficial ownership of shares of Common Stock of the Company by all current directors and executive officers of the Company named under the caption "Management" individually, and together with all current executive officers of the Company as a group, as of November 30, 1995:


                                                                                  AMOUNT AND NATURE
                                                                                    OF BENEFICIAL       PERCENT OF
NAME OF INDIVIDUAL OR NUMBER OF PERSONS IN GROUP                                    OWNERSHIP (1)       CLASS (2)
--------------------------------------------------------------------------------  ------------------   ------------
C. Jack Bean....................................................................   206,019 shares(3)          5.86%
William B. Byrd.................................................................     5,800 shares         *
Bobby W. Hackler................................................................    21,482 shares(4)      *
Joseph S. Hardin................................................................   191,583 shares(5)          5.46%
G. M. Heinzelmann, III..........................................................    29,685 shares(6)      *
Michael L. Milam................................................................       250 shares         *
Garrett Morris..................................................................       250 shares         *
Cullen W. Turner................................................................    60,300 shares(7)          1.72%
All directors and executive officers as a group (8 persons).....................   515,369 shares(8)         14.47%


------------------------

*   Less than 1% of all the issued and outstanding shares of Common Stock.

(1) Based on information furnished by persons named and, except as otherwise indicated below, each person has sole voting power with respect to all shares of Common Stock owned by such person.

(2) Based on 3,506,429 shares of Common Stock issued and outstanding at November 30, 1995, as adjusted for shares convertible or exercisable within 60 days which are deemed outstanding for a specific shareholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3) Includes 206,019 shares of Common Stock owned of record and 11,900 shares of Common Stock which Mr. Bean has the right to acquire within 60 days from the date hereof pursuant to options granted to him under the 1988 Plan of the Company. See "Management -- Executive Compensation and Other Information -- Options Exercises and Holdings".

(4) Includes 128 shares of Common Stock owned of record and 21,354 shares of Common Stock which Mr. Hackler has the right to acquire within 60 days from the date hereof pursuant to options granted to him under the 1988 Plan of the Company. See "Management -- Executive Compensation and Other Information -- Options Exercises and Holdings".

(5) Represents 191,583 shares of Common Stock held by a trust for which Mr. Hardin serves as a co-trustee.

(6) Includes 7,725 shares of Common Stock owned of record and 21,960 shares of Common Stock which Mr. Heinzelmann has the right to acquire within 60 days from the date hereof pursuant to options granted to him under the 1988 Plan of the Company. See "Management -- Executive Compensation and Other Information -- Options Exercises and Holdings".

(7) Includes 39,500 shares of Common Stock owned of record and 20,800 shares of Common Stock held by a trust for which Mr. Turner serves as trustee.

(8) Includes 55,214 shares of Common Stock of the Company currently exercisable pursuant to the Company's 1988 Plan.

BY OTHERS

    The following table sets forth certain information with respect to shareholders of the Company who were known to be beneficial owners of more than 5% of the issued and outstanding shares of the Common Stock of the Company as of November 30, 1995:

                                               AMOUNT AND NATURE     PERCENT
                                                 OF BENEFICIAL      OF CLASS
    NAME AND ADDRESS OF BENEFICIAL OWNER         OWNERSHIP (1)         (2)
---------------------------------------------  ------------------   ---------
C. Jack Bean & the Estate of Lorene Sims Bean   206,019 shares(3)        5.86%
1845 Precinct Line Road, #100
Hurst, Texas 76054
Joseph S. Hardin                                191,583 shares(4)        5.46%
5310 Tanbark Road
Dallas, Texas 75229
John Hancock Bank & Thrift                      303,700 shares           8.66%
Opportunity Fund
c/o State Street Bank
61 Broadway
New York, New York 10009
Evergreen Limited Market Fund, Inc.             346,000 shares           9.87%
c/o Lieber & Company
2500 Westchester Avenue
Purchase, NY 10577

------------------------
(1) Based on information furnished by persons and entities named and, except as otherwise indicated below, each person and entity has sole voting power with respect to all shares of Common Stock owned by such person or entity.

(2) Based on 3,506,429 shares of Common Stock issued and outstanding at November 30, 1995, as adjusted for shares convertible or exercisable within sixty
    (60) days which are deemed outstanding for a specific shareholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(3) Includes 206,019 shares of Common Stock owned of record and 11,900 shares of Common Stock which Mr. Bean has the right to acquire within 60 days from the date hereof pursuant to options granted to him under the 1988 Plan of the Company. See "Management -- Executive Compensation and Other Information -- Options Exercises and Holdings".

(4) Represents 191,583 shares of Common Stock held by a trust for which Mr. Hardin serves as a co-trustee.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

    The Company is authorized to issue twenty million (20,000,000) shares of Common Stock, par value $0.01 per share, 3,506,429 of which shares were issued and outstanding as of November 30, 1995 (not including 55,216 shares issuable upon the exercise of outstanding stock options).

    Holders of shares are entitled to one vote per share, without cumulative voting, on all matters to be voted on by shareholders. Therefore, the holders of a majority of the shares voting for the election of directors can elect all the directors without the concurrence of any other shareholder. Subject to preferences that may be applicable to any outstanding preferred stock, shareholders are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Market Price and Dividend Policy". In the event of a liquidation, dissolution or winding up of the Company, shareholders are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Shares of the Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

    The transfer agent and registrar of the common stock is Securities Transfer Corporation, 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248.

PREFERRED STOCK

    The Company is authorized to issue one million (1,000,000) shares of preferred stock, par value $0.01 per share, none of which are issued and outstanding as of the date of this Prospectus. The Board of Directors of the Company may establish series of preferred stock with such rights and preferences as may be fixed and determined by the Board of Directors.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement among the Company, the Selling Shareholder, and the Underwriter, the Underwriter has agreed to purchase from the Company and the Selling Shareholder, and the Company and the Selling Shareholder have agreed to sell to the Underwriter, 1,925,061 and 174,939 shares of Common Stock, respectively.

    The Underwriting Agreement provides that the obligations of the Underwriter thereunder are subject to the satisfaction of certain conditions precedent. The Underwriter is committed to purchase and pay for all 2,100,000 shares of Common Stock if any are purchased. The Company has been advised that the Underwriter proposes to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at such price less a concession not in excess of
$         per share,  and that the Underwriter and  such dealers may reallow  to other  dealers including any underwriter, a discount not in excess  of $
per share. After commencement of this Offering, the offering price and concession and discounts may be changed by the Underwriter. The Company has agreed to pay the Underwriter an accountable expense allowance not to exceed 2% of the aggregate offering price.

    The Underwriter has obtained an option from the Company exercisable during a 30-day period after the date of this prospectus, under which the Underwriter may purchase up to 288,759 additional shares of Common Stock at the same price per share which the Company will receive for the shares offered herein. The Underwriter may exercise such option only once to cover over-allotments.

    The Company and its executive officers and directors have agreed that they will not sell, contract to sell or otherwise dispose of any equity securities of the Company for a period of 180 days after the date of this prospectus without the written consent of the Underwriter.

    The Company and the Selling Shareholder have agreed to indemnify the Underwriter against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

    Certain matters with respect to the validity of the shares have been passed upon by Secore & Waller, L.L.P., Dallas, Texas. Certain legal matters will be passed upon for the Underwriter by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS


    The consolidated balance sheets of the Company as of December 31, 1994 and 1993 and the related consolidated Statements of Income, Shareholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1994, included in this prospectus and elsewhere in the Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand, L.L.P. independent accountants, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements of the First Midlothian Corporation, Midlothian, Texas as of December 31, 1994 and for each of the two years in the period ended December 31, 1994, and as of September 30, 1995 and for the period then ended, also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Samson, Robbins & Associates P.L.L.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

    The Company has filed a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Common Stock offered pursuant to this prospectus. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Commission. The Registration Statement filed with respect to this prospectus, and all other Company reports, proxy statements and other information can be inspected free of charge at the offices of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at 411 W. Seventh Street, Eighth Floor, Fort Worth, Texas 76102. Copies of such material may be obtained upon the payment of prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

    The Company's common stock is traded on the AMEX and copies of the Company's periodic reports, proxy statements, and other information is also available for inspection at the AMEX at 86 Trinity Place, Fifth Floor Library, New York, NY 10006. The telephone number at the AMEX is (212) 306-1290.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Surety Capital Corporation:
  Report of Independent Accountants........................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1994, 1993 and September 30, 1995 (unaudited).............        F-3
  Consolidated Statements of Income for the years ended December 31, 1994, 1993 and 1992 and the nine
   months ended September 30, 1995 (unaudited) and 1994 (unaudited)........................................        F-4
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1994, 1993 and 1992 and
   for the nine months ended September 30, 1995 (unaudited)................................................        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1993 and 1992 and the nine
   months ended September 30, 1995 (unaudited) and 1994 (unaudited)........................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
First Midlothian Corporation:
  Report of Independent Accountants........................................................................       F-25
  Consolidated Balance Sheets as of September 30, 1995 and December 31, 1994...............................       F-26
  Consolidated Statements of Income for the nine months ended September 30, 1995 and the years ended
   December 31, 1994 and 1993..............................................................................       F-27
  Consolidated Statements of Shareholders' Equity as of December 31, 1992, 1993, 1994 and September 30,
   1995....................................................................................................       F-28
  Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and the years ended
   December 31, 1994 and 1993..............................................................................       F-29
  Notes to Consolidated Financial Statements...............................................................       F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Surety Capital Corporation
Fort Worth, Texas

    We have audited the accompanying consolidated balance sheets of Surety Capital Corporation as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Surety Capital Corporation as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


    As discussed in Note 2 to the financial statements, Surety Capital Corporation changed its method of accounting for investment securities and income taxes in 1994 and 1993, respectively.


COOPERS & LYBRAND LLP


Fort Worth, Texas
January 27, 1995

                           SURETY CAPITAL CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                 SEPTEMBER 30, 1995, DECEMBER 31, 1994 AND 1993
                                     ASSETS

                                                                                  SEPTEMBER 30,   DECEMBER 31,  DECEMBER 31,
                                                                                      1995            1994          1993
                                                                                  -------------   ------------  ------------
                                                                                   (UNAUDITED)
Assets:
  Cash and due from banks.......................................................  $   4,997,517   $  3,929,360  $  2,436,487
  Federal funds sold............................................................     21,660,000      7,265,000     4,450,000
                                                                                  -------------   ------------  ------------
    Cash and cash equivalents...................................................     26,657,517     11,194,360     6,886,487
  Interest bearing deposits in financial institutions...........................      1,334,860      1,524,188       648,000
  Investment securities.........................................................     17,017,258     19,504,254     8,218,029
  Net loans.....................................................................     67,923,543     63,965,402    31,225,035
  Premises and equipment, net...................................................      2,776,443      2,393,601     1,304,845
  Accrued interest receivable...................................................        622,518        623,737       161,470
  Other real estate and repossessed assets......................................         92,830        121,359        34,676
  Other assets..................................................................        594,762        451,891       115,128
  Excess of cost over fair value of net assets acquired, net of accumulated amortization of $312,411, $175,240 and $124,039 at September 30, 1995, and
   December 31, 1994 and 1993, respectively.....................................      2,534,050      2,515,519       442,588
                                                                                  -------------   ------------  ------------
    Total assets................................................................  $ 119,553,781   $102,294,311  $ 49,036,258
                                                                                  -------------   ------------  ------------
                                                                                  -------------   ------------  ------------

                                            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Demand deposits...............................................................  $  13,914,468   $ 12,191,183  $  7,311,674
  Savings, NOW and money markets................................................     31,421,332     29,875,481    17,040,843
  Time deposits, $100,000 and over..............................................     13,885,925      7,942,882     5,639,734
  Other time deposits...........................................................     48,986,950     42,017,576    13,603,668
                                                                                  -------------   ------------  ------------
    Total deposits..............................................................    108,208,675     92,027,122    43,595,919
  Note payable..................................................................        375,000      1,750,000       --
  Federal income tax payable....................................................        254,386        --            --
  Accrued interest payable and other liabilities................................        679,019        451,508       159,351
                                                                                  -------------   ------------  ------------
    Total liabilities...........................................................    109,517,080     94,228,630    43,755,270
                                                                                  -------------   ------------  ------------
Commitments and contingent liabilities (Notes 9 & 14)
Shareholders' equity:
  Common stock, $.01 par value, 20,000,000 shares authorized, 3,516,595,
   3,040,829 and 2,273,487 shares issued and outstanding at September 30, 1995,
   December 31, 1994 and 1995, respectively.....................................         35,166         30,408        22,734
  Additional paid-in capital....................................................      9,364,515      8,113,214     5,806,116
  Retained earnings/(deficit)...................................................        573,311        (75,102)     (547,862)
  Treasury stock, 10,166 shares carried at cost.................................        (50,830)       --            --
  Unrealized gain/(loss) on available-for-sale securities.......................        114,539         (2,839)      --
                                                                                  -------------   ------------  ------------
  Total shareholders' equity....................................................     10,036,701      8,065,681     5,280,988
                                                                                  -------------   ------------  ------------
  Total liabilities and shareholders' equity....................................  $ 119,553,781   $102,294,311  $ 49,036,258
                                                                                  -------------   ------------  ------------
                                                                                  -------------   ------------  ------------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED)
          AND THE TWELVE MONTHS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                           SEPTEMBER 30,  SEPTEMBER 30,
                                               1995           1994           1994          1993          1992
                                           -------------  -------------  ------------  ------------  ------------
                                            (UNAUDITED)    (UNAUDITED)
Interest income:
  Commercial and real estate loans.......   $ 2,759,887    $   898,537   $  1,422,911  $  1,034,793  $    774,203
  Consumer loans.........................       861,646        768,043      1,059,188       966,458       858,543
  Insurance premium financing............     2,080,915      1,597,634      2,172,038     1,302,854     1,471,226
  Federal funds sold.....................       358,600        188,197        302,621       162,830       222,146
  Investment securities and interest
   bearing deposits......................       810,719        290,620        430,251       528,126        17,455
  Other interest income..................       --             --             --            --                395
                                           -------------  -------------  ------------  ------------  ------------
    Total interest income................     6,871,767      3,743,031      5,387,009     3,995,061     3,343,968
                                           -------------  -------------  ------------  ------------  ------------
Interest expense:
  Savings, NOW and money
   market................................       569,783        305,732        353,123       306,899       240,057
  Time deposits, $100,000 and over.......       579,022        206,173        362,700       198,151       207,547
  Other time deposits....................     1,276,222        459,659        760,833       618,534       530,111
  Other interest expense.................       111,915        --              11,075       --            --
                                           -------------  -------------  ------------  ------------  ------------
    Total interest expense...............     2,536,942        971,564      1,487,731     1,123,584       977,715
                                           -------------  -------------  ------------  ------------  ------------
      Net interest income before
       provision for loan losses.........     4,334,825      2,771,467      3,899,278     2,871,477     2,366,253
Provision for loan losses................        60,000         66,898        106,899        90,584       299,555
                                           -------------  -------------  ------------  ------------  ------------
    Net interest income..................     4,274,825      2,704,569      3,792,379     2,780,893     2,066,698
                                           -------------  -------------  ------------  ------------  ------------
Noninterest income.......................     1,056,095        800,805      1,160,007     1,181,808       784,066
                                           -------------  -------------  ------------  ------------  ------------
Noninterest expense:
  Salaries and employee benefits.........     2,143,694      1,577,591      2,201,188     1,715,952     1,194,179
  Occupancy and equipment................       668,483        473,588        669,936       495,055       411,587
  General and administrative.............     1,569,753      1,152,961      1,590,814     1,380,971     1,228,574
                                           -------------  -------------  ------------  ------------  ------------
    Total noninterest expense............     4,381,930      3,204,140      4,461,938     3,591,978     2,834,340
                                           -------------  -------------  ------------  ------------  ------------
      Income before income taxes.........       948,990        301,234        490,448       370,723        16,424
Income tax expenses:
  Current................................       300,577          7,500         36,697
  Deferred...............................                                     (19,009)
                                           -------------  -------------  ------------  ------------  ------------
    Net income...........................   $   648,413    $   293,734   $    472,760  $    370,723  $     16,424
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Net income per share of common stock.....          $.20           $.13           $.20          $.19          $.00
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Weighted average shares
 outstanding.............................     3,208,319      2,344,491      2,393,841     2,001,689     1,951,873
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------


                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1995 (UNAUDITED)


                                                                                                  UNREALIZED
                                                                                                    GAIN/
                                                                         ACCUMULATED              (LOSS) ON
                                         COMMON STOCK       ADDITIONAL     RETAINED               AVAILABLE-
                                     ---------------------    PAID-IN     EARNINGS/    TREASURY    FOR-SALE
                                       SHARES    PAR VALUE    CAPITAL     (DEFICIT)      STOCK    SECURITIES  TOTAL EQUITY
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Balance at December 31, 1991.......   1,767,062  $  17,670  $ 4,180,134   $ (935,009)     --          --      $  3,262,795
Sale of common stock...............     214,385      2,144      776,999                                            779,143
Net income.........................                                           16,424                                16,424
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Balance at December 31, 1992.......   1,981,447     19,814    4,957,133     (918,585)     --          --         4,058,362
Sale of common stock...............     292,040      2,920      848,983                                            851,903
Net income.........................                                          370,723                               370,723
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Balance at December 31, 1993.......   2,273,487     22,734    5,806,116     (547,862)     --          --         5,280,988
Sale of Common Stock...............     767,342      7,674    2,307,098                                          2,314,772
Net Income.........................                                          472,760                               472,760
Unrealized loss on available-for-
 sale securities, net of income
 taxes.............................                                                               $   (2,839)       (2,839)
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Balance at December 31, 1994.......   3,040,829     30,408    8,113,214      (75,102)     --          (2,839)    8,065,681
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Sale of Common Stock...............     475,766      4,758    1,251,301                                          1,256,059
Purchase of Treasury Stock.........                                                      (50,830)                  (50,830)
Net Income.........................                                          648,413                               648,413
Unrealized gain on available-
 for-sale securities, net of income
 taxes.............................                                                                  117,378       117,378
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
Balance at September 30, 1995
 (unaudited).......................   3,516,595  $  35,166  $ 9,364,515   $  573,311   $ (50,830) $  114,539  $ 10,036,701
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------
                                     ----------  ---------  -----------  ------------  ---------  ----------  ------------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                           SURETY CAPITAL CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                                                                       DECEMBER 31,
                                                         SEPTEMBER 30,   SEPTEMBER 30,   ----------------------------------------
                                                             1995            1994            1994          1993          1992
                                                         -------------   -------------   ------------  ------------  ------------
                                                          (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................   $   648,413     $   293,734    $    472,760  $    370,723  $     16,424
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Provision for loan losses..........................        60,000          66,898         106,899        90,584       299,555
    Depreciation and amortization......................       433,373         286,398         381,845       247,501       230,532
    Gain (loss) on sale or disposal of assets..........           100                         (15,508)      (99,049)       (5,587)
    Net change in other assets.........................      (639,798)       (293,047)       (217,868)      216,152       (41,185)
    Net increase/(decrease) in accrued interest payable
     and other liabilities.............................       996,211         (38,312)       (125,277)       (2,424)     (213,945)
                                                         -------------   -------------   ------------  ------------  ------------
      Net cash provided by operating activities........     1,498,299         315,671         602,851       823,487       285,794
                                                         -------------   -------------   ------------  ------------  ------------
Cash flows from investing activities:
  Proceeds from the sale of available-for-sale
   securities..........................................     4,736,538
  Proceeds from the sale of held-to-maturity
   securities..........................................                       500,000         500,000     6,084,844
  Proceeds from the maturity of held-to-maturity
   securities and interest bearing liabilities.........     2,716,665       4,885,510       5,269,724     2,799,980
  Proceeds from the maturity of available-for-sale
   securities..........................................     2,664,997                         169,971
  Purchase of premises and equipment...................      (460,784)       (351,371)       (420,487)     (560,529)     (156,906)
  Net increase in loans................................    (2,534,748)     (7,506,927)     (7,624,058)   (8,448,392)     (401,553)
  Proceeds from sale of assets.........................                                        16,308                      72,526
  Purchase of available-for-sale securities............    (3,954,573)
  Purchase of held-to-maturity securities..............    (3,487,203)        (94,429)       (316,276)
  Purchase of investment securities....................                                                  (3,532,926)     (543,500)
  Payments received on purchased medical claims
   receivable..........................................    12,961,663       9,195,279      12,290,141    11,585,316    11,120,480
  Purchase of medical claims receivable................   (13,569,897)     (7,249,097)    (11,229,044)  (12,564,026)  (11,299,682)
  Direct cost incurred for bank acquisition............                                      (115,039)                    (71,935)
  Net cash acquired through purchase of bank...........    15,418,983       7,485,325       2,624,200     1,441,254
                                                         -------------   -------------   ------------  ------------  ------------
    Net cash provided by (used in) investing
     activities........................................    14,491,641       6,864,290       1,165,440    (3,194,479)   (1,280,570)
                                                         -------------   -------------   ------------  ------------  ------------
Cash flows from financing activities:
  Net change in deposits...............................      (357,012)     (1,602,783)     (1,525,190)   (1,298,634)    3,505,370
  Payments on borrowings of note payable...............    (1,375,000)
  Purchase of treasury stock...........................       (50,830)
  Proceeds from the sale of common stock...............     1,256,059         394,713       2,314,772       851,903       779,143
  Proceeds from borrowings on note payable.............                                     1,750,000
                                                         -------------   -------------   ------------  ------------  ------------
    Net cash provided by (used in) financing
     activities........................................      (526,783)     (1,208,070)      2,539,582      (446,731)    4,284,513
                                                         -------------   -------------   ------------  ------------  ------------
Net increase in cash...................................    15,463,157       5,971,891       4,307,873    (2,817,723)    3,289,737
Beginning cash and cash equivalents....................    11,194,360       6,886,487       6,886,487     9,704,210     6,414,473
                                                         -------------   -------------   ------------  ------------  ------------
Ending cash and cash equivalents.......................   $26,657,517     $12,858,378    $ 11,194,360  $  6,886,487  $  9,704,210
                                                         -------------   -------------   ------------  ------------  ------------
                                                         -------------   -------------   ------------  ------------  ------------
Supplemental disclosure:
  Cash paid during the period for interest.............   $ 2,433,146     $   951,084    $  1,339,223  $  1,074,507  $  1,021,014
  Cash paid during the period for federal income
   taxes...............................................   $    18,608     $     7,500    $     12,000       --            --


                  The accompanying notes are an integral part
                    of the consolidted financial statements.

                           SURETY CAPITAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION:
    The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Surety Bank, National Association, ("Bank"), which is 99% owned and was acquired on December 30, 1989. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

INVESTMENT SECURITIES

    Effective January 1, 1994, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determined fair values for all investments in debt securities.

    Management determines the appropriate classification of securities at the time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using a method that approximates the interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Company has no securities classified as trading as of December 31, 1994. The cost of securities sold is based on the specific identification method.

    The effect at September 30, 1995 was an increase in stockholders' equity of $117,378 (net of $56,219 of deferred income tax) to reflect the net unrealized holding gain on available-for-sale securities. The effect at December 31, 1994 was a decrease in stockholders' equity of $2,839 (net of $1,462 of deferred income tax) to reflect the net unrealized holding loss on available-for-sale securities. The available-for-sale classification includes securities which were acquired through the acquisition of the First National Bank of Whitesboro, which were marked to market as of the acquisition date at December 8, 1994.

LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against current earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based upon evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

    Interest income on insurance premium financing loans and installment loans is recognized by a method which approximates the interest method. Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for loan losses as deemed appropriate.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Certain fees and costs associated with the origination of loans are deferred and recognized over the estimated lives of the related loans as an adjustment to yield.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

OTHER REAL ESTATE AND REPOSSESSED ASSETS

    Foreclosed real estate and other assets are recorded at the lower of the unpaid balance of the related loan or the fair market value of the property. Any write down to fair market value at the date of acquisition is charged against the allowance for loan losses. Any subsequent write downs are reflected in operations.

INCOME PER SHARE

    Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the nine months ended September 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992.

INCOME TAXES

    During 1993, the Company adopted STATEMENT OF ACCOUNTING STANDARDS (SAS) No. 109 whereby the method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. Under SFAS No. 109, the types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include: allowances for possible loan losses, property and equipment, investment securities and net operating loss carryforwards. The change in accounting did not have an effect on the Company's consolidated financial position or results of operations.

PURCHASE METHOD OF ACCOUNTING

    Net assets acquired in purchase transactions are recorded at their fair value at the date of acquisition. The excess of purchase price over fair value of net assets acquired is amortized on a straight-line basis generally over a 15-year period. The Company continually re-evaluates the propriety of the carrying amount of such intangible assets, as well as their amortization period, to determine whether current events and circumstances warrant adjustments to the carrying value and/or revised estimates of the period of benefit. At this time, the Company believes that no significant impairment of such intangible assets has occurred and that no reduction of amortization period is warranted.

RECLASSIFICATIONS

    Certain balances for the year ended December 31, 1994 and 1993 have been reclassified to conform to the presentation adopted for the nine months ended September 30, 1995. These reclassifications had no effect on net income, total assets, total liabilities, or shareholders' equity as previously reported.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) indicate that the carrying amount of an asset may not be recoverable.
Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. This Statement is effective for fiscal years beginning after December 15, 1995.

    In October 1995, the FASB issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation." This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting method specified in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value method of accounting defined in this Statement had been applied. This Statement is effective for fiscal years beginning after December 15, 1995.


    In November 1995, the FASB issued a Financial Accounting Series Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." The FASB concluded that concurrent with the initial adoption of this implementation guidance, but no latter than December 31, 1995, an enterprise may reassess the appropriateness of the classification of all securities held at that time and account for any resulting reclassifications at fair value and such reclassifications should be disclosed in accordance with the provisions of Statement 115.


    Management believes that the adoption of these pronouncements will not have a material impact on the financial statements of the Company.

3.  ACQUISITIONS:

FIRST NATIONAL BANK, WHITESBORO, TEXAS

    On May 24, 1994, Surety Bank entered into an agreement for the acquisition of First National Bank, a national banking association located in Whitesboro, Texas. The acquisition was effected through the merger of First National Bank with and into Surety Bank effective as of the close of business on December 8, 1994. Pursuant to the merger, Surety Bank paid $6,000,000 to the shareholders of First National Bank in exchange for all of the issued and outstanding shares of common stock of First National Bank. The purchase price of $30.00 per share was based on approximately 150% of the book value of First National Bank as of December 31, 1993. As a result of the earnings of First National Bank during the fiscal year 1994, the purchase price of $30.00 per share represented approximately 130% of the book value of First National Bank as of the date of consummation of the merger.

    In connection with the merger, Surety Bank purchased all of the assets and assumed all of the obligations of First National Bank. To finance the merger, Surety Bank received a $4,000,000 capital contribution from the Company. The Company raised $2,169,050 under a limited offering of its shares of common stock, pursuant to which it sold 667,400 shares of common stock at $3.25 per share and the Company obtained a $1,750,000, 90-day note payable to Overton Bank and Trust, N.A. After the note matured on June 7, 1995, the Company reduced the balance of the note to $500,000 and a new note was obtained for the remaining balance with a maturity of January 23, 1996. As of September 30, 1995, the note bore an interest at eleven and one-half percent (11.50%), had a balance of $375,000, and provided for quarterly interest payments and one principal payment at maturity.

    The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements and the assets and liabilities of First National Bank were recorded at their fair values as of November 30, 1994.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACQUISITIONS: (CONTINUED)
    Included in the accompanying unaudited consolidated financial statements are the following amounts for First National Bank as of September 30, 1995 and for the nine months ended September 30, 1995:

Balance sheet data:
  Cash and due from banks..............................  $  509,620
  Federal funds sold...................................   4,310,000
  Investment securities................................   4,764,782
  Net loans............................................  22,225,087
  Premises and equipment, net..........................     836,314
  Accrued interest receivable..........................     290,723
  Other assets.........................................     241,827
                                                         ----------
  Total assets.........................................  $33,178,353
                                                         ----------
                                                         ----------
Income statement data:
  Total interest income................................  $1,826,948
  Total interest expense...............................     947,017
  Other income.........................................     231,661
  Noninterest expense..................................     756,667
                                                         ----------
  Net income...........................................  $  354,925
                                                         ----------
                                                         ----------

    The consolidated results of operations include the operations of First National Bank subsequent to December 1, 1994. The unaudited information for the nine months ended September 30, 1995 and the unaudited pro forma information for the nine months ended September 30, 1994, presented below, reflect the acquisition of First National Bank, as if it had been acquired as of January 1, 1994. Pro forma adjustments consisting of a provision for income taxes and interest expense have been made to reflect the unaudited pro forma information. Interest expense on short-term debt of $1,750,000 is included as if the short-term debt had been incurred on January 1, 1994.


                                                                                       NINE MONTHS    NINE MONTHS
                                                                                          ENDED          ENDED
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995           1994
                                                                                      -------------  -------------
                                                                                       (UNAUDITED)    (UNAUDITED)
Interest income.....................................................................   $ 6,871,767    $ 5,931,128
Net income..........................................................................       648,413        516,241
Net income per share of common stock................................................   $      0.20    $      0.17


BANK ONE, TEXAS, NATIONAL ASSOCIATION BRANCH IN WAXAHACHIE, TEXAS

    On June 16, 1995, Surety Bank entered into an agreement with Bank One, Texas, National Association ("Bank One") for the acquisition of certain assets (principally cash) and the assumption of certain liabilities (principally customer deposits) by Surety Bank relating to one branch of Bank One located in Waxahachie, Texas (the "Waxahachie Branch").

    The acquisition was consummated on September 28, 1995. Surety Bank financed the acquisition through the use of internally-generated funds.

    At the closing, Surety Bank assumed deposits and other liabilities totaling approximately $16,642,000. In addition, Surety Bank acquired certain small business and consumer loans totaling approximately $875,000, certain real property, furniture and equipment related to the Waxahachie Branch totaling approximately $271,000, and cash and other assets totaling approximately $15,496,000. After paying a deposit premium of two percent (2%) on the deposits assumed totaling approximately $331,000, Surety Bank

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACQUISITIONS: (CONTINUED)
received approximately $15,419,000 in cash from Bank One as consideration for the net deposit liabilities assumed. The Waxahachie Branch and deposits acquired in the acquisition have been incorporated into Surety Bank's existing branch network.

4.  INVESTMENT SECURITIES:
    Investment securities consisted of the following at September 30, 1995 (unaudited) and December 31, 1994 and 1993:

September 30, 1995 (Unaudited):

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES     MARKET VALUE
                                                             -------------  -----------  -----------  -------------
HELD-TO-MATURITY:
  U.S. Treasury............................................  $      99,205                $      77   $      99,128
  Obligations of other U.S. Government agencies and
   corporations............................................      5,476,904   $     256        5,987       5,471,173
  State and county municipals..............................      4,735,574     263,040                    4,998,614
                                                             -------------  -----------  -----------  -------------
                                                                10,311,683     263,296        6,064      10,568,915
                                                             -------------  -----------  -----------  -------------
AVAILABLE-FOR-SALE:
  U.S. Treasury............................................        483,490      11,510                      495,000
  Obligations of other U.S. Government agencies and
   corporations............................................      5,747,766     179,219       17,185       5,909,800
  Federal Reserve Bank Stock...............................        280,850                                  280,850
  Other investment securities..............................         19,925                                   19,925
                                                             -------------  -----------  -----------  -------------
                                                                 6,532,031     190,729       17,185       6,705,575
                                                             -------------  -----------  -----------  -------------
                                                             $  16,843,714   $ 454,025    $  23,249   $  17,274,490
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------
December 31, 1994


                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES     MARKET VALUE
                                                             -------------  -----------  -----------  -------------
HELD-TO-MATURITY:
  U.S. Treasury............................................  $   2,123,659                $  19,105   $   2,104,554
  Obligations of other U.S. Government agencies and
   corporations............................................      2,668,466                  170,865       2,497,601
  State and county municipals..............................      4,748,920                                4,748,920
                                                             -------------  -----------  -----------  -------------
                                                                 9,541,045                  189,970       9,351,075
                                                             -------------  -----------  -----------  -------------
AVAILABLE-FOR-SALE:
  U.S. Treasury............................................      1,964,627                    4,854       1,959,773
  Obligations of other U.S. Government agencies and
   corporations............................................      7,702,108   $     553                    7,702,661
  Federal Reserve Bank stock...............................        280,850                                  280,850
  Other investment securities..............................         19,925                                   19,925
                                                             -------------  -----------  -----------  -------------
                                                                 9,967,510         553        4,854       9,963,209
                                                             -------------  -----------  -----------  -------------
                                                             $  19,508,555   $     553    $ 194,824   $  19,314,284
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENT SECURITIES: (CONTINUED)
December 31, 1993:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES     MARKET VALUE
                                                             -------------  -----------  -----------  -------------
U.S. Treasury..............................................  $   2,085,555   $  10,345                $   2,095,900
Obligations of other U.S. Government agencies and
 corporations..............................................      6,023,774      21,537    $  23,196       6,022,115
Federal Reserve Bank stock.................................        108,700                                  108,700
                                                             -------------  -----------  -----------  -------------
                                                             $   8,218,029   $  31,882    $  23,196   $   8,226,715
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and estimated market value of investment securities at September 30, 1995 (unaudited) and December 31, 1994 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

September 30, 1995 (unaudited)

                                                                                       AMORTIZED      ESTIMATED
                                                                                         COST       MARKET VALUE
                                                                                     -------------  -------------
HELD-TO-MATURITY:
  Due within one year..............................................................  $   1,232,093  $   1,235,728
  Due after one year through five years............................................      5,085,377      5,163,506
  Due after five years through ten years...........................................      3,482,659      3,664,114
  Mortgage-backed securities.......................................................        511,554        505,567
                                                                                     -------------  -------------
    Total..........................................................................  $  10,311,683  $  10,568,915
                                                                                     -------------  -------------
AVAILABLE-FOR-SALE:
  Due within one year..............................................................  $     398,835  $     401,703
  Due after one year through five years............................................      2,530,544      2,636,540
  Due after five years through ten years...........................................      3,160,588      3,218,581
  Mortgage-backed securities.......................................................        141,289        147,976
  Other securities.................................................................        300,775        300,775
                                                                                     -------------  -------------
                                                                                         6,532,031      6,705,575
                                                                                     -------------  -------------
    Total..........................................................................  $  16,843,714  $  17,274,490
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENT SECURITIES: (CONTINUED)
December 31, 1994

                                                                                       AMORTIZED      ESTIMATED
                                                                                         COST       MARKET VALUE
                                                                                     -------------  -------------
HELD-TO-MATURITY:
  Due within one year..............................................................  $   3,144,762  $   3,039,407
  Due after one year through five years............................................      2,606,346      2,606,346
  Due after five years through ten years...........................................      2,121,471      2,121,471
  Mortgage-backed securities.......................................................      1,668,466      1,583,851
                                                                                     -------------  -------------
                                                                                         9,541,045      9,351,075
AVAILABLE-FOR-SALE:
  Due within one year..............................................................      3,352,504      3,344,039
  Due after one year through five years............................................      4,475,799      4,482,206
  Due after five years through ten years...........................................      1,520,328      1,522,789
  Mortgage-backed securities.......................................................        318,104        313,400
  Other securities.................................................................        300,775        300,775
                                                                                     -------------  -------------
                                                                                         9,967,510      9,963,209
                                                                                     -------------  -------------
    Total..........................................................................  $  19,508,555  $  19,314,284
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    Proceeds from sales of available-for-sale investment securities during the nine months ended September 30, 1995 were $4,736,538 with gross recognized gains of $100 and no losses.

    Proceeds from sales of held-to-maturity investment securities during the twelve months ended December 31, 1994 were $500,000 with no recognized gains or losses. These securities were sold within 90 days of the call date and were expected to be called.

    Proceeds from sales of investment securities during the twelve months ended December 31, 1993 were $6,084,844 with gross recognized gains and losses of $93,859 and $3,096, respectively. During the year ended December 31, 1992, there were no sales of investment securities.

    At September 30, 1995, December 31, 1994 and 1993 the carrying values of Federal Reserve Bank stock were $280,850, $280,050 and $108,700, respectively. The Federal Reserve Bank stock's market value was estimated to be the same as its carrying value at all dates.

    At September 30, 1995, December 31, 1994 and 1993, securities with a carrying amount of $12,871,040, $14,319,159 and $1,450,000, respectively, were pledged as collateral for public deposits, as required or permitted by law.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  NET LOANS:
    At September 30, 1995 and December 31, 1994 and 1993, the loan portfolio was composed of the following:


                                                              SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,
                                                                  1995            1994           1993
                                                              -------------   ------------   ------------
                                                               (UNAUDITED)
Insurance premium financing.................................   $ 24,283,325   $ 20,931,642   $ 14,518,680
Commercial loans............................................     15,590,320     13,205,698      5,204,120
Installment loans...........................................     11,519,839     12,029,243      9,016,179
Real estate loans...........................................     16,224,602     17,297,636      1,878,030
Medical claims receivable...................................      2,992,867      2,705,974      2,379,482
                                                              -------------   ------------   ------------
  Total gross loans.........................................     70,610,953     66,170,193     32,996,491
Unearned interest...........................................     (1,962,866)    (1,506,843)    (1,370,229)
Allowance for loan losses...................................       (724,544)      (697,948)      (401,227)
                                                              -------------   ------------   ------------
  Net loans.................................................   $ 67,923,543   $ 63,965,402   $ 31,225,035
                                                              -------------   ------------   ------------
                                                              -------------   ------------   ------------


    Activity in the allowance for loan losses for the nine months ended September 30, 1995 (unaudited) and for the years ended December 31, 1994, 1993 and 1992 were as follows:

                                       SEPTEMBER    DECEMBER     DECEMBER     DECEMBER
                                       30, 1995     31, 1994     31, 1993     31, 1992
                                      -----------  -----------  -----------  -----------
                                      (UNAUDITED)
Beginning balance...................   $ 697,948    $ 401,227    $ 324,728    $ 343,206
Provision for loan losses...........      60,000      106,899       90,584      299,555
Bank acquisition....................      10,181      340,832       71,976
Loans charged off...................     (82,750)    (212,266)    (247,774)    (672,313)
Recoveries..........................      39,165       61,256      161,713      354,280
                                      -----------  -----------  -----------  -----------
Ending balance......................   $ 724,544    $ 697,948    $ 401,227    $ 324,728
                                      -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------

    Loans on which the accrual of interest has been discontinued amounted to approximately $27,000, $83,000 and $48,000 at September 30, 1995, December 31, 1994 and 1993, respectively.

6.  PREMISES AND EQUIPMENT:
    Premises and equipment at September 30, 1995, December 31, 1994 and 1993 are summarized as follows:

                                                              SEPTEMBER 30,
                                                                  1995           1994        1993
                                                              -------------   ----------  ----------
                                                               (UNAUDITED)
Land........................................................   $  215,116     $  145,116  $   88,616
Building....................................................    1,383,819      1,183,960     495,040
Furniture, fixtures and computers...........................    2,073,093      1,666,434   1,189,832
Automobiles.................................................      226,788        225,282     142,851
Leasehold improvements......................................       92,118         92,118
                                                              -------------   ----------  ----------
                                                                3,990,934      3,312,910   1,916,339
Less accumulated depreciation...............................   (1,214,491)      (919,309)   (611,494)
                                                              -------------   ----------  ----------
Net premises and equipment..................................   $2,776,443     $2,393,601  $1,304,845
                                                              -------------   ----------  ----------
                                                              -------------   ----------  ----------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  SHAREHOLDERS' EQUITY:
    During the nine months ended September 30, 1995, 459,500 shares of the Company's common stock were sold in an offering for a total consideration, net of expenses, of $1,256,059. During the twelve months ended December 31, 1994, 767,342 shares of the Company's common stock were sold in private placements for a total consideration, net of expenses, of $2,314,772. During the year ended December 31, 1993, 292,040 shares of the Company's common stock were sold in private placements for total consideration, net of expenses, of $851,903. During the year ended December 31, 1992, 214,385 shares of the Company's common stock were sold in private placements for total consideration, net of expenses, of $779,143.

    On April 22, 1993, the Company's Board of Directors approved a one-for-ten reverse split of the Company's common stock. The reverse split was approved by the shareholders of the Company on May 27, 1993. This action became effective on June 14, 1993 for shareholders of record as of June 11, 1993. A total of $178,331 was reclassified from par value of common stock to additional paid-in capital in connection with the reverse stock split. The par value of common stock remains unchanged. All per share amounts have been adjusted to reflect the reverse stock split on a retroactive basis.

8.  STOCK OPTIONS AND WARRANTS:
    Under the Company's 1988 Incentive Stock Option Plan (the "1988 Plan"), up to 100,000 shares of the Company's common stock have been reserved for issuance to key employees pursuant to the exercise of incentive stock options granted to such key employees under the 1988 Plan. Options granted under the 1988 Plan vest immediately on the date of grant and have a term of five years, subject to earlier termination upon the occurrence of certain events related to termination of employment. All options granted under the 1988 Plan were granted at 100% to 110% of fair market value. No additional options may be granted under the 1988 Plan.

                                                                              SHARES
                                                                               UNDER
                                                                              OPTION    PRICE PER SHARE
                                                                             ---------  ----------------
Outstanding at December 31, 1991...........................................     25,895  $2.34 to $6.53
Granted during 1992........................................................      9,096  $6.56 to $7.22
Exercised during 1992......................................................    (16,438) $2.58 to $6.53
Canceled during 1992.......................................................     --
                                                                             ---------
Outstanding at December 31, 1992...........................................     18,553  $2.34 to $6.53
Granted during 1993........................................................     10,000  $5.00 to $5.50
Exercised during 1993......................................................     --
Canceled during 1993.......................................................     (1,840) $5.94
                                                                             ---------
Outstanding at December 31, 1993...........................................     26,713  $2.34 to $7.22
Granted during 1994........................................................     10,000  $4.50 to $4.95
Exercised during 1994......................................................     --
Canceled during 1994.......................................................     (5,000) $3.44 to $5.47
                                                                             ---------
Outstanding at December 31, 1994...........................................     31,713  $2.34 to $7.22
Granted during 1995........................................................     39,769  $3.13
Exercised during 1995......................................................    (16,266) $3.13
Canceled during 1995.......................................................     --
                                                                             ---------
Outstanding at September 30, 1995..........................................     55,216  $2.34 to $7.22

    On February 21, 1995 the Board of Directors of the Company adopted the 1995 Incentive Stock Option Plan (the "1995 Plan"), pursuant to which up to 100,000 shares of the Company's common stock have been reserved for issuance to key employees pursuant to the exercise of incentive stock options granted to such key employees under the 1995 Plan. The 1995 Plan was approved by the shareholders of the Company on

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  STOCK OPTIONS AND WARRANTS: (CONTINUED)
April 28, 1995. Options granted under the 1995 Plan vest on the date of grant and have a term of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment. As of September 30, 1995 no options have been granted under the 1995 Plan.

    On April 1, 1994, the Company issued 4 warrants for the purchase of 355,000 shares of Surety Capital Corporation common stock at an exercise price of $4.50 per share. These warrants expired on March 31, 1995. These warrants were issued in connection with the private placement completed in 1993.

    On June 17, 1994, the Company issued 1 warrant for the purchase of 35,500 shares of Surety Capital Corporation common stock at an exercise price of $4.50 per share. This warrant expired on June 16, 1995. This warrant was issued in connection with the private placement completed in 1993.

    As of September 30, 1995, there were no warrants outstanding.

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK:
    The Company's subsidiary Bank is party to financial instruments with off-balance-sheet risk, entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

    The subsidiary Bank's exposure to credit loss in the event of nonperformance by counterparties to loan commitments and letters of credit is represented by the contractual amount of those instruments. The subsidiary Bank uses the same credit policies in making commitments and conditional obligations as are used in underwriting on-balance sheet instruments.

    The total amounts of financial instruments with off-balance sheet risk at September 30, 1995, December 31, 1994 and 1993 are as follows:

                                                                                                      DECEMBER 31,
                                                                                  SEPTEMBER 30,   --------------------
                                                                                      1995           1994       1993
                                                                                  -------------   ----------  --------
                                                                                   (UNAUDITED)
Unfunded loan commitments.......................................................   $2,087,000     $1,833,000  $944,000
Letters of credit...............................................................      361,000        182,000   105,000
Credit card lines...............................................................      --             339,000   404,000

    Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Loans are made in accordance with formal written loan policies. The subsidiary Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the subsidiary Bank, upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, equipment and real estate.

    The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The subsidiary Bank had certificates of deposit, or other deposit accounts, in the amount of $133,200, $254,400 and $90,000 at September 30, 1995, December 31, 1994 and
1993, respectively, as collateral supporting those letter of credit commitments for which collateral is deemed necessary. Credit card lines available at December 31, 1994 and 1993 were collaterialized by deposits held at the Company's subsidiary Bank. There were no credit card lines available at September 30, 1995.

    The subsidiary Bank sold $21,660,000, $7,265,000 and $4,450,000 in federal funds at September 30, 1995, December 31, 1994 and 1993, respectively. These funds represent uncollateralized loans made by the Bank, in varying amounts, to commercial banks with whom the subsidiary Bank has correspondent relationships. The subsidiary Bank maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATION OF CREDIT RISK: (CONTINUED)
    The subsidiary Bank has geographic concentrations of credit in its three principal trade areas, Grayson County, Angelina County and Tarrant County, Texas. Additionally, the subsidiary Bank has a significant concentration of credit, based upon like collateral, in its insurance premium finance portfolio. Insurance premium finance comprises approximately $23,724,000 or 35%, $20,496,000 or 32% and $14,200,000 or 45% of consolidated total loans net of unearned interest as of September 30, 1995, December 31, 1994 and 1993, respectively.

10. NET INCOME PER COMMON SHARE:

    Net income per common share for the nine months ended September 30, 1995 and for the years ended December 31, 1994, 1993 and 1992 was based upon 3,208,319, 2,393,841, 2,001,689, and 1,951,873 shares of common stock outstanding, respectively. The effects of the exercise of stock options and warrants are not material and have not been considered in the calculation of income per common share.


11. EMPLOYEE BENEFIT PLAN:
    Effective October 1, 1993, the Company adopted the Surety Bank 401(k) Plan ("Plan"). All full-time employees are eligible for participation. Under the terms of the Plan, eligible employees are allowed to contribute up to 10% of their base pay. The Company contributes amounts equal to 5% of the employee's contribution to a maximum of 5% of the employee's pay, subject to statutory limits. The expense for the Plan for the nine months ended September 30, 1995 and for 1994 and 1993 was $11,081, $13,650 and $2,889, respectively.
Contributions to the plan during 1994 and 1993 were $30,000 and $25,000, respectively.

12. FEDERAL INCOME TAX:
    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". In accordance with the provisions of this statement, the Company elected not to restate prior years and has determined that the cumulative effect of implementation was not significant.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. FEDERAL INCOME TAX: (CONTINUED)
    The components of the net deferred asset recognized at September 30, 1995 (unaudited), December 31, 1994 and 1993 are as follows:


                                                           SEPTEMBER    DECEMBER     DECEMBER
                                                           30, 1995     31, 1994     31, 1993
                                                          -----------  -----------  -----------
                                                          (UNAUDITED)
Deferred tax liability:
  Depreciation and amortization.........................   $ 365,599    $ 350,066    $ 135,696
  Securities............................................      34,286       34,286       34,286
  Deferred loan costs...................................      24,772       18,700       --
  Other.................................................      58,604       58,604       --
  Net unrealized gain on available-for-sale investment
   securities...........................................      56,219       --           --
                                                          -----------  -----------  -----------
                                                             539,480      461,656      169,982
Deferred tax asset:
  Tax net operating losses..............................      40,373      163,366      270,558
  Depreciation..........................................      55,988       55,988       47,973
  Allowance for loan losses.............................     148,480      128,080       26,307
  Securities............................................      83,667      224,238       --
  Other.................................................       3,095       25,758        9,429
                                                          -----------  -----------  -----------
                                                             331,603      597,430      354,267
Valuation allowance.....................................      --           --         (184,285)
                                                          -----------  -----------  -----------
                                                             331,603      597,430      169,982
                                                          -----------  -----------  -----------
    Net deferred tax asset/(liability)..................   $(207,877)   $ 135,774    $     -0-
                                                          -----------  -----------  -----------
                                                          -----------  -----------  -----------


    Gross net operating losses and the related valuation allowance disclosed in 1993 were adjusted to exclude net operating losses which the Company would not be able to utilize. This adjustment had no impact on the net deferred tax asset.

    The Company's effective tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                                                                      DECEMBER 31,
                                                              SEPTEMBER 30,    ---------------------------
                                                                  1995          1994      1993      1992
                                                              -------------    -------   -------   -------
U.S. statutory rate (benefit)...............................       34.0%        34.0%     34.0%     34.0%
Other.......................................................        (.1)        --        (2.9)     --
Goodwill....................................................        4.9         --        --        --
Valuation allowance.........................................     --            (33.0)    (31.1)     --
Utilization of net operating losses.........................     --             --        --       (34.0)
Tax-exempt interest.........................................       (7.1)        (1.1)     --        --
                                                                    ---        -------   -------   -------
Effective tax rate..........................................       31.7%         (.1)%     -0-       -0-
                                                                    ---        -------   -------   -------
                                                                    ---        -------   -------   -------

    As of December 31, 1994, the Company has a net operating loss carryforward of approximately $480,473 for income tax reporting purposes which expires, if not used, in 2002 through 2008. The utilization of approximately $353,652 of the net operating loss carryforward is limited by Section 382 of the Internal Revenue Code to approximately $59,000 annually until its expiration in 1999 and $15,000 thereafter through 2004.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. OTHER NONINTEREST INCOME AND EXPENSE:
    Other noninterest income and expense for the nine months ended September 30, 1995 (unaudited) and for the years ended December 31, 1994, 1993 and 1992 was composed of the following:

                                         SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                             1995           1994           1994          1993          1992
                                         -------------  -------------  ------------  ------------  ------------
                                                 (UNAUDITED)
Noninterest Income:
  Nonsufficient fund charges...........   $   214,501    $   202,674    $  263,315    $  248,890    $  145,365
  Late fee charges.....................       366,356        293,582       426,476       304,354       278,520
  Service charges......................       163,648        119,684       163,336       120,143        47,717
  Collection fees......................        93,536         77,001        96,162        71,760        44,351
  Credit life insurance................        59,570         33,231        44,402        49,777        46,346
  Premium finance servicing............       --             --             --           161,310       101,853
  Secured credit card annual fee.......         4,487         13,774        15,905        36,968        52,837
  Other................................       153,897         60,859       150,411        97,843        67,077
  Gain on sale of investment...........           100        --             --            90,763        --
                                         -------------  -------------  ------------  ------------  ------------
    Total..............................   $ 1,056,095    $   800,805    $1,160,007    $1,181,808    $  784,066
                                         -------------  -------------  ------------  ------------  ------------
                                         -------------  -------------  ------------  ------------  ------------
General and administrative expense:
  Professional fees....................   $   343,866    $   264,627    $  315,434    $  362,571    $  351,593
  Office supplies......................       193,466        150,187       201,028       165,416       126,880
  Travel and entertainment.............        49,760         47,603        60,162        62,184        42,593
  Telephone............................       115,428         95,616       128,407       103,921        78,384
  Advertising..........................        65,216         43,146        54,683        60,302        88,589
  Postage..............................       150,301         97,349       133,887       125,092       105,229
  Amortization of intangibles..........       137,171         34,329        51,201        35,567        29,388
  Dues and subscriptions...............        28,322         36,704        54,609        26,707        20,935
  Insurance............................        97,200         78,420        97,473        59,882        25,519
  Credit cards.........................        14,707         44,698        59,573        63,298        83,941
  Bank service charge..................        29,914         18,901        25,808        29,018        17,922
  FDIC assessment......................       114,541         90,623       133,112        71,003        56,594
  Credit reports.......................        40,911         15,025        17,714        48,495        27,256
  Operational losses...................       --             --             --            --            62,044
  Other................................       188,950        135,733       257,723       167,515       111,707
                                         -------------  -------------  ------------  ------------  ------------
                                          $ 1,569,753    $ 1,152,961    $1,590,814    $1,380,971    $1,228,574
                                         -------------  -------------  ------------  ------------  ------------
                                         -------------  -------------  ------------  ------------  ------------

14. COMMITMENTS AND CONTINGENCIES:

    As of September 30, 1995 the Company leased its office space in Hurst, Texas under a noncancellable operating lease. The lease expires December 31, 1999. Future minimum lease payments are as follows:

1995......................................................  $  94,713
1996......................................................    109,324
1997......................................................    114,253
1998......................................................    114,253
1999......................................................    119,181
                                                            ---------
Total.....................................................  $ 551,724
                                                            ---------
                                                            ---------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Rent expense was $83,562 for the nine months ended September 30, 1995 and $62,297 for the nine months ended September 30, 1994, $83,062 for the year ended December 31, 1994, $56,982 for the year ended December 31, 1993, and $55,310 for the year ended December 31, 1992.

    The Company adopted an agreement which compensates certain executive officers at a rate of three times their annual salary for a change in control of approximately 20%.


    The Company is a defendant in two related cases: TENNESSEE EX REL. DOUGLAS SIZEMORE, COMMISSIONER OF COMMERCE AND INSURANCE FOR THE STATE OF TENNESSEE, ET AL. VS. SURETY BANK, N.A., filed in June 1995 in the Federal District Court for the Northern District of Texas, Dallas Division, (the "Anchorage Case"), and UNITED SHORTLINE INC. ASSURANCE SERVICES, N.A. ET AL. VS. MACGREGOR GENERAL INSURANCE COMPANY, LTD., ET AL., now pending in the 141st Judicial District Court of Tarrant County, Texas (the "MacGregor Case"). The claimant in the Anchorage Case is a liquidator (the "Liquidator") appointed by the Tennessee Commissioner of Commerce and Insurance to liquidate Anchorage Fire and Casualty Insurance Company ("Anchorage"). The Liquidator seeks to recover compensatory and punitive damages on various alleged causes of action, including violation of orders issued by a Tennessee court, fraudulent and preferential transfers, common law conversion, fraud, negligence, and bad faith, all of which are based on the same underlying facts and course of conduct. The plaintiff in the MacGregor Case, United Shortline Inc. Assurance Services, N.A. ("United Shortline"), is the holder of a Florida judgment against MacGregor General Insurance Company, Ltd. ("MacGregor") and seeks to recover funds allegedly belonging to MacGregor which were held by the Company. Both cases arise out of the Company's alleged exercise of control over funds held in accounts at the Company under agreements with Anchorage and MacGregor. The exercise of control included the setoff of approximately $570,000, and the interpleader, in the MacGregor Case, of approximately $600,000. The Company asserts that it had a right to exercise control over the funds, in the first instance under contractual agreements between the Company and the respective insurance companies or the Company and the policy holders, and in the second instance in order to protect the Company against the possibility of inconsistent orders regarding the same funds. The Liquidator also seeks to recover funds allegedly transferred from Anchorage/MacGregor accounts at the Bank during approximately a four month period in 1993, which exceed $2.6 million in the aggregate. The Company believes that the claims lack merit and intends to defend the cases vigorously. Anchorage Fire & Casualty Insurance Company, in Liquidation, is a shareholder of the Company.

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. PARENT COMPANY FINANCIAL INFORMATION:
                           CONDENSED PARENT COMPANY ONLY
                            STATEMENTS OF CONDITION
        AS OF SEPTEMBER 30, 1995 (UNAUDITED), DECEMBER 31, 1994 AND 1993

                                                                                                       DECEMBER 31,
                                                                                  SEPTEMBER 30,   ----------------------
                                                                                      1995           1994        1993
                                                                                  -------------   ----------  ----------
                                                                                   (UNAUDITED)
Assets:
  Cash..........................................................................   $    122,849   $  324,658  $1,010,573
  Interest bearing deposits in financial institutions...........................       --             --         450,000
  Receivable from subsidiary....................................................       --            242,493      --
  Investment in Subsidiary, at equity...........................................     10,211,874    9,211,212   3,820,415
  Other assets..................................................................         83,170       51,232      --
                                                                                  -------------   ----------  ----------
    Total assets................................................................   $ 10,417,893   $9,829,595  $5,280,988
                                                                                  -------------   ----------  ----------
                                                                                  -------------   ----------  ----------
Liabilities:
  Note payable..................................................................   $    375,000   $1,750,000  $   --
  Accrued liabilities...........................................................          6,192       13,914      --
                                                                                  -------------   ----------  ----------
    Total liabilities...........................................................        381,192    1,763,914      --
                                                                                  -------------   ----------  ----------
Shareholders' equity:
  Common stock..................................................................         35,166       30,408      22,734
  Additional paid-in capital....................................................      9,364,515    8,113,214   5,806,116
  Retained earnings (deficit)...................................................        573,311      (75,102)   (547,862)
  Treasury stock................................................................        (50,830)
  Unrealized gain (loss) on available-for-sale securities.......................        114,539       (2,839)     --
                                                                                  -------------   ----------  ----------
    Total shareholders' equity..................................................     10,036,701    8,065,681   5,280,988
                                                                                  -------------   ----------  ----------
      Total liabilities and shareholders' equity................................   $ 10,417,893   $9,829,595  $5,280,988
                                                                                  -------------   ----------  ----------
                                                                                  -------------   ----------  ----------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. PARENT COMPANY FINANCIAL INFORMATION: (CONTINUED)
                         CONDENSED PARENT COMPANY ONLY
                              STATEMENTS OF INCOME
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                           SEPTEMBER 30,               DECEMBER 31,
                                        --------------------  -------------------------------
                                          1995       1994       1994       1993       1992
                                        ---------  ---------  ---------  ---------  ---------
                                        (UNAUDITED) (UNAUDITED)
Interest income.......................  $   6,459  $  20,912  $  24,685  $  12,813  $  13,517
Interest expense......................   (111,915)    --        (11,075)    --         --
                                        ---------  ---------  ---------  ---------  ---------
  Net interest income (expense) before
   provision for loan loss............   (105,456)    20,912     13,610     12,813     13,517
Recovery on loan loss.................     --          3,101      3,101     64,416     65,445
                                        ---------  ---------  ---------  ---------  ---------
  Net interest income.................   (105,456)    24,013     16,711     77,229     78,962
Noninterest expense...................   (184,868)  (163,487)  (207,473)  (255,999)  (355,862)
Equity in net income of subsidiary....    886,123    430,105    390,797    549,493    293,324
                                        ---------  ---------  ---------  ---------  ---------
    Net income before income taxes....    595,799    290,631    200,035    370,723     16,424
Income tax expense (benefit):
  Current.............................    (52,614)    --       (242,493)    --         --
  Deferred............................     --         (3,103)   (30,232)    --         --
                                        ---------  ---------  ---------  ---------  ---------
    Net income........................  $ 648,413  $ 293,734  $ 472,760  $ 370,723  $  16,424
                                        ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. PARENT COMPANY FINANCIAL INFORMATION: (CONTINUED)
                         CONDENSED PARENT COMPANY ONLY
                            STATEMENTS OF CASH FLOWS
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994 AND
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992


                                                                   SEPTEMBER 30,                   DECEMBER 31,
                                                              ------------------------  ----------------------------------
                                                                 1995         1994         1994         1993       1992
                                                              -----------  -----------  -----------  ----------  ---------
                                                              (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $   648,413  $   293,734  $   472,760  $  370,723  $  16,424
  Adjustments to reconcile net income to net cash used in
   operating activities:
    Equity in net income of subsidiary......................     (886,123)    (433,207)    (390,797)   (549,493)  (293,324)
    Recovery on loan losses.................................      --           --           --          (64,416)   (65,445)
    Depreciation and amortization...........................      --           --           --           --         35,015
    Net increase (decrease) in accrued liabilities..........      109,656      --            11,075      --       (155,648)
    Net increase in other assets............................      (31,938)    (119,743)     (51,232)     --         --
                                                              -----------  -----------  -----------  ----------  ---------
      Net cash provided (used) in operating activities......     (159,992)    (259,216)      41,806    (243,186)  (462,978)
                                                              -----------  -----------  -----------  ----------  ---------
Cash flows from investing activities:
  Proceeds from the maturity of interest....................      --           100,000      450,000      50,000     --
  Purchase of interest bearing deposits.....................      --           --           --           --       (500,000)
  Net (increase) decrease in receivable from subsidiary.....      242,493      --          (242,493)     --         --
  Net (increase) decrease in loans..........................      --           --           --          207,582    185,480
  Direct cost incurred for probable bank acquisition........      --           --           --           71,935    (71,935)
  Investment in subsidiary..................................     (114,539)  (1,000,000)  (5,000,000)     --         --
                                                              -----------  -----------  -----------  ----------  ---------
      Net cash (used) provided in investing activities......      127,954     (900,000)  (4,792,493)    329,517   (386,455)
                                                              -----------  -----------  -----------  ----------  ---------
Cash flows from financing activities:
  Sale of common stock......................................    1,256,059      394,713    2,314,772     851,903    779,143
  Short-term debt...........................................   (1,375,000)     --         1,750,000      --         --
  Purchase of Treasury Stock................................      (50,830)
                                                              -----------  -----------  -----------  ----------  ---------
      Net cash provided in financing activities.............     (169,771)     394,713    4,064,772     851,903    779,143
Net (decrease) increase in cash.............................     (201,809)    (764,503)    (685,915)    938,234    (70,290)
Beginning cash and cash equivalents.........................      324,658    1,010,573    1,010,573      72,339    142,629
                                                              -----------  -----------  -----------  ----------  ---------
Ending cash and cash equivalents............................  $   122,849  $   246,070  $   324,658  $1,010,573  $  72,339
                                                              -----------  -----------  -----------  ----------  ---------
                                                              -----------  -----------  -----------  ----------  ---------

                           SURETY CAPITAL CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. SUBSEQUENT EVENTS:

    On October 17, 1995 and as amended on January 16, 1996, the Company and Surety Bank entered into an agreement to acquire First National Bank, a national banking association located in Midlothian, Texas. Under the proposed structure of the transaction, a subsidiary of Surety Bank (to be organized by Surety Bank under the name of "Surety Acquisition, Inc.") will first merge with and into First National Bank's parent holding company, First Midlothian Corporation ("First Midlothian"), pursuant to which merger (the "Merger") the shareholders of First Midlothian will receive cash in exchange for their shares of capital stock of First Midlothian in an amount equal to one hundred and fifty percent (150%) of the book value of First National Bank. Surety Acquisition, Inc. will be a Texas corporation, and its proposed activities will be limited to facilitating Surety Bank's acquisition of First Midlothian and, indirectly, First National Bank.


    Immediately following the Merger, First National Bank and Surety Bank will consolidate under the charter of Surety Bank (the "Consolidation"). Upon consummation of the Consolidation, First Midlothian will be dissolved.

    The   Company  is  in  the  process  of  preparing  the  various  regulatory applications necessary to consummate the proposed acquisition.

    As of September 30, 1995 First Midlothian Corporation had total assets of $52,130,000, total deposits of $47,160,000, total net loans of $20,094,000, total equity of $3,763,000 and net income for the nine months ended September 30, 1995 of $306,000.

    The completion of the acquisition is subject to a number of contingencies, including regulatory approval by applicable banking authorities, the raising of sufficient funds by the Company to facilitate the acquisition, shareholder approval, and other matters. If consummated, the transactions are expected to occur during the first quarter of 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS'

Board of Directors and Shareholders
First Midlothian Corporation
Midlothian, Texas

    We have audited the accompanying consolidated balance sheets of First Midlothian Corporation as of September 30, 1995 and December 31, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for the nine months ended September 30, 1995 and for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Midlothian Corporation as of September 30, 1995 and December 31, 1994, and the consolidated results of their operations and their cash flows for the nine months ended September 30, 1995 and for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the financial statements, First Midlothian Corporation changed its method of accounting for investment securities and income taxes in 1994 and 1993, respectively.

                                          SAMSON, ROBBINS & ASSOCIATES, P.L.L.C.

November 1, 1995
Dallas, Texas

                          FIRST MIDLOTHIAN CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1995 AND DECEMBER 31, 1994
                                     ASSETS

                                                                                     SEPTEMBER 30,  DECEMBER 31,
                                                                                         1995           1994
                                                                                     -------------  -------------
Assets:
  Cash and due from banks..........................................................  $   3,586,274  $   2,150,392
  Federal funds sold...............................................................      7,100,000      2,640,000
                                                                                     -------------  -------------
    Cash and cash equivalents......................................................     10,686,274      4,790,392
Investment securities..............................................................     19,309,212     20,512,375
Net loans..........................................................................     20,094,209     20,396,952
Premises and equipment, net........................................................        861,532        854,488
Accrued interest receivable........................................................        429,114        460,611
Other real estate and repossessed assets...........................................        653,035      1,046,724
Net deferred tax asset.............................................................         51,226        205,101
Other assets.......................................................................         45,640         48,423
                                                                                     -------------  -------------
      Total assets.................................................................  $  52,130,242  $  48,315,066
                                                                                     -------------  -------------
                                                                                     -------------  -------------
                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Demand deposits..................................................................  $  10,154,310  $   9,191,492
  Savings, NOW and money markets...................................................     16,729,861     16,766,651
  Time deposits, $100,000 and over.................................................      1,963,600      1,546,147
  Other time deposits..............................................................     18,312,770     16,096,716
                                                                                     -------------  -------------
    Total deposits.................................................................     47,160,541     43,601,006
Subordinated debentures............................................................        674,707        674,707
Accrued interest payable and other liabilities.....................................        531,893        468,933
                                                                                     -------------  -------------
    Total liabilities..............................................................     48,367,141     44,744,646
Commitments and contingent liabilities.............................................       --             --
Shareholders' equity:
  Common stock, $10 par value, 48,000 shares authorized, issued and outstanding....        480,000        480,000
Additional paid-in capital.........................................................        679,493        679,493
Retained earnings..................................................................      2,603,608      2,417,344
Unrealized loss on available-for-sale securities...................................              0         (6,417)
                                                                                     -------------  -------------
    Total shareholders' equity.....................................................      3,763,101      3,570,420
                                                                                     -------------  -------------
      Total liabilities and shareholders' equity...................................  $  52,130,242  $  48,315,066
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 The accompanying notes are an integral part of
                     the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                             FOR THE              FOR THE             FOR THE
                                                                        NINE MONTHS ENDED       YEAR ENDED          YEAR ENDED
                                                                        SEPTEMBER 30, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993
                                                                        ------------------   -----------------   -----------------
Interest income:
  Commercial and real estate loans....................................      $1,240,594          $1,466,820          $1,555,773
  Consumer loans......................................................         296,496             351,874             299,759
  Federal funds sold..................................................         320,679             185,581             341,754
  Investment securities and interest bearing deposits.................         866,236             963,043             659,231
  Other interest income...............................................           1,757              32,621              35,923
                                                                        ------------------   -----------------   -----------------
    Total interest income.............................................       2,725,762           2,999,939           2,892,440
                                                                        ------------------   -----------------   -----------------
Interest expense:
  Savings, NOW and money markets......................................         368,646             327,632             363,056
  Time deposits, $100,000 and over....................................         202,403             134,369             121,505
  Other time deposits.................................................         595,985             627,142             641,687
  Other interest expense..............................................          68,011              81,777              88,846
                                                                        ------------------   -----------------   -----------------
    Total interest expense............................................       1,235,045           1,170,920           1,215,094
                                                                        ------------------   -----------------   -----------------
      Net interest income before provision for loan losses............       1,490,717           1,829,019           1,677,346
Provision for loan losses.............................................          35,000                   0                   0
                                                                        ------------------   -----------------   -----------------
      Net interest income.............................................       1,455,717           1,829,019           1,677,346
                                                                        ------------------   -----------------   -----------------
Noninterest income....................................................         469,788             627,846             645,961
                                                                        ------------------   -----------------   -----------------
Noninterest expense:
  Salaries and employee benefits......................................         720,361             941,462             881,923
  Occupancy and equipment.............................................         156,170             194,860             181,048
  General and administrative..........................................         592,140             936,371           1,035,401
                                                                        ------------------   -----------------   -----------------
    Total noninterest expense.........................................       1,468,671           2,072,693           2,098,372
                                                                        ------------------   -----------------   -----------------
      Income before income taxes......................................         456,834             384,172             224,935
Income tax expense:
  Current.............................................................               0                   0                   0
  Deferred............................................................         150,570             109,229              57,632
                                                                        ------------------   -----------------   -----------------
      Total tax expense...............................................         150,570             109,229              57,632
                                                                        ------------------   -----------------   -----------------
      Net income......................................................      $  306,264          $  274,943          $  167,303
                                                                        ------------------   -----------------   -----------------
                                                                        ------------------   -----------------   -----------------
Net income per share of common stock..................................      $     6.38          $     5.73          $     3.49
                                                                        ------------------   -----------------   -----------------
                                                                        ------------------   -----------------   -----------------
Weighted average shares outstanding...................................          48,000              48,000              48,000
                                                                        ------------------   -----------------   -----------------
                                                                        ------------------   -----------------   -----------------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                        UNREALIZED
                                                                                        GAIN/(LOSS)
                                                                                            ON
                                           COMMON STOCK       ADDITIONAL                 AVAILABLE       TOTAL
                                       ---------------------   PAID-IN      RETAINED     FOR SALE    SHAREHOLDERS'
                                        SHARES    PAR VALUE    CAPITAL      EARNINGS    SECURITIES      EQUITY
                                       ---------  ----------  ----------  ------------  -----------  -------------
Balance at December 31, 1992 as
 previously reported.................     48,000  $  480,000  $  679,493  $  1,605,971   $       0    $ 2,765,464
Cumulative effect on prior years of
 change in accounting principle......                                          369,127                    369,127
                                       ---------  ----------  ----------  ------------  -----------  -------------
Balance at December 31, 1992 as
 restated............................     48,000     480,000     679,493     1,975,098           0      3,134,591
Net income...........................                                          167,303                    167,303
                                       ---------  ----------  ----------  ------------  -----------  -------------
Balance at December 31, 1993.........     48,000     480,000     679,493     2,142,401           0      3,301,894
Net income                                                                     274,943                    274,943
Unrealized (loss) on available-
 for-sale securities, net of income
 taxes...............................                                                       (6,417)        (6,417)
                                       ---------  ----------  ----------  ------------  -----------  -------------
Balance at December 31, 1994.........     48,000     480,000     679,493     2,417,344      (6,417)     3,570,420
Net income...........................                                          306,264                    306,264
Dividends paid.......................                                         (120,000)                  (120,000)
Unrealized gain on available-for-sale
 securities, net of income taxes.....                                                        6,417          6,417
                                       ---------  ----------  ----------  ------------  -----------  -------------
Balance at September 30, 1995........     48,000  $  480,000  $  679,493  $  2,603,608   $       0    $ 3,763,101
                                       ---------  ----------  ----------  ------------  -----------  -------------
                                       ---------  ----------  ----------  ------------  -----------  -------------

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                          FIRST MIDLOTHIAN CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    FOR THE NINE
                                                                    MONTHS ENDED    FOR THE YEAR    FOR THE YEAR
                                                                    SEPTEMBER 30,  ENDED DECEMBER  ENDED DECEMBER
                                                                        1995          31, 1994        31, 1993
                                                                    -------------  --------------  --------------
Cash flows from operating activities:
  Net income......................................................  $     306,264  $      274,943  $      167,303
  Adjustment to reconcile net income to net cash provided by operating activities:
    Provision for loan loss.......................................         35,000               0               0
    Depreciation..................................................         54,900          72,300          63,600
    (Discount accretion)/premium amortization.....................        (98,834)        (19,895)        155,671
    Loss on sale or disposal of other real estate.................         57,250          76,061         189,967
    Loss on sale of investment securities.........................              0          15,548               0
    Net change in accrued interest receivable.....................         31,497          (9,236)          4,123
    Net change in other assets....................................          2,137          24,696          15,224
    Net change in deferred tax asset..............................        150,570         109,227          57,632
    Net change in accrued interest payable and other
     liabilities..................................................         63,606         (13,800)        (88,163)
                                                                    -------------  --------------  --------------
      Net cash provided by operating activities...................        602,390         529,844         565,357
                                                                    -------------  --------------  --------------
Cash flows from investing activities:
  Proceeds from the maturity of held-to-maturity securities and
   interest bearing deposits......................................     11,320,000      18,365,125      20,822,000
  Proceeds from maturity of available-for-sale securities.........      4,000,000               0               0
  Purchase of premises and equipment..............................        (61,945)        (87,408)        (62,953)
  Net decrease in loans...........................................        267,743         307,459          59,028
  Proceeds from sale of other real estate.........................        336,440         377,819         598,850
  Purchase of held-to-maturity securities.........................    (14,008,281)    (15,906,164)    (20,186,250)
  Purchase of available-for-sale securities.......................              0      (3,927,657)              0
                                                                    -------------  --------------  --------------
      Net cash provided by (used in) investing activities.........      1,853,957        (870,826)      1,230,675
                                                                    -------------  --------------  --------------
Cash flows from financing activities:
  Net change in deposits..........................................      3,559,535      (2,097,951)     (4,622,469)
  Payments on debentures..........................................              0         (99,040)        (62,203)
  Dividends paid..................................................       (120,000)              0               0
                                                                    -------------  --------------  --------------
      Net cash provided by (used in) financing activities.........      3,439,535      (2,196,991)     (4,684,672)
                                                                    -------------  --------------  --------------
Net increase (decrease) in cash...................................      5,895,882      (2,537,973)     (2,888,640)
Beginning cash and cash equivalents...............................      4,790,392       7,328,365      10,217,005
                                                                    -------------  --------------  --------------
Ending cash and cash equivalents..................................  $  10,686,274  $    4,790,392  $    7,328,365
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
Supplemental disclosure:
  Cash paid during the period for interest........................  $   1,127,892  $    1,182,505  $    1,267,670
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
  Cash paid during the period for income taxes....................  $           0  $            0  $            0
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                  The accompanying notes are an integral part
                    of the consolidated financial statements

                          FIRST MIDLOTHIAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION:
    The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, First National Bank in Midlothian ("Bank"), which is 100% owned. All significant intercompany transactions and balances have been eliminated in consolidation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.

INVESTMENT SECURITIES

    Effective January 1, 1994, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). This statement addresses the accounting and reporting for investments in equity securities that have readily determined fair values for all investments in debt securities.

    Management determines the appropriate classification of securities at time of purchase. If the securities are purchased with the positive intent and the ability to hold the securities until maturity, they are classified as held-to-maturity and carried at historical cost, adjusted for amortization of premiums and accretion of fees and discounts using the effective interest method. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value. Securities purchased and held principally for the purpose of selling them in the near term are classified as trading. The Company has no securities classified as trading as of September 30, 1995. The cost of securities sold is based on the specific identification method.

    The Company has no securities classified as available-for-sale at September 30, 1995.

LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against current earnings. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance for loan losses is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based upon evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

    Interest income on installment loans is recognized by a method which approximates the interest method. Interest income on commercial and real estate loans is accrued daily on the amount of outstanding principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that collection of interest and principal is doubtful. Management evaluates the book value (including accrued interest) and collateral value on loans placed on nonaccrual status and provides specific allowance for loan losses as deemed appropriate.

    Certain fees and costs associated with the origination of loans are recognized when received. Management has determined that fees collected offset actual expenses incurred to process the subject loans.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method at rates sufficient to amortize the cost over the estimated lives of the assets. Expenditures for repairs and maintenance are expensed as incurred, and renewals and betterments that

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) extend the lives of assets are capitalized. Cost and accumulated depreciation are eliminated from the accounts when assets are sold or retired and any resulting gain or loss is reflected in operations in the year of disposition.

OTHER REAL ESTATE AND REPOSSESSED ASSETS

    Foreclosed real estate and other assets are recorded at the lower of the unpaid balance of the related loan or the fair market value of the property. Any write down to fair market value at the date of acquisition is charged against the allowance for loan losses. Any subsequent write downs are reflected in operations.

INCOME PER SHARE

    Net income per share of common stock is computed based upon the weighted average number of shares of common stock outstanding during the years ended December 31, 1994 and 1993 and for the nine months ended September 30, 1995.

INCOME TAXES

    During 1993, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS
(SFAS) No. 109 whereby the method of accounting for income taxes utilized an asset and liability approach for financial statement purposes. Under SFAS No. 109, the types of differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax liabilities or assets include: allowances for possible loan losses, property and equipment, investment securities and net operating loss carryforwards. The change in accounting did not have an effect on the Company's consolidated financial position or results of operations. First Midlothian Corporation and its subsidiary will file a consolidated tax return for 1995. The Company has a tax sharing arrangement with its subsidiary.

3.  INVESTMENT SECURITIES:
    At September 30, 1995 the amortized cost and estimated market values of investment securities are as follows:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES     MARKET VALUE
                                                             -------------  -----------  -----------  -------------
Held-to-Maturity:
  U.S. Treasury............................................  $  18,000,874   $  45,676    $   5,340   $  18,041,210
  Obligations of other U.S. Government agencies and
   corporations............................................      1,000,000       2,190            0       1,002,190
  State and county municipals..............................        263,938       2,964            0         266,902
  Federal Reserve Bank stock...............................         44,400           0            0          44,400
                                                             -------------  -----------  -----------  -------------
                                                             $  19,309,212   $  50,830    $   5,340   $  19,354,702
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENT SECURITIES: (CONTINUED)
    At December 31, 1994 the amortized cost and estimated market values of investment securities are as follows:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED     ESTIMATED
                                                                 COST          GAINS       LOSSES     MARKET VALUE
                                                             -------------  -----------  -----------  -------------
Held-to-Maturity:
  U.S. Treasury............................................  $  16,258,839   $       0    $ 170,257   $  16,088,582
  Obligations of other U.S. Government agencies and
   corporations............................................              0           0            0               0
  State and county municipals..............................        283,736       1,623            0         285,359
  Federal Reserve Bank stock...............................         44,400           0            0          44,400
                                                             -------------  -----------  -----------  -------------
                                                                16,586,975       1,623      170,257      16,418,341
                                                             -------------  -----------  -----------  -------------
Available-for-Sale:
  U.S. Treasury............................................      3,935,122           0        9,722       3,925,400
  Obligations of other U.S. Government agencies and
   corporations............................................              0           0            0               0
                                                             -------------  -----------  -----------  -------------
                                                                 3,935,122           0        9,722       3,925,400
                                                             -------------  -----------  -----------  -------------
                                                             $  20,522,097   $   1,623    $ 179,979   $  20,343,741
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------

    The amortized cost and estimated market value of investment securities at September 30, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             AMORTIZED      ESTIMATED
                                                                               COST       MARKET VALUE
                                                                           -------------  -------------
Held-to-Maturity:
  Due within one year....................................................  $   6,990,206  $   6,999,510
  Due after one year through five years..................................     12,249,938     12,285,792
  Due after five years through ten years.................................         24,668         25,000
  Other Securities.......................................................         44,400         44,400
                                                                           -------------  -------------
    Total................................................................  $  19,309,212  $  19,354,702
                                                                           -------------  -------------
                                                                           -------------  -------------

    Proceeds from maturities of investment securities during the nine months ended September 30, 1995 were $15,320,000 with no gross recognized gains or losses.

    Proceeds from maturities of investment securities during the twelve months ended December 31, 1994 were $18,365,125 with gross recognized losses of $15,548. These securities were sold within ninety (90) days of the maturity dates and did not impact the classification of other held-to-maturity securities.

    Proceeds from maturities of investment securities during the twelve months ended December 31, 1993 were $20,822,000 with no gross recognized gains or losses.

    At September 30, 1995, and December 31, 1994, the carrying value of Federal Reserve Bank stock was $44,400. The Federal Reserve Bank stock's market value was estimated to be the same as its carrying value at both September 30, 1995 and December 31, 1994.

    At September 30, 1995 and December 31, 1994, securities with a carrying amount of approximately $6,550,000 and $7,537,000, respectively, were pledged as collateral for public deposits, as required or permitted by law.

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  INVESTMENT SECURITIES: (CONTINUED)
    At  September 30,  1995, there were  no investment  securities classified as
available-for-sale   securities.   The    gross   unrealized    loss   on    the
available-for-sale securities at December 31, 1994 was $9,722.

4.  NET LOANS:
    The loan portfolio was composed of the following:

                                                                           SEPTEMBER 30,  DECEMBER 31,
                                                                               1995           1994
                                                                           -------------  -------------
Commercial loans.........................................................  $   4,210,529  $   5,505,238
Real estate loans........................................................     12,378,272     11,550,776
Installment loans........................................................      3,958,983      3,659,907
Overdrafts...............................................................          5,613        122,934
                                                                           -------------  -------------
  Total loans............................................................     20,553,397     20,838,855
Deduct:
  Unearned interest......................................................       (228,573)      (185,320)
  Allowance for loan losses..............................................       (230,615)      (256,583)
                                                                           -------------  -------------
    Net loans............................................................  $  20,094,209  $  20,396,952
                                                                           -------------  -------------
                                                                           -------------  -------------

    A summary of the changes in the allowance for loan losses for the nine months ended September 30, 1995 and years ended December 31, 1994 and 1993 are as follows:

                                                                        1995        1994        1993
                                                                     ----------  ----------  ----------
Beginning balance..................................................  $  256,583  $  317,372  $  346,582
Provision for loan losses..........................................      35,000           0           0
Loans charged off..................................................     (82,919)    (84,079)    (45,416)
Recoveries.........................................................      21,951      23,290      16,206
                                                                     ----------  ----------  ----------
                                                                     $  230,615  $  256,583  $  317,372
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    Note that no provision for loan losses was recorded during the two years ended December 31, 1993 and 1994, respectively. During 1991, the Company was required to increase the allowance for loan loss significantly based upon actual experience levels at that time. Subsequent to 1991, the Company's experience relative to loan loss has improved such that no material provision has been required.

    Loans on which the accrual of interest has been discontinued amounted to approximately $128,621 and $52,663 at September 30, 1995 and December 31, 1994, respectively. Included in commercial and installment loans at September 30, 1995 and December 31, 1994, are approximately $934,378 and $1,414,804, respectively, of loans to employees, officers, and/or directors, or their interests.

5.  OTHER REAL ESTATE AND REPOSSESSED ASSETS:
    Other real estate and repossessed assets consisted of the following at:

                                                               SEPTEMBER 30,         DECEMBER 31,
                                                                   1995           1994          1993
                                                               -------------  ------------  ------------
Other real estate............................................   $   713,268   $  1,173,812  $  1,511,764
Allowance for possible loss:
  Beginning balance..........................................      (127,088)      (140,151)     (250,613)
  Charge offs................................................        69,441         13,063       123,285
  Provision charged to expense...............................        (2,586)       --            (12,823)
                                                               -------------  ------------  ------------
  Ending balance.............................................       (60,233)      (127,088)     (140,151)
                                                               -------------  ------------  ------------
Net other real estate........................................   $   653,035   $  1,046,724  $  1,371,613
                                                               -------------  ------------  ------------

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  PREMISES AND EQUIPMENT:
    Premises and equipment at September 30, 1995 and December 31, 1994 are summarized as follows:

                                                                                  1995          1994
                                                                              ------------  ------------
Land........................................................................  $     64,277  $     64,277
Building....................................................................       989,222       971,697
Furniture, fixtures and computers...........................................       399,200       646,761
Automobiles.................................................................        53,289        53,289
                                                                              ------------  ------------
                                                                                 1,505,988     1,736,024
Less accumulated depreciation...............................................      (644,456)     (881,536)
                                                                              ------------  ------------
Net premises and equipment..................................................  $    861,532  $    854,488
                                                                              ------------  ------------
                                                                              ------------  ------------

    During 1995, the Company adjusted premises and equipment to reflect obsolete, non-utilized items that were fully depreciated in prior years. The effect was to reduce the asset cost and accumulated depreciation by approximately $291,000.

    Depreciation expense was $54,900, $72,300 and $63,600 for the period ended September 30, 1995 and the years ended December 31, 1994 and 1993, respectively.

7.  SUBORDINATED DEBENTURES:
    Subordinated Debentures at September 30, 1995 and December 31, 1994 are summarized as follows:

                                                                                       1995        1994
                                                                                    ----------  ----------
1982 Subordinated Debentures.........................................         12%   $  339,707  $  339,707
1991 Subordinated Debentures:
  Series D...........................................................       9.75%       55,000      55,000
  Series E...........................................................       9.75%       70,000      70,000
  Series F...........................................................      10.00%       70,000      70,000
  Series G...........................................................      10.00%       70,000      70,000
  Series H...........................................................      10.00%       70,000      70,000
                                                                                    ----------  ----------
                                                                                    $  674,707  $  674,707
                                                                                    ----------  ----------
                                                                                    ----------  ----------

    Interest is payable semiannually with the principle due at maturity.

    The following is a summary of maturities of Subordinated Debentures at September 30, 1995.

Due within one year.......................................................  $  55,000
Due after one year through five years.....................................    619,707
                                                                            ---------
                                                                            $ 674,707
                                                                            ---------
                                                                            ---------

    The 1982 Subordinated Debentures are held by several shareholders of the Company. The 1991 Subordinated Debentures are held by shareholders with the exception of $100,000 which is held by two (2) significant customers of the Bank.

8.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:
    The Company's subsidiary Bank is party to financial instruments with off-balance sheet risk, entered into in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: (CONTINUED)
    The subsidiary Bank's exposure to credit loss in the event of nonperformance by counterparties to loan commitments and letters of credit is represented by the contractual amount of those instruments. The subsidiary Bank uses the same credit policies in making commitments and conditional obligations as are used in underwriting on-balance sheet instruments.

    The total amounts of financial instruments with off-balance sheet risk at September 30, 1995 and December 31, 1994 are as follows:

                                                                                     1995        1994
                                                                                  ----------  ----------
Unfunded loan commitments.......................................................  $  708,561  $  761,132
Letters of credit...............................................................      79,597      80,602

    Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Loans are made in accordance with formal written loan policies. The subsidiary Bank evaluates each customer's credit worthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the subsidiary Bank, upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies, but may include cash, accounts receivable, inventory, property, equipment and real estate.

    The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. There was no collateral required by management for the letters of credit.

    The subsidiary Bank sold $7,100,000 and $2,640,000 in federal funds at September 30, 1995 and December 31, 1994, respectively. These funds represent uncollateralized loans made by the Bank, in varying amounts, to commercial banks with whom the subsidiary Bank has correspondent relationships. The subsidiary Bank maintains deposits with other financial institutions in amounts which exceed FDIC insurance coverage. At September 30, 1995 and December 31, 1994, approximately $1,998,006 and $0, respectively, of such balances were uninsured.

9.  SHAREHOLDERS' EQUITY:
    In 1982, the Company acquired all of the common stock of the subsidiary Bank. Shareholders of the Bank stock were issued the same number of shares of common stock of the Company as they had held in the Bank. The Company does not have any warrants or options issued or outstanding.

    The Company is not subject to any restrictions on the amount of dividends that it may declare by any regulatory agency, however dividends must be paid out of retained earnings. On June 30, 1995, the Company declared and paid a $2.50 per share dividend for the shareholders of record as of that date.

10. NET INCOME PER COMMON SHARE:
    Net income per common share for the periods ended September 30, 1995 and December 31, 1994 and 1993 was based upon the weighted average shares of common stock outstanding of 48,000 shares, respectively.

11. FEDERAL INCOME TAX:
    Effective January 1, 1993, the Company adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS (SFAS) No. 109, "Accounting for Income Taxes". In accordance with the provisions of this statement, the Company elected to restate prior years by recording the cumulative effect of this restatement as an increase to retained earnings of approximately $370,000 at January 1, 1993.

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. FEDERAL INCOME TAX: (CONTINUED)
    The components of the net deferred asset recognized at September 30, 1995 and December 31, 1994 are as follows:

                                                                                     1995        1994
                                                                                   ---------  ----------
Deferred tax liability:
  Allowance for loan losses......................................................  $  20,477  $   32,379
                                                                                   ---------  ----------
                                                                                      20,477      32,379
                                                                                   ---------  ----------
Deferred tax asset:
  Tax net operating losses.......................................................     51,195     203,006
  Depreciation...................................................................      1,115       1,115
  Securities.....................................................................      8,945      12,250
  Allowance for real estate losses...............................................     10,448      21,109
                                                                                   ---------  ----------
                                                                                      71,703     237,480
                                                                                   ---------  ----------
Valuation allowance..............................................................          0           0
                                                                                   ---------  ----------
    Net deferred tax asset.......................................................  $  51,226  $  205,101
                                                                                   ---------  ----------
                                                                                   ---------  ----------

    The Company's effective tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

                                                                               DECEMBER 31,
                                                              SEPTEMBER 30,   ---------------
                                                                  1995         1994     1993
                                                              -------------   ------   ------
U.S. statutory rate.........................................     34.0%        34.0%    34.0%
Tax-exempt interest.........................................     (1.0)%       (5.6)%   (8.4)%
                                                                  ---         ------   ------
Effective tax rate..........................................     33.0%        28.4%    25.6%
                                                                  ---         ------   ------
                                                                  ---         ------   ------

    As of September 30, 1995, the Company has a net operating loss carryforward of approximately $150,000 for income tax reporting purposes which expires, if not used, in 2005 through 2008.

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. OTHER NONINTEREST INCOME AND EXPENSE:
    Other noninterest income and expense for the nine months ended September 30, 1995, and the years ended December 31, 1994, 1993 were composed of the following:

                                                                       SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,
                                                                           1995           1994          1993
                                                                       -------------  ------------  ------------
Noninterest income:
  Service charges....................................................   $   396,109    $  513,834    $  517,836
  Other fees.........................................................        39,772        50,559        51,940
  Other..............................................................        33,907        63,453        76,185
                                                                       -------------  ------------  ------------
    Total............................................................   $   469,788    $  627,846    $  645,961
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------
General and administrative expense:
  Data processing....................................................   $   150,706    $  207,875    $  195,821
  FDIC and exam assessments..........................................        38,078       134,600       154,201
  ORE expense........................................................        85,147       122,097       288,128
  Office expense.....................................................        80,410       119,314       121,804
  Directors fees.....................................................        58,600        64,095        67,820
  Advertising........................................................        50,026        53,939        58,645
  Professional fees..................................................        43,137        49,895        27,941
  Loss on maturity of securities.....................................       --             15,548        --
  Other..............................................................        86,036       169,008       121,041
                                                                       -------------  ------------  ------------
    Total............................................................   $   592,140    $  936,371    $1,035,401
                                                                       -------------  ------------  ------------
                                                                       -------------  ------------  ------------

13. COMMITMENTS AND CONTINGENCIES:
    In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. Management does not anticipate any material adverse effect on the financial condition of the Company as a result of these commitments.

    The Company is party to various operating leases and contracts. The Company has a contract with Electronic Data Systems (EDS) to provide data processing services for the subsidiary Bank. This contract, which expires February 28, 1997, is based on usage and items processed. The average cost of this contract over the past past three years is approximately $10,000 -- $12,000 per month. This agreement can be canceled with a six month notice but requires the Bank to pay for the remaining term of the contract at 80% of the normal usage.

    In addition, the Company has a maintenance agreement for the drive-in turbo lanes and leases offsite storage facilities. The maintenance agreement is for a term of seven years and expires in March, 1996. The storage lease is for a term of two years and expires in March, 1997. These agreements cost $1,800 per year and $550 per month, respectively.

    The following is a schedule of future estimated minimum payments required under these operating leases:

1996......................................................  $ 112,650
1997......................................................     19,250
                                                            ---------
Total minimum payment.....................................  $ 131,900
                                                            ---------
                                                            ---------

    In the normal course of business, the subsidiary Bank may become involved in routine claims and lawsuits. While the results of litigation cannot be predicted with certainty, management, in consultation with legal counsel, believes that the final outcome of any of these matters, or of any unasserted claims, will not have a material adverse effect on the Company's financial condition or results of operations.

                          FIRST MIDLOTHIAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. RESTRICTIONS ON RETAINED EARNINGS:
    The primary source of funds for cash distributions by the Company to its shareholders is dividends received from its subsidiary Bank. The amount of dividends that the subsidiary Bank may declare in a calendar year without approval by the OCC is the Bank's net profits for that year combined with its net retained profits, as defined, for the two preceding years. At September 30, 1995, approximately $465,000 of the Bank's retained earnings were available for dividend distribution to the Company without prior regulatory approval.

15. REGULATORY MATTERS:
    The Company's subsidiary Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under the regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The Bank must maintain a minimum of qualifying total capital and core capital to risk-weighted assets of 8% and 4%, respectively. Management believes, as of September 30, 1995, that the Bank meets all capital requirements to which it is subject. The following is a summary of the Bank's capital ratios at September 30, 1995 and December 31, 1994:

                                                         SEPTEMBER 30,    DECEMBER 31,
                                                             1995             1994
                                                        ---------------  --------------
Total capital to risk-weighted assets.................        19.67%          19.30%
Core capital to risk-weighted assets..................        18.66%          18.15%
Capital to total assets (leverage)....................         8.28%           8.56%

16. SUBSEQUENT EVENT:
    The Company has entered into a contract to be acquired by Surety Capital, a bank holding company located in Hurst, Texas. Surety Capital intends to merge the sole subsidiary of the Company, First National Bank of Midlothian, with and into Surety Capital's subsidiary, Surety Bank, National Association. It is anticipated that First Midlothian Corporation will be dissolved upon completion of the merger of the two banks. The current shareholders of the Company will receive cash in exchange for the stock held in the Company as a result of this transaction.

    The Board of Directors of the Company has approved this transaction. However, the completion of the purchase is subject to a number of contingencies, including approval by the applicable banking authorities, due diligence review of the Company's business operations, the raising of sufficient funds by Surety Capital to facilitate the acquisition, shareholder approval by the Company's shareholders and Surety Bank shareholders, and other matters. Assuming all activities are satisfactorily completed, the transaction is expected to close during the first quarter of 1996.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              -------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Summary Consolidated Financial Data............          5
Recent Unaudited Selected Consolidated
 Financial Data................................          6
Investment Considerations......................          7
Use of Proceeds................................          8
Capitalization.................................          9
Market Price and Dividend Policy...............          9
The Midlothian Bank Acquisition................         10
Selected Consolidated Financial Data...........         15
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         16
Business.......................................         37
Regulation and Supervision.....................         43
Management.....................................         49
Selling Shareholder............................         54
Beneficial Stock Ownership.....................         54
Description of Securities......................         56
Underwriting...................................         56
Legal Matters..................................         57
Experts........................................         57
Available Information..........................         57
Index to Financial Statements..................        F-1


                                2,100,000 Shares


                                 Surety Capital
                                  Corporation



                                  COMMON STOCK


                               -----------------


                                   PROSPECTUS


                               -----------------

                                HOEFER & ARNETT
                                  Incorporated


                                         , 1996


-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be borne by the Company in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Registration Fee..................................................  $   2,704
Printing and Electronic Filing Expenses...........................     50,000
Legal Fees and Expenses...........................................     50,000
Accounting Fees and Expenses......................................     30,000
Underwriting Expenses.............................................    172,000
Miscellaneous.....................................................     20,000
                                                                    ---------
    Total.........................................................  $ 324,704
                                                                    ---------
                                                                    ---------

    Expenses of the Selling Shareholder in connection with the sale and distribution of its securities being registered other than underwriting discounts and commissions are estimated to be approximately $30,000, reflecting underwriting, legal, and miscellaneous expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Act") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity as directors and officers. The Act further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, vote of the shareholders, or otherwise.

    Section 6.04 of the Company's Bylaws provides that the Company shall indemnify all persons to the full extent allowable by law who, by reason of the fact that they are or were a director of the Company, become a party or are threatened to be made a party to any indemnifiable action, suit or proceeding. The Company shall pay, in advance of the final disposition of any indemnifiable action, suit or proceeding under this bylaw, all reasonable expenses incurred by a director, upon receipt of an undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company under the law. The Company may indemnify persons other than directors, such as officers and employees, as permitted by law. The Company may purchase and maintain insurance on behalf of directors, officers and other persons against any liability asserted against him, whether or not the Company would have the power to indemnify such person against such liability, as permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    1. REGULATION S OFFERING. In April 1994, Surety Capital Corporation offered up to 1,555,555 shares of common stock in an offering conducted pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. The sum of 355,000 shares was ultimately sold to four investors $4.50 per share, resulting in aggregate sale proceeds of $1,597,500. For each share of common stock acquired in the Regulation S offering, purchasers also received one warrant giving the holder thereof the right to acquire one additional share of the Company's common stock at a price of $4.50 per share. All of such warrants expired on April 1, 1994 without exercise.

    The shares were sold on a best efforts basis by Masters Financial Group, Inc., a broker-dealer, registered with the National Association of Securities Dealers, Inc., which received commissions of 10% of the gross proceeds from sales. In addition to commissions, Masters Financial Group, Inc. also received a warrant to acquire 35,500 shares of the Company's common stock at an exercise price of $4.50. This warrant expired unexercised on June 17, 1995.

    2. REGULATION D OFFERING. In December 1994, the Company offered up to 1,538,462 shares of common stock in an offering conducted pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company ultimately sold 667,400 shares at a price of $3.25 per share to seven investors, resulting in aggregate sales proceeds of approximately

$2,169,050. The shares were sold on a best efforts basis by Bentley Securities Corporation, a broker-dealer registered with the National Association of Securities Dealers, Inc., which received commissions of 5% of gross proceeds from sales.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits and  financial statement schedules  listed on the  accompanying
Exhibit Index are filed as part of this Registration Statement and such Exhibit Index is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hurst, Texas on the 30th of January 1996.


                                                SURETY CAPITAL CORPORATION
                                          By:          /s/ C. JACK BEAN
                                      ------------------------------------------
                                             C. Jack Bean, Chairman of the Board

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                      CAPACITY                              DATE
-----------------------------------------  ------------------------------------------------  --------------------

            /s/ C. JACK BEAN               Chairman of the Board and Director (Principal       January 30, 1996
    --------------------------------        Executive Officer)
              C. Jack Bean

             /s/ BOB HACKLER               Senior Vice President,                              January 30, 1996
    --------------------------------        Secretary and Director
               Bob Hackler

             /s/ B.J. CURLEY               Vice President and Chief Financial Officer          January 30, 1996
    --------------------------------        (Principal Financial Officer and
               B.J. Curley                  Chief Accounting Officer)

          /s/ CULLEN W. TURNER             Director                                            January 30, 1996
    --------------------------------
            Cullen W. Turner

          /s/ G. M. HEINZELMANN            Director                                            January 30, 1996
    --------------------------------
            G. M. Heinzelmann

           /s/ GARRETT MORRIS              Director                                            January 30, 1996
    --------------------------------
             Garrett Morris

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
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
     1.01  Form of underwriting Agreement between Surety Capital Corporation, Hoefer & Arnett, Incorporated and
            Anchorage Fire & Casualty Insurance Company, in Liquidation with respect to the firm commitment underwriting of shares of the Company's common stock and the shares owned by Anchorage Fire & Casualty
            Insurance Company, in Liquidation.***
     2.01  Reorganization Agreement by and between Bancwell Financial Corp; Dan W. Brent, Jody Person and Joe M.
            Pearson; Texas Bank, N.A.; and Surety Capital Corporation dated July 23, 1992; and Agreement to Merge
            Bank of East Texas with and into Texas Bank, N.A. under the Charter of Texas Bank, N.A. and under the
            Title of Texas Bank, N.A., dated July 23, 1992. (4)
     2.02  Reorganization Agreement by and between Newell Bancshares, Inc.; Dan W. Brent, Jody Pearson and Joe M.
            Pearson; Texas Bank, N.A.; and Surety Capital Corporation, dated July 23, 1992; and Agreement to Merge
            First State Bank with and into Texas Bank, N.A. under the Charter of Texas Bank, N.A. and under the
            Title of Texas Bank, N.A., dated July 23, 1992. (4)
     2.03  Reorganization Agreement by and between The Farmers Guaranty State Bank of Kennard; Dr. Frank A. Smith,
            III; Surety Bank, National Association; and Surety Capital Corporation, dated February 4, 1994; and
            Agreement to Merge The Farmers Guaranty State Bank of Kennard with and into Surety Bank, National
            Association under the Charter of Surety Bank, National Association and under the title of Surety Bank,
            National Association, dated February 4, 1994. (6)
     2.04  Reorganization agreement by and between First National Bank, N.A.; Lloyd W. Butts; D.C. Deegan; Norman
            Denton; Murriel Gilbreath; Robert S. Light; Joe B. Turner, Jr. (the "Shareholders"); Surety Bank,
            National Association; and Surety Capital Corporation; dated May 24, 1994; and Agreement to Merge between Surety Bank, National Association, First National Bank and Joined in by the Shareholders and
            Surety Capital Corporation, dated May 24, 1994. (7)
     2.05  Reorganization Agreement by and between First Midlothian Corporation, First National Bank, N.A., certain individual shareholders and directors of First Midlothian Corporation, Surety Bank, National
            Association, and Surety Capital Corporation dated October 17, 1995; and form of Amendment Number One thereto.*
     2.06  Agreement to Merge SCC Acquisition, Inc. with and into First Midlothian Corporation Under the Charter of
            First Midlothian Corporation and Under the Title of First Midlothian Corporation between First
            Midlothian Corporation; SCC Acquisition, Inc.; and joined in by Surety Bank, National Association and the directors of First Midlothian Corporation and First National Bank, dated October 17, 1995.*
     2.07  Agreement to Consolidate First National Bank and Surety Bank, National Association under the Charter of
            Surety Bank, National Association and under the Title of Surety Bank, National Association between
            Surety Bank, National Association and First National Bank and joined in by SCC Acquisition, Inc. and
            Surety Capital Corporation, dated October 17, 1995.*
     3.01  Certificate of Incorporation of the Company. (1)
     3.02  Amendment to the Certificate of Incorporation, dated April 8, 1987. (2)
     3.03  Certificate of Amendment to the Company's Certificate of Incorporation, as filed with the Delaware
            Secretary of State on April 4, 1988. (3)
     3.04  Certificate of Designations Establishing Series of Shares of Preferred Stock, as filed with the Delaware
            Secretary of State on April 4, 1988. (3)
     3.05  Certification of Elimination of Series of Shares of Preferred Stock of the Company as filed with the
            Delaware Secretary of State on January 31, 1992. (5)
     3.06  Certificate of Amendment to Company's Certificate of Incorporation as filed with Delaware Secretary of
            State on June 14, 1993. (6)
     3.07  Form of Common Stock certificate (specimen). (6)
     3.08  Restated Bylaws of the Company. (8)

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
 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     5.01  Opinion of Secore & Waller, L.L.P. with respect to the validity of the shares to be registered and issued.*
    10.01  Pledge Agreement by and between Surety Capital Corporation and Overton Bank and Trust, N.A., dated
            December 9, 1994. (9)
    10.02  Guaranty Agreement entered into by C. Jack Bean with Overton Bank and Trust, N.A. with respect to the repayment by Surety Capital Corporation of loan from Overton Bank and Trust, N.A., dated December 9,
            1994. (9)
    10.03  Uniform Commercial Code Financing Statement UCC-1 completed with respect to Overton Bank & Trust, N.A.'s security interest in the Shares of Stock of Surety Bank, N.A., owned by Surety Capital Corporation. (9)
    10.04  Promissory Note in the original principal amount of $500,000.00 with Surety Capital Corporation as borrower and Overton Bank and Trust, N.A. as lender with maturity date of June 23, 1996, dated June 23,
            1995; and related Security Agreement (collateral Pledge Agreement) dated June 23, 1995. ***
    10.05  Surety Capital Corporation 1988 Incentive Stock Option Plan of Surety. (5)
    10.06  Form of Change in Control Agreement dated August 16, 1994, as entered into between the Company and C.
            Jack Bean with schedule identifying parties to substantially similar agreements. (8)
    10.07  Lease agreement between Precinct Campus, Inc., as landlord, and Surety Capital Corporation, as tenant, regarding offices located in Hurst, Texas, dated February 14, 1994. (6)
    10.08  Surety Capital Corporation 1995 Incentive Stock Option Plan. (8)
    10.09  Form of Executive Deferred Compensation Agreement and related Adoption Agreement entered into between
            Surety Capital Corporation and Bobby W. Hackler and G.M. Heinzelmann, III, dated August 15, 1995.***
    10.10  Form of Letter Agreements between Surety Capital Corporation and Bobby W. Hackler and G. M. Heinzelmann,
            III, regarding the provision by the Company of term life insurance coverage, dated August 15, 1995.***
    21.01  Subsidiaries of the Registrant.***
    23.01  Consent of Coopers & Lybrand, L.L.P., dated November 28, 1995, with respect to the use of its January
            27, 1995 Report.***
    23.02  Consent of Samson, Robbins & Associates, P.L.L.C. with respect to the use of its November 1, 1995
            Report.***
    23.03  Consent of Secore & Waller, L.L.P.*
    23.04  Consent of Coopers & Lybrand, L.L.P., dated February 2, 1996, with respect to the use of its January 27,
            1995 report.*


------------------------
(1) Filed with Registration Statement No. 33-1983 on Form S-1 and incorporated by reference herein.

(2) Filed with the Company's Form 10-K dated October 31, 1987 and incorporated by reference herein.

(3) Filed with the Company's Form 10-Q for the quarter ended April 30, 1988 and incorporated by reference herein.

(4) Filed with Registration Statement No. 33-44893 on Form S-3 and incorporated by reference herein.

(5) Filed with the Company's Form 10-K dated December 31, 1991 and incorporated by reference herein.

(6) Filed with the Company's Form 10-K dated December 31, 1993 and incorporated by reference herein.

(7) Filed with the Company's Form 8-K dated December 8, 1994 and incorporated by reference herein.

(8) Filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and incorporated by reference herein.

(9) Filed with Registration Statement No. 33-89264 on Form S-2 and incorporated by reference herein.

  * Filed herein.
 ** To be filed.
*** Filed previously.